Exhibit 99.1

PART II

Item 6.	Selected Financial Data

The following table sets forth our selected financial and operating data on a historical basis, which has been revised for the reclassification of (1) losses from early extinguishments of debt in accordance with SFAS No. 145, (2) the restatement of earnings per share to include the effects of participating securities in accordance with EITF 03-6 and (3) the disposition of qualifying properties during 2007, 2006, 2005, 2004, 2003 and 2002 which have been reclassified as discontinued operations, for the periods presented, in accordance with SFAS No. 144. Refer to Note 19 of the Consolidated Financial Statements. The following data should be read in conjunction with our financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 10-K.

Our historical operating results may not be comparable to our future operating results.

	For the year ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Statement of Operations Information:
Total revenue	$1,428,897	$1,393,871	$1,345,525	$1,245,172	$1,125,888

Expenses:
Rental operating	440,142	436,751	414,857	392,598	358,104
Hotel operating	24,966	22,776	21,709	20,206	12,229
General and administrative	59,375	55,471	53,636	45,359	47,292
Interest	298,260	308,091	306,170	299,436	263,067
Depreciation and amortization	273,247	263,648	247,252	204,170	173,759
Net derivative losses	—	—	—	1,038	11,874
Losses from early extinguishments of debt	32,143	12,896	6,258	1,474	2,386
Losses on investments in securities	—	—	—	—	4,297

Income before income from unconsolidated joint ventures and minority interests	300,764	294,238	295,643	280,891	252,880
Income from unconsolidated joint ventures	24,507	4,829	3,380	6,016	7,954
Minority interests	(68,945)	(66,446)	(61,488)	(69,542)	(67,243)

Income before gains on sales of real estate	256,326	232,621	237,535	217,365	193,591
Gains on sales of real estate and other assets, net of minority interest	606,394	151,884	8,149	57,574	190,443

Income before discontinued operations	862,720	384,505	245,684	274,939	384,034
Discontinued operations, net of minority interest	10,915	58,010	38,333	90,383	60,349

Income before cumulative effect of a change in accounting principle	873,635	442,515	284,017	365,322	444,383
Cumulative effect of a change in accounting principle, net of minority interest	—	(4,223)	—	—	—

Net income before preferred dividend	873,635	438,292	284,017	365,322	444,383
Preferred dividend	—	—	—	—	(3,412)

Net income available to common shareholders	$873,635	$438,292	$284,017	$365,322	$440,971

Basic earnings per share:
Income before discontinued operations and cumulative effect of a change in accounting principle	$7.52	$3.46	$2.31	$2.78	$3.92
Discontinued operations, net of minority interest	0.10	0.52	0.36	0.93	0.65
Cumulative effect of a change in accounting principle, net of minority interest	—	(0.04)	—	—	—

Net income available to common shareholders	$7.62	$3.94	$2.67	$3.71	$4.57

Weighted average number of common shares outstanding	114,721	111,274	106,458	96,900	93,145

Diluted earnings per share:
Income before discontinued operations and cumulative effect of a change in accounting principle	$7.37	$3.39	$2.26	$2.73	$3.86
Discontinued operations, net of minority interest	0.09	0.51	0.35	0.92	0.64
Cumulative effect of a change in accounting principle, net of minority interest	—	(0.04)	—	—	—

Net income available to common shareholders	$7.46	$3.86	$2.61	$3.65	$4.50

Weighted average number of common and common equivalent shares outstanding	117,077	113,559	108,762	98,486	94,612

	December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Balance Sheet information:
Real estate, gross	$9,552,458	$9,151,175	$9,291,227	$8,983,260	$8,670,711
Real estate, net	8,160,403	7,886,102	8,147,858	7,981,825	7,847,778
Cash and cash equivalents	725,788	261,496	239,344	22,686	55,275
Total assets	9,695,022	8,902,368	9,063,228	8,551,100	8,427,203
Total indebtedness	4,600,937	4,826,254	5,011,814	5,004,720	5,147,220
Minority interests	623,508	739,268	786,328	830,133	844,581
Stockholders’ equity	3,223,226	2,917,346	2,936,073	2,400,163	2,159,590

	For the year ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share data)
Other Information:
Funds from Operations available to common shareholders (1)	$501,125	$479,726	$459,497	$410,012	$380,814
Funds from Operations available to common shareholders, as adjusted (1)	527,665	488,972	459,497	412,073	399,489
Dividends declared per share	8.12	5.19	2.58	2.50	2.41
Cash flow provided by operating activities	527,979	472,249	429,506	488,275	437,380
Cash flow provided by (used in) investing activities	229,756	356,605	(171,014)	97,496	(1,017,283)
Cash flow provided by (used in) financing activities	(293,443)	(806,702)	(41,834)	(618,360)	537,111
Total square feet at end of year	43,389	42,013	44,117	43,894	42,411
Percentage leased at end of year	94.2%	93.8%	92.1%	92.1%	93.9%

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. Amount represents our share, which was 84.40%, 83.74%, 82.97%, 82.06% and 81.98% for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, after allocation to the minority interest in the Operating Partnership.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, for year ended December 31, 2006 and 2005 which excludes the effects of the losses from early extinguishments of debt associated with the sales of real estate. The adjustment to exclude losses from early extinguishments of debt results when the sale of real estate encumbered by debt requires us to pay the extinguishment costs prior to the debt’s stated maturity and to write-off unamortized loan costs at the date of the extinguishment. Such costs are excluded from the gains on sales of real estate reported in accordance with GAAP. However, we view the losses from early extinguishments of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

The adjustments for net derivative losses related to non-qualifying derivative contracts for the years ended December 31, 2003 and 2002 resulted from interest rate contracts we entered into prior to the effective date of SFAS No. 133 to limit our exposure to fluctuations in interest rates with respect to variable rate debt associated with real estate projects under development. Upon transition to SFAS No. 133 on January 1, 2001, the impacts of these contracts were recorded in current earnings, while prior to that time they were capitalized. Although these adjustments were attributable to a single hedging program, the underlying contracts extended over multiple reporting periods and therefore resulted in adjustments from 2002 through the third quarter of 2003. Management presents FFO before the impact of non-qualifying derivative contracts because economically this interest rate hedging program was consistent with our risk management objective of limiting our exposure to interest rate volatility and the change in accounting under GAAP did not correspond to a substantive difference. Management does not currently anticipate structuring future hedging programs in a manner that would give rise to this kind of adjustment.

The adjustments for early lease surrender for the year ended December 31, 2002 resulted from a unique lease transaction related to the surrender of space by a tenant that was accounted for as a termination for GAAP purposes and recorded in income at the time the space was surrendered. However, we continued to collect payments monthly after the surrender of space through the month of July 2002, the date on which the terminated lease would otherwise have expired under its original terms. Management presents FFO after the early surrender lease adjustment because economically this transaction impacted periods subsequent to the time the space was surrendered by the tenant and, therefore, recording the entire amount of the lease termination payment in a single period made FFO less useful as an indicator of operating performance. Although these adjustments are attributable to a single lease, the transaction impacted multiple reporting periods and resulted in an adjustment for the year ended December 31, 2002.

Although our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the losses from early extinguishments of debt associated with the sales of real estate, adjustments for non-qualifying derivative contracts and early lease surrender payments, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Neither FFO, nor FFO as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. Neither FFO nor FFO, as adjusted, represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO, as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

A reconciliation of FFO, and FFO, as adjusted, to net income available to common shareholders computed in accordance with GAAP is provided under the heading of “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations.”

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the federal securities laws, principally, but not only, under the captions “Business-Business and Growth Strategies,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We caution investors that any forward-looking statements in this report, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result” “should,” “will,” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. These statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those anticipated, estimated or projected by the forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•

general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	failure to manage effectively our growth and expansion into new markets and sub-markets or to integrate acquisitions and developments successfully;

•

risks and uncertainties affecting property development and construction (including, without limitation, construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities);

•

risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments, including the risk associated with interest rates impacting the cost and/or availability of financing;

•	risks associated with forward interest rate contracts and the effectiveness of such arrangements;

•	risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets;

•	risks associated with actual or threatened terrorist attacks;

•	risks associated with the impact on our insurance program if TRIA, which expires on December 31, 2007, is not extended or is extended on different terms;

•	costs of compliance with the Americans with Disabilities Act and other similar laws;

•	potential liability for uninsured losses and environmental contamination;

•	risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

•	possible adverse changes in tax and environmental laws;

•	risks associated with possible state and local tax audits; and

•	risks associated with our dependence on key personnel whose continued service is not guaranteed.

The risks included here are not exhaustive. Other sections of this report, including “Part I, Item 1A- Risk Factors,” include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise.

Overview

We are a fully integrated self-administered and self-managed REIT and one of the largest owners and developers of Class A office properties in the United States. Our properties are concentrated in five markets—Boston, midtown Manhattan, Washington, D.C., San Francisco and Princeton, NJ. We generate revenue and cash primarily by leasing our Class A office space to our tenants. Factors we consider when we lease space include the creditworthiness of the tenant, the length of the lease, the rental rate to be paid, the costs of tenant improvements, current and anticipated operating costs and real estate taxes, our current and anticipated vacancy, current and anticipated future demand for office space generally and general economic factors. We also generate cash through the sale of assets, which may be either non-core assets that have limited growth potential or core assets that command premiums from real estate investors.

The office markets in which we operate continued to show dramatic improvement over the past twelve months, with the pace of rental rate growth and the demand for high-quality space continuing to accelerate. We continue to experience strong market rental rate growth in midtown Manhattan, San Francisco, Washington, D.C. and Boston. We expect this trend to continue, but its impact on our rental revenues will be felt gradually given the modest amount of 2007 lease expirations. Some of the leases that expire in 2007 reflect the high rents achieved in the late 1990s and early 2000s, and therefore we could experience some roll down in near-term rents at certain properties in our portfolio despite the positive overall trends in our markets.

Our core strategy has always been to operate in supply constrained markets, so combining strong demand, increasing replacement costs and scarcity of supply, we expect our assets to continue to appreciate over time. Many individuals and institutions have recognized these same conditions which have translated into a supply of capital that continues to compete to own commercial real estate assets. We remain concerned that making significant acquisitions at today’s pricing levels could reduce our ability to enhance our long-term earnings growth rate, so we have chosen the path of selectively selling assets, reducing the overall size of the portfolio and focusing our more substantial investments on new development opportunities. During 2006, we sold $1.26 billion of assets, compared with $838 million during 2005.

We believe the sale of 280 Park Avenue in June 2006 and the sale of 5 Times Square on February 15, 2007 are evidence of a trend that sees allocators of capital continuing to place premiums on high-quality, well-located office buildings resulting in lower capitalization rates and higher prices per square foot. As an owner of these types of assets, we are pleased with higher valuations, and, given current market conditions, we intend to continue to explore the selective sale of some of our assets (including core assets) to realize some of this value. Unfortunately, the same market conditions that are leading to record valuations for Class A office buildings and that make significant asset sales attractive to us are also continuing to make it more difficult for us to acquire assets at what we believe to be attractive rates of return. However, we have acquired and intend to pursue the acquisition of assets at attractive initial rates of return or where the potential exists for long-term value appreciation.

As we look forward into 2007 and 2008, we will be operating with a smaller portfolio than in prior years and we will be concentrating on a growing development pipeline. Given current market conditions, we generally believe that the returns we can generate from developments will be significantly greater than those we can expect to realize from acquisitions. As a result, we will continue to focus significant energy and capital on our current and future development pipeline. We are also considering alternative uses (i.e., non-office) for some of our land holdings and may participate in or undertake alternative development projects. During 2006, we started more than $300 million of developments and in 2007 we anticipate starting in excess of $1 billion of developments.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. From time to time, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

Real Estate

Upon acquisitions of real estate, we assess the fair value of acquired tangible and intangible assets, including land, buildings, tenant improvements, “above-” and “below-market” leases, origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and allocate the purchase price to the acquired assets and assumed liabilities, including land at appraised value and buildings at replacement cost. We assess and consider fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. Based on our acquisitions to date, our allocation to customer relationship intangible assets has been immaterial.

We record acquired “above-” and “below-market” leases at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.

Real estate is stated at depreciated cost. The cost of buildings and improvements includes the purchase price of property, legal fees and other acquisition costs. Costs directly related to the development of properties are capitalized. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An impairment loss is recognized if the carrying amount of its assets is not recoverable and exceeds its fair value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be “long-lived assets to be held and used” as defined by SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) are considered on an undiscounted basis to determine whether an asset has been impaired, our established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

SFAS No. 144 requires that qualifying assets and liabilities and the results of operations that have been sold, or otherwise qualify as “held for sale,” be presented as discontinued operations in all periods presented if the property operations are expected to be eliminated and we will not have significant continuing involvement following the sale. The components of the property’s net income that is reflected as discontinued operations include the net gain (or loss) upon the disposition of the property held for sale, operating results, depreciation and interest expense (if the property is subject to a secured loan). We generally consider assets to be “held for sale” when the transaction has been approved by our Board of Directors, or a committee thereof, and there are no known significant contingencies relating to the sale, such that the property sale within one year is considered probable. Following the classification of a property as “held for sale,” no further depreciation is recorded on the assets.

A variety of costs are incurred in the acquisition, development and leasing of properties. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Projects.” The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion (1) substantially completed and (2) occupied or held available for occupancy, and we capitalize only those costs associated with the portion under construction.

Investments in Unconsolidated Joint Ventures

Except for ownership interests in variable interest entities, we account for our investments in joint ventures under the equity method of accounting because we exercise significant influence over, but do not control, these entities. These investments are recorded initially at cost, as Investments in Unconsolidated Joint Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of unconsolidated joint ventures over the life of the related asset. Under the equity method of accounting, our net equity is reflected within the Consolidated Balance Sheets, and our share of net income or loss from the joint ventures is included within the Consolidated Statements of Operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses, however, our recognition of joint venture income or loss generally follows the joint venture’s distribution priorities, which may change upon the achievement of certain investment return thresholds. For ownership interests in variable interest entities, we consolidate those in which we are the primary beneficiary.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the terms of our respective leases. In accordance with SFAS No. 141, we recognize rental revenue of acquired in-place “above-” and “below-market” leases at their fair values over the terms of the respective leases. Accrued rental income as reported on the Consolidated Balance Sheets represents rental income recognized in excess of rent payments actually received pursuant to the terms of the individual lease agreements.

Our leasing strategy is generally to secure creditworthy tenants that meet our underwriting guidelines. Furthermore, following the initiation of a lease, we continue to actively monitor the tenant’s creditworthiness to ensure that all tenant related assets are recorded at their realizable value. When assessing tenant credit quality, we:

•	review relevant financial information, including:

•	financial ratios;

•	net worth;

•	debt to market capitalization; and

•	liquidity;

•	evaluate the depth and experience of the tenant’s management team; and

•	assess the strength/growth of the tenant’s industry.

As a result of the underwriting process, tenants are then categorized into one of three categories:

(1)	low risk tenants;

(2)	the tenant’s credit is such that we require collateral, in which case we:

•	require a security deposit; and/or

•	reduce upfront tenant improvement investments; or

(3)	the tenant’s credit is below our acceptable parameters.

We maintain a rigorous process of monitoring the credit quality of our tenant base. We provide an allowance for doubtful accounts arising from estimated losses that could result from the tenant’s inability to make required current rent payments and an allowance against accrued rental income for future potential losses that we deem to be unrecoverable over the term of the lease.

Tenant receivables are assigned a credit rating of 1-4 with a rating of 1 representing the highest possible rating with no allowance recorded and a rating of 4 representing the lowest credit rating, recording a full reserve against the receivable balance. Among the factors considered in determining the credit rating include:

•	payment history;

•	credit status and change in status (credit ratings for public companies are used as a primary metric);

•	change in tenant space needs (i.e., expansion/downsize);

•	tenant financial performance;

•	economic conditions in a specific geographic region; and

•	industry specific credit considerations.

If our estimates of collectibility differ from the cash received, the timing and amount of our reported revenue could be impacted. The average remaining term of our in-place tenant leases was approximately 7.8 years as of December 31, 2006. The credit risk is mitigated by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and frequent monitoring of our portfolio to identify potential problem tenants.

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with Emerging Issues Task Force, or EITF, Issue 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” or Issue 99-19. Issue 99-19 requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk. We also receive reimbursement of payroll and payroll related costs from third parties which we reflect on a net basis in accordance with Issue 99-19.

Our hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

We receive management and development fees from third parties. Management fees are recorded and earned based on a percentage of collected rents at the properties under management, and not on a straight-line basis, because such fees are contingent upon the collection of rents. We review each development agreement and record development fees on a straight-line basis or percentage of completion depending on the risk associated with each project. Profit on development fees earned from joint venture projects is recognized as revenue to the extent of the third party partners’ ownership interest.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66, “Accounting for Sales of Real Estate.” The specific timing of the sale is measured against various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Depreciation and Amortization

We compute depreciation and amortization on our properties using the straight-line method based on estimated useful asset lives. In accordance with SFAS No. 141, we allocate the acquisition cost of real estate to land, building, tenant improvements, acquired “above-” and “below-market” leases, origination costs and acquired in-place leases based on an assessment of their fair value and depreciate or amortize these assets over their useful lives. The amortization of acquired “above-” and “below-market” leases and acquired in-place leases is recorded as an adjustment to revenue and depreciation and amortization, respectively, in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

For purposes of disclosure, we calculate the fair value of our mortgage notes payable and unsecured senior notes. We discount the spread between the future contractual interest payments and future interest payments on our mortgage debt and unsecured notes based on a current market rate. In determining the current market rate, we add our estimate of a market spread to the quoted yields on federal government treasury securities with similar maturity dates to our own debt. Because our valuations of our financial instruments are based on these types of estimates, the fair value of our financial instruments may change if our estimates do not prove to be accurate.

Results of Operations

The following discussion is based on our Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004.

At December 31, 2006, 2005 and 2004, we owned or had interests in a portfolio of 131, 121 and 125 properties, respectively (the “Total Property Portfolio”). As a result of changes within our Total Property Portfolio, the financial data presented below shows significant changes in revenue and expenses from period-to-period. Accordingly, we do not believe that our period-to-period financial data with respect to the Total Property Portfolio are necessarily meaningful. Therefore, the comparisons of operating results for the years ended 2006, 2005 and 2004 show separately the changes attributable to the properties that were owned by us throughout each period compared (the “Same Property Portfolio”) and the changes attributable to the Total Property Portfolio.

In our analysis of operating results, particularly to make comparisons of net operating income between periods meaningful, it is important to provide information for properties that were in-service and owned by us throughout each period presented. We refer to properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by us through the end of the latest period presented as our Same Property Portfolio. The Same Property Portfolio therefore excludes properties placed in-service, acquired or repositioned after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented.

Net operating income, or “NOI,” is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus cumulative effect of a change in accounting principle (net of minority interest), minority interest in Operating Partnership, losses from early extinguishments of debt, depreciation and amortization, interest expense, general and administrative expense, less gains on sales of real estate from discontinued operations (net of minority interest), income from discontinued operations (net of minority interest), gains on sales of real estate and other assets (net of minority interest), income from unconsolidated joint ventures, minority interest in property partnerships, interest and other income and development and management services revenue. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets.

Our management also uses NOI to evaluate regional property level performance and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unleveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

Comparison of the year ended December 31, 2006 to the year ended December 31, 2005

The table below shows selected operating information for the Same Property Portfolio and the Total Property Portfolio. The Same Property Portfolio consists of 112 properties, including properties acquired or placed in-service on or prior to January 1, 2005 and owned through December 31, 2006, totaling approximately 29.0 million net rentable square feet of space (excluding square feet of structured parking). The Total Property Portfolio includes the effects of the other properties either placed in-service, acquired or repositioned after January 1, 2005 or disposed of on or prior to December 31, 2006. The Same Property Portfolio includes our Cambride Center Marriott hotel property, but does not include the Long Wharf Marriott hotel property, which was sold on March 23, 2007. This table includes a reconciliation from the Same Property Portfolio to the Total Property Portfolio by also providing information for the year ended December 31, 2006 and 2005 with respect to the properties which were acquired, placed in-service, repositioned or sold.

	Same Property Portfolio							Properties Sold				Properties Acquired				Properties Placed In-Service				Properties Repositioned		Total Property Portfolio
(dollars in thousands)	2006		2005		Increase/ (Decrease)		%Change	2006		2005		2006		2005		2006		2005		2006	2005	2006	2005	Increase/ (Decrease)	%Change
Rental Revenue:
Rental Revenue		$1,239,024		$1,205,489		$33,535	2.78%		$32,208		$104,430		$15,498		$28		$24,117		$412	$20,402	$13,094	$1,331,249	$1,323,453	$7,796	0.59%
Termination Income		8,137		5,416		2,721	50.24%		—		6,064		—		—		—		—	—	—	8,137	11,480	(3,343)	(29.12%)

Total Rental Revenue		1,247,161		1,210,905		36,256	2.99%		32,208		110,494		15,498		28		24,117		412	20,402	13,094	1,339,386	1,334,933	4,453	0.33%

Real Estate Operating Expenses		409,814		388,370		21,444	5.52%		14,307		44,818		5,866		18		4,731		122	5,424	3,423	440,142	436,751	3,391	0.78%

Net Operating Income, excluding hotels		837,347		822,535		14,812	1.80%		17,901		65,676		9,632		10		19,386		290	14,978	9,671	899,244	898,182	1,062	0.12%

Hotel Net Operating Income (1)		8,048		6,874		1,174	17.08%		—		—		—		—		—		—	—	—	8,048	6,874	1,174	17.08%

Consolidated Net Operating Income (1)		845,395		829,409		15,986	1.93%		17,901		65,676		9,632		10		19,386		290	14,978	9,671	907,292	905,056	2,236	0.25%

Other Revenue:
Development and Management services		—		—		—	—		—		—		—		—		—		—	—	—	19,820	17,310	2,510	14.50%
Interest and Other		—		—		—	—		—		—		—		—		—		—	—	—	36,677	11,978	24,699	206.20%

Total Other Revenue		—		—		—	—		—		—		—		—		—		—	—	—	56,497	29,288	27,209	92.90%
Other Expenses:
General and administrative		—		—		—	—		—		—		—		—		—		—	—	—	59,375	55,471	3,904	7.04%
Interest		—		—		—	—		—		—		—		—		—		—	—	—	298,260	308,091	(9,831)	(3.19)%
Depreciation and amortization		252,590		244,205		8,385	3.43%		3,502		17,695		6,758		—		7,365		94	3,032	1,655	273,247	263,648	9,599	3.64%
Losses from early extinguishments of debt		—		—		—	—		—		—		—		—		—		—	—	—	32,143	12,896	19,247	149.25%

Total Other Expenses		252,590		244,205		8,385	3.43%		3,502		17,695		6,758		—		7,365		94	3,032	1,655	663,025	640,106	22,919	3.58%
Income before minority interests		$592,805		$585,204		$7,601	1.30%		$14,399		$47,981		$2,874		$10		$12,021		$196	$11,946	$8,016	$300,764	$294,238	$6,526	2.22%
Income from unconsolidated joint ventures	$		$		$		%	$		$		$		$		$		$		$—	$—	24,507	4,829	19,678	407.50%

Income from discontinued operations, net of minority interest		$10,915		$8,446		$2,469	29.23%	$			$1,908		$—		$—		$—		$—	$—	$—	10,915	10,354	561	5.42%
Minority interests in property partnerships																						2,013	6,017	(4,004)	(66.54)%
Minority interest in Operating Partnership																						(70,958)	(72,463)	1,505	2.08%
Gains on sales of real estate, net of minority interest																						606,394	151,884	454,510	299.25%
Gains on sales of real estate from discontinued operations, net of minority interest																						—	47,656	(47,656)	(100.0)%
Cumulative effect of a change in accounting principle, net of minority interest																						—	(4,223)	4,223	100.0%

Net Income available to common shareholders																						$873,635	$438,292	$435,343	99.33%

(1)	For a detailed discussion of NOI, including the reasons management believes NOI is useful to investors, see page . Hotel Net Operating Income for the years ended December 31, 2006 and 2005 are comprised of Hotel Revenue of $33,014 and $29,650 less Hotel Expenses of $24,966 and $22,776, respectively per the Consolidated Income Statement.

Rental Revenue

The increase of approximately $7.8 million in the Total Property Portfolio Rental Revenue is comprised of increases and decreases within the five categories that comprise our Total Property Portfolio. Rental revenue from the Same Property Portfolio increased approximately $33.5 million, Properties Sold decreased approximately $72.2 million, Properties Acquired increased approximately $15.5 million, Properties Placed In-Service increased approximately $23.7 million and Properties Repositioned increased approximately $7.3 million for the year ended December 31, 2006 compared to the year ended December 31, 2005.

Rental revenue from the Same Property Portfolio increased approximately $33.5 million for the year ended December 31, 2006 compared to 2005. Included in the Same Property Portfolio rental revenue is an overall increase in base rental revenue of approximately $35.7 million, offset by a decrease of approximately $17.5 million in straight-line rents, primarily due to the reduction of free rent at Times Square Tower during the prior year. Approximately $14.3 million of the increase from the Same Property Portfolio was due to an increase in recoveries from tenants which correlates with the increase in operating expenses. Approximately $1.0 million of the increase from the Same Property Portfolio was due to an increase in parking and other income.

The increase in rental revenue from Properties Placed In-Service relates to placing in-service our Seven Cambridge Center development project in the first quarter of 2006 and 12290 Sunrise Valley in the second quarter of 2006. During the fourth quarter of 2005, we placed our West Garage phase of our Seven Cambridge Center development into service which is included as part of Seven Cambridge Center below. Rental revenue from Properties Placed In-Service increased approximately $23.7 million, as detailed below:

Property	Date Placed In- Service	Rental Revenue for the year ended December 31
		2006	2005	Change
		(in thousands)
Seven Cambridge Center	First Quarter, 2006	$19,940	$412	$19,528
12290 Sunrise Valley	Second Quarter, 2006	4,177	—	4,177

Total		$24,117	$412	$23,705

The acquisition of Prospect Place on December 30, 2005, 303 Almaden Boulevard on June 30, 2006, 3200 Zanker Road on August 10, 2006 and Four and Five Cambridge Center on November 30, 2006, increased revenue from Properties Acquired by approximately $15.5 million for the year ended December 31, 2006 as detailed below:

Property	Date Acquired	Rental Revenue for the year ended December 31
		2006	2005	Change
		(in thousands)
Prospect Place	December 30, 2005	$7,253	$28	$7,225
303 Almaden Avenue	June 30, 2006	3,141	—	3,141
3200 Zanker Road	August 10, 2006	3,839	—	3,839
Four and Five Cambridge Center	November 30, 2006	1,265	—	1,265

Total		$15,498	$28	$15,470

Rental revenue from Properties Repositioned for the year ended December 31, 2006 increased approximately $7.3 million over the year ended December 31, 2005. Our Capital Gallery expansion project is included in Properties Repositioned for the year ended December 31, 2006 and December 31, 2005. In April 2006, tenants began to take occupancy and we placed our Capital Gallery expansion project in-service in July 2006.

The aggregate increase in rental revenue was offset by the sales of 280 Park Avenue in June 2006 and Embarcadero Center West Tower, Riverfront Plaza and 100 East Pratt Street during 2005. These properties have not been classified as discontinued operations due to our continuing involvement as the property manager for each property through agreements entered into at the time of sale. Rental Revenue from Properties Sold decreased by approximately $72.2 million, as detailed below:

Property	Date Sold	Rental Revenue for the year ended December 31
		2006	2005	Change
		(in thousands)
280 Park Avenue	June 6, 2006	$32,208	$72,183	$(39,975)
Riverfront Plaza	May 16, 2005	—	8,760	(8,760)
100 East Pratt Street	May 12, 2005	—	8,406	(8,406)
Embarcadero Center West Tower	December 14, 2005	—	15,081	(15,081)

Total		$32,208	$104,430	$(72,222)

Termination Income

Termination income for the year ended December 31, 2006 was related to multiple tenants across the Total Property Portfolio that terminated their leases, and we recognized termination income totaling approximately $8.1 million. This compared to termination income of $11.5 million for the year ended December 31, 2005 related to twenty-three tenants.

Real Estate Operating Expenses

The $3.4 million increase in property operating expenses (real estate taxes, utilities, insurance, repairs and maintenance, cleaning and other property-related expenses) in the Total Property Portfolio is comprised of increases and decreases within five categories that comprise our Total Property Portfolio. Operating expenses for the Same Property Portfolio increased approximately $21.4 million, Properties Sold decreased approximately $30.5 million, Properties Acquired increased approximately $5.8 million, Properties Placed In-Service increased approximately $4.6 million and Properties Repositioned increased approximately $2.0 million.

Operating expenses from the Same Property Portfolio increased approximately $21.4 million for the year ended December 31, 2006 compared to 2005. Included in Same Property Portfolio operating expenses is an increase in utility expenses of approximately $5.4 million, which represents an increase of approximately 7.0% over the prior year to date. In addition, real estate taxes increased approximately $8.5 million due to increased real estate tax assessments, with more than half of this increase specifically attributed to properties located in New York City. The remaining $7.5 million increase in the Same Property Portfolio operating expenses is related to an increase in repairs and maintenance.

The acquisitions of Prospect Place on December 30, 2005, 303 Almaden Boulevard on June 30, 2006, 3200 Zanker Road on August 10, 2006 and Four and Five Cambridge Center on November 30, 2006 increased operating expenses from Properties Acquired by approximately $5.8 million for the year ended December 31, 2006 as detailed below:

Property	Date Acquired	Real Estate Operating Expenses for the year ended December 31
		2006	2005	Change
		(in thousands)
Prospect Place	December 30, 2005	$3,627	$18	$3,609
303 Almaden Avenue	June 30, 2006	1,223	—	1,223
3200 Zanker Road	August 10, 2006	497	—	497
Four and Five Cambridge Center	November 30, 2006	519		519

Total		$5,866	$18	$5,848

The increase in operating expenses from Properties Placed In-Service relates to placing in-service our Seven Cambridge Center development project in the first quarter of 2006 and 12290 Sunrise Valley in the second quarter of 2006. During the fourth quarter of 2005, we placed our West Garage phase of our Seven Cambridge Center development into service and it is included as part of Seven Cambridge Center below. Operating expenses from Properties Placed In-Service increased approximately $4.6 million, as detailed below:

Property	Date Placed In- Service	Real Estate Operating Expenses for the year ended December 31
		2006	2005	Change
		(in thousands)
Seven Cambridge Center	First Quarter, 2006	$4,277	$122	$4,155
12290 Sunrise Valley	Second Quarter, 2006	454	—	454

Total		$4,731	$122	$4,609

Operating expenses from Properties Repositioned for the year ended December 31, 2006 increased approximately $2.0 million over the year ended December 31, 2005. Our Capital Gallery expansion project is included in Properties Repositioned for the year ended December 31, 2006 and December 31, 2005. In April 2006, tenants began to take occupancy and during July 2006, we placed our Capital Gallery expansion project in-service.

A decrease of approximately $30.5 million in the Total Property Portfolio operating expenses was due to the sales of 280 Park Avenue in June 2006 and Embarcadero Center West Tower, 100 East Pratt Street and Riverfront Plaza in 2005, as detailed below:

Property	Date Sold	Real Estate Operating Expenses for the year ended December 31
		2006	2005	Change
		(in thousands)
280 Park Avenue	June 6, 2006	$14,307	$32,418	$(18,111)
100 East Pratt Street	May 12, 2005	—	3,019	(3,019)
Riverfront Plaza	May 16, 2005	—	2,864	(2,864)
Embarcadero Center West Tower	December 14, 2005	—	6,517	(6,517)

Total		$14,307	$44,818	$(30,511)

We continue to review and monitor the impact of rising insurance and energy costs, as well as other factors, on our operating budgets for fiscal year 2007. Because some operating expenses are not recoverable from tenants, an increase in operating expenses due to one or more of the foregoing factors could have an adverse effect on our results of operations.

Hotel Net Operating Income

Net operating income for the hotel properties increased approximately $1.2 million, a 17.08% increase for the year ended December 31, 2006 as compared to 2005. For the years ended December 31, 2006 and 2005, the operations of the Long Wharf Marriott have been included as part of discontinued operations due to its sale on March 23, 2007. For the year ended December 31, 2005 the operations of the Residence Inn by Marriott has been included as part of discontinued operations due to its sale on November 4, 2005.

The following reflects our occupancy and rate information for our Cambridge Center Marriott hotel property for the year ended December 31, 2006 and 2005:

	2006	2005	Percentage Change
Occupancy	75.1%	73.7%	1.9%
Average daily rate	$194.52	$176.98	9.9%
Revenue per available room, REVPAR	$146.15	$130.47	12.0%

Development and Management Services

Development and Management Services income increased approximately $2.5 million for the year ended December 31, 2006 compared to 2005. Management Service income has increased approximately $1.6 million due to management contracts following the sales of 100 East Pratt Street, Riverfront Plaza and Embarcadero Center West Tower in 2005, as well as the sale of 280 Park Avenue on June 6, 2006. Approximately $0.5 million of the increase related to tenant improvement construction management fees earned, the majority of which was in San Francisco. An increase in development income of approximately $0.4 million was due to the increasing development activity at our 505 9th Street joint venture project.

Interest and Other Income

Interest and other income increased by approximately $24.7 million for the year ended December 31, 2006 compared to 2005 as a result of higher overall interest rates and increased cash balances. During the second quarter of 2006, we issued $450 million of 3.75% exchangeable senior notes due 2036. On June 6, 2006, we completed the sale of 280 Park Avenue for net cash proceeds of approximately $875 million. The decision to declare a special dividend was the result of the sales of assets in 2006, including 280 Park Avenue and 265 Franklin Street.

Other Expenses

General and Administrative

General and administrative expenses increased approximately $3.9 million for the year ended December 31, 2006 compared to 2005. An overall increase of approximately $4.7 million was attributed to bonuses and salaries for the year ended December 31, 2006 compared to 2005 and approximately $1.5 million related to tax savings during 2005. These increases were offset by approximately $2.1 million of decreased accounting- and legal-related expenses, and other overall decreases aggregating approximately $0.2 million. We anticipate our general and administrative expenses to be between $66 million and $67 million for the year 2007. A significant portion of the expected increase results from the final ramp-up on our long-term equity compensation program described below.

Commencing in 2003, we issued restricted stock and/or LTIP Units, as opposed to granting stock options and restricted stock, under the 1997 Stock Option and Incentive Plan as our primary vehicle for employee equity compensation. An LTIP Unit is generally the economic equivalent of a share of our restricted stock. Employees generally vest in restricted stock and LTIP Units over a five-year term (for awards granted prior to 2003, vesting is in equal annual installments; for those granted in 2003 through 2006, vesting occurs over a five-year term with annual vesting of 0%, 0%, 25%, 35% and 40%; and for awards granted in 2007, vesting will occur in equal annual installments over a four-year term). Restricted stock and LTIP Units are valued based on observable market prices for similar instruments. Such value is recognized as an expense ratably over the corresponding employee service period. LTIP Units that were issued in January 2005 and all subsequent LTIP Unit awards will be valued using an option pricing model in accordance with the provisions of SFAS No. 123R. To the extent restricted stock or LTIP Units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to “stock-based compensation.” Stock-based compensation associated with approximately $11.4 million of restricted stock and LTIP Units granted in January 2005 and approximately $11.3 million of restricted stock and LTIP Units granted in April 2006 will be incurred ratably as such restricted stock and LTIP Units vest.

Interest Expense

Interest expense for the Total Property Portfolio decreased approximately $9.8 million for the year ended December 31, 2006 compared to 2005. The majority of the decreases are due to (1) the repayment of outstanding mortgage debt in connection with the sales of 280 Park Avenue in June 2006, Riverfront Plaza and 100 East Pratt Street in the second quarter of 2005, and Embarcadero Center West Tower in October 2005, which collectively decreased interest expense by $20.4 million and (2) the repayment of our mortgage loans collateralized by Capital Gallery, Montvale Center, 101 Carnegie Center, 191 Spring Street and 601 and 651 Gateway Boulevard, which decreased interest expense approximately $8.2 million. These decreases were offset by (1) increases of approximately $8.6 million at Times Square Tower due to increasing interest rates (5.85% on December 31, 2006 and 4.87% on December 31, 2005) and the increased principal balance due to the refinancing of the mortgage loan in June 2005, (2) an increase of approximately $12.3 million related to interest paid on the $450 million of 3.75% exchangeable senior notes due 2036 issued in the second quarter of 2006 by our Operating Partnership and (3) a net increase of approximately $1.2 million due to the interest imputed on the unpaid redemption price related to the redemption of the outside members’ equity interest at Citigroup Center to reflect the fair value of debt as well as the impact of placing Seven Cambridge Center into service prior to the repayment of debt. The remaining decrease is attributed to scheduled loan amortization on our outstanding debt.

We expect interest expense to decrease in 2007, taking into account approximately (1) $361 million of debt repayments during 2006, (2) debt defeasance of approximately $254.4 million in connection with the sale of 280 Park Avenue, an increase in capitalized interest due to development projects, offset by interest on our unsecured exchangeable senior notes and the refinancing of our 599 Lexington Avenue mortgage loan.

At December 31, 2006, our variable rate debt consisted of our construction loan at Times Square Tower and our secured borrowings under our unsecured line of credit. The following summarizes our outstanding debt as of December 31, 2006 compared with December 31, 2005:

	December 31,
	2006	2005
	(dollars in thousands)
Debt Summary:
Balance
Fixed rate	$3,889,447	$3,952,151
Variable rate	711,490	874,103

Total	$4,600,937	$4,826,254

Percent of total debt:
Fixed rate	84.54%	81.89%
Variable rate	15.46%	18.11%

Total	100.00%	100.00%

Weighted average interest rate at end of period:
Fixed rate	6.27%	6.70%
Variable rate	5.80%	4.96%

Total	6.20%	6.39%

Depreciation and Amortization

Depreciation and amortization expense for the Total Property Portfolio increased approximately $9.6 million for the year ended December 31, 2006 compared to 2005. The increase in depreciation and amortization consisted of approximately $7.3 million due to the placing in-service of our Seven Cambridge Center development project in the first quarter of 2006 and 12290 Sunrise Valley in the second quarter of 2006, approximately $6.8 million related to the acquisition of Prospect Place on December 30, 2005, 303 Almaden Boulevard on June 30, 2006, 3200 Zanker Road on August 10, 2006 and Four and Five Cambridge Center in November 2006, and approximately $1.4 million related to placing Capital Gallery into service during the third quarter. The increase was offset by reductions in depreciation and amortization resulting from the sales of 280 Park Avenue in June 2006 and Embarcadero Center West Tower, 100 East Pratt Street and Riverfront Plaza in 2005, which resulted in an aggregate decrease of approximately $14.2 million. Depreciation and amortization in the Same Property Portfolio increased approximately $8.4 million for the year ended December 31, 2006 compared to 2005.

Capitalized Costs

Costs directly related to the development of rental properties are not included in our operating results. These costs are capitalized and included in real estate assets on our Consolidated Balance Sheets and amortized over their useful lives. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the year ended December 31, 2006 and 2005 were $7.0 million and $5.9 million, respectively. These costs are not included in the general and administrative expenses discussed above. We expect capitalized wages to increase proportionately with our increased development activity and increased wages into 2007 and 2008. Interest capitalized for the year ended December 31, 2006 and 2005 was $5.9 million and $5.7 million, respectively. These costs are not included in the interest expense referenced above.

Losses from early extinguishments of debt

For the year ended December 31, 2006, in connection with the sale of 280 Park Avenue, we legally defeased the mortgage indebtedness collateralized by the property, totaling approximately $254.4 million. In connection with the legal defeasance of the mortgage indebtedness at 280 Park Avenue, we recognized a loss from early extinguishment of debt totaling approximately $31.4 million consisting of the difference between the value of the U.S. Treasuries and the principal balance of the mortgage loan totaling approximately $28.2 million and the write-off of unamortized deferred financing costs totaling approximately $3.2 million. In addition, we repaid construction financing collateralized by our Seven Cambridge Center property. The construction financing at Seven Cambridge Center totaling approximately $112.5 million was repaid using approximately $7.5 million of available cash and $105.0 million drawn under our Unsecured Line of Credit. There was no prepayment penalty associated with the repayment for Seven Cambridge Center. We recognized losses from early extinguishments of debt totaling approximately $0.5 million consisting of the write-off of unamortized deferred financing costs. We repaid the construction and permanent financing at Capital Gallery totaling approximately $34.0 million and $49.7 million using available cash. We recognized a loss from early extinguishment of debt totaling approximately $0.2 million comprised of a prepayment penalty and the write-off of unamortized deferred finance costs. During 2006, we also repaid the mortgage loan collateralized by our Embarcadero Center Three property located in San Francisco, California totaling approximately $133.4 million, the mortgage loan collateralized by our 191 Spring Street property located in Lexington, Massachusetts totaling approximately $17.9 million, the mortgage loan collateralized by our Montvale Center property located in Gaithersburg, Maryland totaling approximately $6.6 million and the mortgage loan collateralized by our 101 Carnegie Center property located in Princeton, New Jersey totaling approximately $6.6 million. There were no significant prepayment penalties or write-offs of unamortized deferred financing costs related to these repayments.

In connection with the sales of 100 East Pratt Street and Riverfront Plaza in May 2005, we repaid the mortgage loans collateralized by the properties totaling approximately $188 million. For the year ended December 31, 2005, we recognized a loss from early extinguishment of debt totaling approximately $11.0 million, consisting of prepayment fees of approximately $10.8 million and the write-off of unamortized deferred financing costs of approximately $0.2 million. We also recognized a $1.9 million loss from early extinguishment of debt, which relates to the refinancing of our Times Square Tower mortgage loan and the modification on our Unsecured Line of Credit.

Income from Unconsolidated Joint Ventures

On September 15, 2006, a joint venture in which we have a 35% interest sold 265 Franklin Street located in Boston, Massachusetts, at a sale price of approximately $170.0 million. Net cash proceeds totaled approximately $108.3 million, of which our share was approximately $37.9 million, after the repayment of mortgage indebtedness of approximately $60.8 million and unfunded tenant obligations and other closing costs of approximately $0.9 million. The venture recognized a gain on sale of real estate of approximately $51.4 million, of which our share was approximately $18.0 million, and a loss from early extinguishment of debt of approximately $0.2 million, of which our share was $0.1 million.

Income from discontinued operations, net of minority interest

For the year ended December 31, 2006, the Long Wharf Marriott and Newport Office Park were included as part of income from discontinued operations, net of minority interest. Properties included in discontinued operations for the year ended December 31, 2005 consisted of Long Wharf Marriott, Newport Office Park, 40-46 Harvard Street, the Residence Inn by Marriott and Old Federal Reserve.

Minority interest in property partnership

Minority interest in property partnership consists of the outside equity interests in the venture that owns Citigroup Center. This venture was consolidated with our financial results because we exercised control over the entity. Due to the redemption of the minority interest holder’s interest at Citigroup Center on May 31, 2006, minority interest in property partnership will no longer reflect an allocation to the minority interest holder.

Minority interest in Operating Partnership

Minority interest in Operating Partnership decreased $1.5 million for the year ended December 31, 2006 compared to 2005. In connection with the special dividend declared on December 15, 2006 payable on January 30, 2007, holders of Series Two Preferred Units will participate on an as-converted basis in connection with their regular May 2007 distribution payment as provided for in the Operating Partnership’s partnership agreement. As a result, we accrued approximately $12.2 million for the year ended December 31, 2006 related to the special cash distribution payable to holders of the Series Two Preferred Units and have allocated earnings to the Series Two Preferred Units of approximately $12.2 million, which amount has been reflected in minority interest in Operating Partnership for the year ended December 31, 2006.

In connection with the special cash distribution declared in July 2005, holders of Series Two Preferred Units participated on an as-converted basis in connection with their regular February 2006 distribution payment as provided for in the Operating Partnership’s partnership agreement. As a result, we accrued approximately $12.1 million for the year ended December 31, 2005 related to the special cash distribution payable to holders of the Series Two Preferred Units and allocated earnings to the Series Two Preferred Units of approximately $12.1 million, which amount is reflected in minority interest in Operating Partnership for the year ended December 31, 2005. This decrease was offset by an increase related to the minority interest in our Operating Partnership’s income allocation related to an underlying increase in allocable income.

Gains on sales of real estate, net of minority interest

On June 6, 2006, we sold 280 Park Avenue, a 1,179,000 net rentable square foot Class A office property located in midtown Manhattan, New York, for approximately $1.2 billion. Net proceeds totaled approximately $875 million after legal defeasance of indebtedness secured by the property (consisting of approximately $254.4 million of principal indebtedness and approximately $28.2 million of related defeasance costs) and the payment of transfer taxes, brokers’ fees and other customary closing costs. We recognized at closing a gain on sale of approximately $583.3 million (net of minority interest share of approximately $109.2 million).

Under the purchase and sale agreement, we have also agreed to provide to the buyer fixed monthly revenue support from the closing date until December 31, 2008. The aggregate amount of the revenue support payments will be approximately $22.5 million and has been recorded as a purchase price adjustment and included in Other Liabilities within our Consolidated Balance Sheet. Pursuant to the purchase and sale agreement we also entered into a master lease agreement with the buyer at closing. Under the master lease agreement, we have guaranteed that the buyer will receive at least a minimum amount of base rent from approximately 74,340 square feet of space during the ten-year period following the expiration of the current leases for this space. As of the closing of the sale, leases for this space were scheduled to expire at various times between June 2006 and October 2007. The aggregate amount of base rent we have guaranteed over the entire period from 2006 to 2017 is approximately $67.3 million. For the year ended December 31, 2006, we signed new qualifying leases for 26,681 net rentable square feet of the 74,340 net rentable square foot master lease obligation, resulting in the recognition of approximately $17.7 million (net of minority interest share of approximately $3.3 million) of additional gain on sale of real estate. As of December 31, 2006, the master lease obligation totaled approximately $45.8 million. During February 2007, we signed a new qualifying lease for 22,250 net rentable square feet of the remaining 47,659 net rentable square foot master lease obligation, which will result in the recognition of approximately $15.4 million (net of minority interest share of approximately $2.7 million) of additional gain on sale of real estate during the first quarter of 2007. As of February 23, 2007, the master lease obligation totaled approximately $27.5 million.

In January 2006, we recognized a $4.8 million gain (net of minority interest share of approximately $0.9 million) on the sale of a parcel of land at the Prudential Center located in Boston, Massachusetts which had been accounted for previously as a financing transaction. During January 2006, the transaction qualified as a sale for financial reporting purposes.

Gains on sales of real estate for the year ended December 31, 2005 in the Total Property Portfolio primarily relate to the sales of Riverfront Plaza and 100 East Street which are not included in discontinued operations due to our continuing involvement in the management, for a fee, of these properties after the sales. In addition, the sale of Decoverly Four and Five, consisting of two undeveloped land parcels located in Rockville, Maryland are included in gains on sales of real estate and other assets for the year ended December 31, 2005.

Gains on sales of real estate from discontinued operations, net of minority interest

Gains on sales of real estate from discontinued operations for the year ended December 31, 2005 in the Total Property Portfolio relate to the sale of Old Federal Reserve in April 2005, Residence Inn by Marriott and 40-46 Harvard Street, both which were sold in November 2005.

Cumulative effect of a change in accounting principle, net of minority interest

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. At December 31, 2005, we recognized a liability for the fair value of the asset retirement obligation aggregating approximately $7.1 million, which amount is included in “Accounts Payable and Accrued Expenses” on our Consolidated Balance Sheets. In addition, we have recognized the cumulative effect of adopting FIN 47, totaling approximately $4.2 million, which amount is included in “Cumulative Effect of a Change in Accounting Principle, Net of Minority Interest” on our Consolidated Statements of Operations for the year ended December 31, 2005.

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004

The table below shows selected operating information for the Same Property Portfolio and the Total Property Portfolio. The Same Property Portfolio consists of 108 properties, including properties acquired or placed in-service on or prior to January 1, 2004 and owned by us through December 31, 2005. The Total Property Portfolio includes the effect of the other properties either placed in-service, acquired or repositioned after January 1, 2004 or disposed of on or prior to December 31, 2005. The Same Property Portfolio includes our Cambride Center Marriott hotel property, but does not include the Long Wharf Marriott hotel property, which was sold on March 23, 2007. This table includes a reconciliation from Same Property Portfolio to Total Property Portfolio by also providing information for the properties which were sold, acquired, placed in-service or repositioned during the years ended December 31, 2005 and 2004. Our net property operating margins for the Total Property Portfolio, which are defined as rental revenue less operating expenses, exclusive of the two hotel properties, for the years ended December 31, 2005 and 2004, were 68.8% and 69.2%, respectively.

	Same Property Portfolio				Properties Sold		Properties Acquired		Properties Placed In-Service		Properties Repositioned		Total Property Portfolio
(dollars in thousands)	2005	2004	Increase/ (Decrease)	% Change	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004	Increase/ (Decrease)	% Change
Rental Revenue:
Rental Revenue	$1,171,906	$1,145,000	$26,906	2.35%	$32,247	$63,067	$26,503	$19,344	$79,703	$40,873	$13,094	$14,369	$1,323,453	$1,282,653	$40,800	3.18%
Termination Income	11,311	3,982	7,329	184.05%	—	9	—	—	169	—	—	—	11,480	3,991	7,489	187.65%

Total Rental Revenue	1,183,217	1,148,982	34,235	2.98%	32,247	63,076	26,503	19,344	79,872	40,873	13,094	14,369	1,334,933	1,286,644	48,289	3.75%

Operating Expenses	402,380	379,208	23,172	6.11%	12,399	22,706	5,665	4,198	12,884	4,474	3,423	4,271	436,751	414,857	21,894	5.28%

Net Operating Income, excluding hotels	780,837	769,774	11,063	1.44%	19,848	40,370	20,838	15,146	66,988	36,399	9,671	10,098	898,182	871,787	26,395	3.03%

Hotel Net Operating Income (1)	6,874	6,398	476	7.44%	—	—	—	—	—	—	—	—	6,874	6,398	476	7.44%

Consolidated Net Operating Income (1)	787,711	776,172	11,539	1.49%	19,848	40,370	20,838	15,146	66,988	36,399	9,671	10,098	905,056	878,185	26,871	3.06%

Other Revenue:
Development and Management services	—	—	—	—	—	—	—	—	—	—	—	—	17,310	20,440	(3,130)	(15.31)%
Interest and Other	—	—	—	—	—	—	—	—	—	—	—	—	11,978	10,334	1,644	15.91%

Total Other Revenue	—	—	—	—	—	—	—	—	—	—	—	—	29,288	30,774	(1,486)	(4.83)%
Other Expenses:
General and administrative	—	—	—	—	—	—	—	—	—	—	—	—	55,471	53,636	1,835	3.42%
Interest	—	—	—	—	—	—	—	—	—	—	—	—	308,091	306,170	1,921	0.63%
Depreciation and amortization	231,756	217,772	13,984	6.42%	5,983	12,791	5,497	3,850	18,757	7,909	1,655	4,928	263,648	247,252	16,396	6.63%
Losses from early extinguishments of debt	—	—	—	—	—	—	—	—	—	—	—	—	12,896	6,258	6,638	106.07%

Total Other Expenses	231,756	217,772	13,984	6.42%	5,983	12,791	5,497	3,850	18,757	7,909	1,655	4,928	640,106	613,316	26,790	4.37%
Income before minority interests	$555,955	$558,400	$(2,445)	(0.44)%	$13,865	$27,579	$15,341	$11,296	$48,231	$28,490	$8,016	$5,170	$294,238	$295,643	$(1,405)	(0.48)%
Income from unconsolidated joint ventures	$2,602	$3,054	$(452)	(14.80)%	$—	$304	$103	$(32)	$2,124	$54	—	—	4,829	3,380	1,449	42.87%

Income from discontinued operations, net of minority interest	$8,446	$$7,651	795	10.39%	$1,908	$3,344	—	—	—	—	—	—	10,354	10,995	(641)	(5.83)%
Minority interests in property partnerships													6,017	4,685	1,332	28.43%
Minority interest in Operating Partnership													(72,463)	(66,173)	(6,290)	9.51%
Gains on sales of real estate, net of minority interest													151,884	8,149	143,735	1,763.84%
Gains on sales of real estate from discontinued operations, net of minority interest													47,656	27,338	20,318	74.32%
Cumulative effect of a change in accounting principle, net of minority interest													(4,223)	—	(4,223)	(100.0)%

Net Income available to common shareholders													$438,292	$284,017	$154,275	54.32%

(1)	For a detailed discussion of NOI, including the reasons management believes NOI is useful to investors, see page 45. Hotel Net Operating Income for the years ended December 31, 2005 and 2004 are comprised of Hotel Revenue of $29,650 and $28,107 less Hotel Expenses of $22,776 and $21,709, respectively per the Consolidated Income Statement.

Rental Revenue

The increase of $40.8 million in the Total Property Portfolio is comprised of increases and decreases within the five categories that represent our Total Property Portfolio. Rental revenue from Properties Placed In-Service increased approximately $38.8 million, Same Property Portfolio increased approximately $26.9 million, Properties Acquired increased approximately $7.2 million, Properties Sold decreased approximately $30.8 million and Properties Repositioned decreased approximately $1.3 million.

The increase in rental revenue from Properties Placed In-Service relates to placing in-service Times Square Tower and New Dominion Technology Park, Building Two during the third quarter of 2004, and the West Garage phase of our Seven Cambridge Center development in the fourth quarter of 2005 as detailed below:

	Date Placed-in-service	Rental Revenue for the year ended
Property		2005	2004	Change
		(in thousands)
Times Square Tower	3rd Quarter 2004	$69,608	$36,470	$33,138
New Dominion Technology Park, Building Two	3rd Quarter 2004	9,683	4,403	5,280
Cambridge Center West Garage	4th Quarter 2005	412	—	412

Total		$79,703	$40,873	$38,830

Rental revenue from the Same Property Portfolio increased approximately $26.9 million from 2004. Included in rental revenue is an overall increase in base rental revenue of approximately $6.4 million due to increases in our occupancy from 92.1% on December 31, 2004 to 93.8% on December 31, 2005 which was offset by a roll-down in market rents. Straight-line rent increased approximately $6.8 million for the year ended December 31, 2005 compared to December 31, 2004. Approximately $13.4 million of the increase from the Same Property Portfolio was due to an increase in recoveries from tenants attributed to higher operating expenses.

The acquisition of Prospect Place on December 30, 2005, 1330 Connecticut Avenue on April 1, 2004 and the purchase of the remaining interest in 140 Kendrick Street on March 24, 2004 increased revenue from Properties Acquired by approximately $7.2 million, as detailed below:

	Date Acquired	Rental Revenue for the year ended
Property		2005	2004	Change
		(in thousands)
1330 Connecticut Avenue	April 1, 2004	$14,860	$10,870	$3,990
140 Kendrick Street	March 24, 2004	11,614	8,474	3,140
Prospect Place	December 30, 2005	29	—	29

Total		$26,503	$19,344	$7,159

The aggregate increase in rental revenue was offset by the sales of Embarcadero Center West Tower, Riverfront Plaza and 100 East Pratt Street during 2005, and Hilltop Office Center during 2004. These properties have not been classified as discontinued operations due to our continuing involvement as the property manager for each property. Revenue from Properties Sold decreased by approximately $30.8 million, as detailed below:

	Date Sold	Rental Revenue for the year ended
Property		2005	2004	Change
		(in thousands)
Embarcadero Center West Tower	December 14, 2005	$15,081	$17,837	$(2,756)
Riverfront Plaza	May 16, 2005	8,760	23,488	(14,728)
100 East Pratt Street	May 12, 2005	8,406	21,602	(13,196)
Hilltop Office Center	February 4, 2004	—	140	(140)

Total		$32,247	$63,067	$(30,820)

In September 2004, we commenced the redevelopment of our Capital Gallery property in Washington, D.C. Capital Gallery is a Class A office property totaling approximately 397,000 square feet. The project entails removing a three-story low-rise section of the property comprised of 100,000 square feet from in-service status and developing it into a 10-story office building resulting in a total complex size of approximately 610,000 square feet upon completion. This property is included in Properties Repositioned for the year ended December 31, 2005 and 2004. Rental revenue has decreased for the year ended December 31, 2005 due to taking the three-story low-rise section out of service in September 2004.

Termination Income

Termination income for year ended December 31, 2005 was related to twenty-three tenants across the Total Property Portfolio that terminated their leases, and we recognized termination income totaling approximately $11.5 million. This compared to termination income earned for the year ended December 31, 2004 related to nineteen tenants totaling $4.0 million. During 2005 we completed several leasing transactions which involved taking space back from tenants with resulting termination income and releasing the space at higher rents.

Operating Expenses

The $21.9 million increase in property operating expenses in the Total Property Portfolio (real estate taxes, utilities, insurance, repairs and maintenance, cleaning and other property-related expenses) is comprised of increases and decreases within the five categories that represent our Total Property Portfolio. Operating expenses for the Same Property Portfolio increased approximately $23.2 million, Properties Placed In-Service increased approximately $8.4 million, Properties Acquired increased approximately $1.4 million, Properties Sold decreased approximately $10.3 million and Properties Repositioned decreased approximately $0.8 million.

Operating expenses from the Same Property Portfolio increased approximately $23.2 million for the year ended December 31, 2005 compared to 2004. Included in Same Property Portfolio operating expenses is an increase in utility expenses of approximately $10.0 million, an increase of approximately 14% over the prior year utility expense. In addition, real estate taxes increased approximately $8.0 million due to increased real estate tax assessments, with approximately half of this increase specifically attributed to properties located in New York City. The remaining $5.2 million increase in the Same Property Portfolio operating expenses are related to an increase to repairs and maintenance.

We placed in-service Times Square Tower and New Dominion Technology Park, Building Two during the third quarter of 2004 and the West Garage phase of our Seven Cambridge Center development in the fourth quarter of 2005 increasing operating expenses by approximately $8.4 million as detailed below:

	Date Placed-in-service	Operating Expenses for the year ended
Property		2005	2004	Change
		(in thousands)
Times Square Tower	3rd Quarter 2004	$11,168	$4,053	$7,115
New Dominion Technology Park Building Two	3rd Quarter 2004	1,595	421	1,174
West Garage	4th Quarter 2005	121	—	121

Total		$12,884	$4,474	$8,410

In addition, approximately $1.4 million of the increase in Total Property Portfolio operating expenses primarily relates to the acquisitions of Prospect Place at the end of 2005 as well as our acquisitions in 2004 of 1330 Connecticut Avenue and the remaining interest in 140 Kendrick Street, as detailed below:

	Date Acquired	Operating Expenses for the year ended
Property		2005	2004	Change
		(in thousands)
1330 Connecticut Avenue	April 1, 2004	$4,220	$2,986	$1,234
140 Kendrick Street	March 24, 2004	1,427	1,212	215
Prospect Place	December 30, 2005	18	—	18

Total		$5,665	$4,198	$1,467

A decrease of approximately $10.3 million in Total Property Portfolio operating expenses relates to the sales of Embarcadero Center West Tower, 100 East Pratt Street and Riverfront Plaza in 2005, and Hilltop Office Center in 2004, as detailed below:

	Date Sold	Operating Expenses for the year ended
Property		2005	2004	Change
		(in thousands)
Embarcadero Center West Tower	December 14, 2005	$6,516	$6,866	$(350)
100 East Pratt Street	May 12, 2005	3,019	8,039	(5,020)
Riverfront Plaza	May 16, 2005	2,864	7,764	(4,900)
Hilltop Office Center	February 4, 2004	—	37	(37)

Total		$12,399	$22,706	$(10,307)

Hotel Net Operating Income

Net operating income for the hotel properties increased by approximately $0.5 million for the year ended December 31, 2005 compared to 2004. For the years ended December 31, 2005 and 2004, the operations of the Long Wharf Marriott and the Residence Inn by Marriott have been included as part of discontinued operations due to their sales on March 23, 2007 and November 4, 2005, respectively.

The following reflects our occupancy and rate information for our Cambridge Center Marriott hotel property for the year ended December 31, 2005 and 2004.

	2005	2004	Percentage Change
Occupancy	73.7%	76.8%	(4.0)%
Average daily rate	$176.98	$162.82	8.7%
Revenue per available room, REVPAR	$130.47	$125.06	4.3%

Development and Management Services

Our third-party fee income decreased approximately $3.1 million for the year ended December 31, 2005 compared to 2004 due to the completion of third-party development projects at the National Institute of Health in Washington, D.C. and near completion of our project at 90 Church Street in New York City, partially offset by maintaining management contracts in connection with certain of our asset sales. For the year ended December 31, 2005, development fees decreased approximately $4.9 million, offset by an increase in management fees and service income of approximately $1.8 million.

Interest and Other Income

Interest and other income increased by approximately $1.6 million for the year ended December 31, 2005 compared to 2004. In the first quarter of 2004 we recognized a net amount of approximately $7.0 million of other income in connection with the termination by a third-party of an agreement to enter into a ground lease with us. Excluding this termination, interest and other income increased approximately $8.6 million for the year ended December 31, 2005 compared to 2004 due to higher cash balances as well as higher interest rates during 2005 compared to 2004.

Other Expenses

General and Administrative

General and administrative expenses increased approximately $1.8 million for the year ended December 31, 2005 compared to 2004. Approximately $2.2 million of the increase was attributable to changes in the form of long-term equity-based compensation, as further described below. In addition, there was an overall increase to bonuses and salaries for the year ended December 31, 2005. These increases were offset by a decrease of approximately $2.8 million attributable to a refund of prior year state taxes based on income and net worth as a result of changes to a state tax law.

Commencing in 2003, we issued restricted stock and/or LTIP Units, as opposed to granting stock options and restricted stock, under the 1997 Stock Option and Incentive Plan as our primary vehicle for employee equity compensation. An LTIP Unit is generally the economic equivalent of a share of our restricted stock. Employees generally vest in restricted stock and LTIP Units over a five-year term (for awards granted prior to 2003, vesting occurs in equal annual installments; for those granted in 2003 and beyond, vesting occurs over a five-year term with annual vesting of 0%, 0%, 25%, 35% and 40%).

Restricted stock and LTIP Units are valued based on observable market prices for similar instruments. Such value is recognized as an expense ratably over the corresponding employee service period. LTIP Units that were issued in January 2005 and any future LTIP Unit awards will be valued using an option pricing model in accordance with the provisions of SFAS No. 123R. To the extent restricted stock or LTIP Units are forfeited prior to vesting, the corresponding previously recognized expense is reversed as an offset to “stock-based compensation.” Stock-based compensation expense associated with $6.1 million of equity-based compensation that was granted in January 2003 will generally be expensed ratably as such restricted stock and LTIP Units vests over a five-year vesting period. Stock-based compensation associated with approximately $9.7 million of restricted stock and LTIP Units granted in January 2004 and approximately $11.4 million of restricted stock and LTIP Units granted in January 2005 will also be incurred ratably as such restricted stock and LTIP Units vest.

Interest Expense

Interest expense for the Total Property Portfolio increased approximately $1.9 million for the year ended December 31, 2005 compared to 2004. The majority of the increases are due to (1) the cessation of interest capitalization at Times Square Tower and New Dominion Technology Park, Building Two, which increased interest expense by $14.9 million, and (2) the assumption of debt in connection with the acquisition of the remaining interest in 140 Kendrick Street and 1330 Connecticut Avenue in the second quarter of 2004, which increased interest expense by $1.3 million. These increases were offset by (1) the repayment of outstanding mortgage debt in connection with the sales of Riverfront Plaza and 100 East Pratt Street in the second quarter of 2005, as well as Embarcadero Center West Tower in October 2005, which decreased interest expense by $9.7 million, and (2) the repayment of mortgage debt at One and Two Reston Overlook and the 12300 and 12310 Sunrise Valley Drive buildings in the beginning of 2004 which decreased interest expense by $1.4 million. In addition, the impact of refinancing our fixed rate debt collateralized by 599 Lexington Avenue using borrowings under our unsecured line at a lower interest rate decreased interest expense approximately $3.0 million.

At December 31, 2005, our variable rate debt consisted of our construction loans on our Times Square Tower, Capital Gallery Expansion and Seven Cambridge Center construction projects, as well as our borrowings under our unsecured line of credit. The following summarizes our outstanding debt as of December 31, 2005 compared with December 31, 2004:

	December 31,
	2005	2004
	(dollars in thousands)
Debt Summary:
Balance
Fixed rate	$3,952,151	$4,588,024
Variable rate	874,103	423,790

Total	$4,826,254	$5,011,814

Percent of total debt:
Fixed rate	81.89%	91.54%
Variable rate	18.11%	8.46%

Total	100.00%	100.00%

Weighted average interest rate at end of period:
Fixed rate	6.70%	6.66%
Variable rate	4.96%	3.36%

Total	6.39%	6.38%

Depreciation and Amortization

Depreciation and amortization expense for the Total Property Portfolio increased approximately $16.4 million for the year ended December 31, 2005 compared to 2004. Depreciation and amortization from Properties Placed In-Service increased approximately $10.8 million, Properties Acquired increased approximately $1.6 million, the Same Property Portfolio increased approximately $14.0 million, Properties Sold decreased approximately $6.8 million and Properties Repositioned decreased approximately $3.3 million. In connection with the redevelopment project at Capital Gallery, which is classified as Properties Repositioned, we recognized an accelerated depreciation charge of approximately $2.6 million in the third quarter of 2004 representing the net book value of the portion of the three-story, low-rise section of the building being redeveloped.

The additions to the Total Property Portfolio through acquisitions increased depreciation and amortization expense by approximately $1.6 million, as detailed below:

Property	Acquired	Depreciation and Amortization for the year ended
		2005	2004	Change
		(in thousands)
1330 Connecticut Avenue	April 1, 2004	$3,470	$2,292	1,178
140 Kendrick Street	March 24, 2004	2,027	1,558	469

Total		$5,497	$3,850	$1,647

The additions to the Total Property Portfolio through placing properties in-service increased depreciation and amortization expense by approximately $10.8 million, as detailed below:

Property	Placed in-service	Depreciation and Amortization for the year ended
		2005	2004	Change
		(in thousands)
Times Square Tower	3rd Quarter 2004	$16,957	$7,066	$9,891
New Dominion Technology Park, Building Two	3rd Quarter 2004	1,706	843	863
West Garage	4th Quarter 2005	94	—	94

Total		$18,757	$7,909	$10,848

Capitalized Costs

Costs directly related to the development of rental properties are not included in our operating results. These costs are capitalized and included in real estate assets on our Consolidated Balance Sheets and amortized over their useful lives. Capitalized development costs include interest, wages, property taxes, insurance and other project costs incurred during the period of development. Capitalized wages for the years ended December 31, 2005 and 2004 was $5.9 million. These costs are not included in the general and administrative expenses discussed above. Interest capitalized for the year ended December 31, 2005 and 2004 was $5.7 million and $10.8 million, respectively. These costs are not included in the interest expense referenced above. During the third quarter of 2004, we placed in-service Times Square Tower and New Dominion Technology Park, Building Two development projects and ceased capitalizing the related interest in accordance with our capitalization policy.

Losses from early extinguishments of debt

For the year ended December 31, 2005, we recognized a loss from early extinguishment of debt totaling approximately $12.9 million. In connection with the sales of 100 East Pratt Street and Riverfront Plaza, we repaid the mortgage loans collateralized by the properties totaling approximately $188 million. For the year ended December 31, 2005, we recognized a loss from early extinguishment of debt totaling approximately $11.0 million, consisting of prepayment fees of approximately $10.8 million and the write-off of unamortized deferred financing costs of approximately $0.2 million. We also recognized a $1.9 million loss from early extinguishment of debt which relates to the refinancing of our Times Square Tower mortgage loan which is included in Properties placed in-service, as well as the modification of our unsecured line of credit.

For the year ended December 31, 2004, we recognized a loss from early extinguishment of debt totaling approximately $6.3 million related to the repayments of our mortgage loans collateralized by One and Two Reston Overlook and the 12300 and 12310 Sunrise Valley Drive buildings.

Joint Ventures

During the first quarter of 2005, we placed in-service 901 New York Avenue, a 539,000 net rentable square foot Class A office property located in Washington, D.C., in which we have a 25% ownership interest. The addition of this property contributed approximately $2.1 million to joint venture income for the year ended December 31, 2005.

Income from discontinued operations, net of minority interest

The decrease in income from discontinued operations in the Total Property Portfolio for the year ended December 31, 2005 was a result of properties sold or designated as held for sale during 2005 and 2004 which are no longer included in our operations as of December 31, 2005. Below is a list of properties included in discontinued operations for the years ended December 31, 2005 and 2004:

Year ended December 31, 2005	Year ended December 31, 2004
Old Federal Reserve	Old Federal Reserve
40-46 Harvard Street	40-46 Harvard Street
Residence Inn by Marriott	Residence Inn by Marriott
Long Wharf Marriott	Sugarland Business Park- Building One
Newport Office Park	204 Second Avenue
560 Forbes Boulevard
Decoverly Two, Three, Six and Seven
38 Cabot Boulevard
The Arboretum
430 Rozzi Place
Sugarland Business Park-Building Two
Long Wharf Marriott
Newport Office Park

Gains on sales of real estate and other assets, net of minority interest

Gains on sales of real estate for the year ended December 31, 2005 in the Total Property Portfolio relate to the sales of Riverfront Plaza, 100 East Pratt Street and Embarcadero Center West Tower which are not included in discontinued operations due to our continuing involvement in the management, for a fee, of these properties after the sales. Also included in gains on sale of real estate for the year ended December 31, 2005 is the sale of Decoverly Four and Five, consisting of two undeveloped land parcels located in Rockville, Maryland.

Gains on sales of real estate for the year ended December 31, 2004 in the Total Property Portfolio relate to the sale of Hilltop Office Center and a land parcel in Burlington, MA. Hilltop Office Center is not included in discontinued operations due to our continuing involvement in the management, for a fee, of this property after the sale.

Gains on sales of real estate from discontinued operations, net of minority interest

Properties included in our gains on sales of real estate from discontinued operations for the year ended December 31, 2005 and 2004 in the Total Property Portfolio are shown below:

Year ended December 31, 2005	Date Disposed	Year ended December 31, 2004	Date Disposed
Old Federal Reserve	April 2005	430 Rozzi Place	January 2004
Residence Inn by Marriott	November 2005	Sugarland Business Park-Building Two	February 2004
40-46 Harvard Street	November 2005	Decoverly Two, Three, Six and Seven	April 2004
		The Arboretum	April 2004
		38 Cabot Boulevard	May 2004
		Sugarland Business Park-Building One	August 2004
		204 Second Avenue	September 2004
		560 Forbes Boulevard	December 2004

Minority interest in Operating Partnership

Minority interest in Operating Partnership increased $6.4 million for the year ended December 31, 2005 compared to 2004. In connection with the special cash dividend paid to holders of common stock on October 31, 2005, holders of Series Two Preferred Units participated in the distribution on an as-converted basis with their regular February 2006 distribution payment as provided for in the Operating Partnership’s partnership agreement. As a result, we accrued approximately $12.1 million related to the special cash distribution payable to holders of the Series Two Preferred Units and allocated earnings to the Series Two Preferred Units of approximately $12.1 million, which amount is reflected in minority interest in Operating Partnership for the year ended December 31, 2005. This increase was partially offset by a reduction in the minority interest in our Operating Partnership’s income allocation related to changes in the partnership’s ownership interests and an underlying change in allocable income.

Cumulative effect of a change in accounting principle, net of minority interest

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. At December 31, 2005, we recognized a liability for the fair value of the asset retirement obligation aggregating approximately $7.1 million, which amount is included in “Accounts Payable and Accrued Expenses” on our Consolidated Balance Sheets. In addition, we have recognized the cumulative effect of adopting FIN 47, totaling approximately $4.2 million, which amount is included in “Cumulative Effect of a Change in Accounting Principle, Net of Minority Interest” on our Consolidated Statements of Operations for the year ended December 31, 2005.

Liquidity and Capital Resources

General

Our principal liquidity needs for the next twelve months are to:

•	fund normal recurring expenses;

•	meet debt service requirements;

•	fund capital expenditures, including tenant improvements and leasing costs;

•	fund current development costs not covered under construction loans;

•	fund new property acquisitions; and

•	make the minimum distribution required to maintain our REIT qualification under the Internal Revenue Code of 1986, as amended.

On December 15, 2006, our Board of Directors declared a special cash dividend of $5.40 per common share payable on January 30, 2007 to shareholders of record as of the close of business on December 29, 2006. The decision to declare a special dividend was the result of the sales of assets in 2006, including 280 Park Avenue and 265 Franklin Street. The Board of Directors did not make any change in our policy with respect to regular quarterly dividends. The payment of the regular quarterly dividend of $0.68 per share and the special dividend of $5.40 per share resulted in a total payment of $6.08 per share on January 30, 2007.

We believe that our liquidity needs will be satisfied using cash on hand, cash flows generated by operations and provided by financing activities, as well as cash generated from asset sales. Base rental revenue, recovery income from tenants, other income from operations, available cash balances, draws on our unsecured line of credit and refinancing of maturing indebtedness are our principal sources of capital used to pay operating expenses, debt service, recurring capital expenditures and the minimum distribution required to maintain our REIT qualification. We seek to increase income from our existing properties by maintaining quality standards for our properties that promote high occupancy rates and permit increases in rental rates while reducing tenant turnover and controlling operating expenses. Our sources of revenue also include third-party fees generated by our office real estate management, leasing, development and construction businesses. Consequently, we believe our revenue, together with proceeds from financing activities, will continue to provide the necessary funds for our short-term liquidity needs. However, material changes in these factors may adversely affect our net cash flows. Such changes, in turn, could adversely affect our ability to fund distributions, debt service payments and tenant improvements. In addition, a material adverse change in our cash provided by operations may affect our ability to comply with the financial performance covenants under our unsecured line of credit and unsecured senior notes.

Our principal liquidity needs for periods beyond twelve months are for the costs of developments, possible property acquisitions, scheduled debt maturities, major renovations, expansions and other non-recurring capital improvements. We expect to satisfy these needs using one or more of the following:

•	construction loans;

•	long-term secured and unsecured indebtedness (including unsecured exchangeable indebtedness);

•	income from operations;

•	income from joint ventures;

•	sales of real estate;

•	issuances of our equity securities and/or additional preferred or common units of partnership interest in BPLP; and

•	our unsecured revolving line of credit or other short-term bridge facilities.

We draw on multiple financing sources to fund our long-term capital needs. Our unsecured line of credit is utilized primarily as a bridge facility to fund acquisition opportunities, to refinance outstanding indebtedness and to meet short-term development and working capital needs. We generally fund our development projects with construction loans that may be partially guaranteed by BPLP, our Operating Partnership, until project completion or lease-up thresholds are achieved.

To the extent that we continue to sell assets and cannot efficiently use the proceeds for either our development activities or attractive acquisitions, we would, at the appropriate time, decide whether it is better to declare a special dividend, adopt a stock repurchase program, reduce our indebtedness or retain the cash for future investment opportunities. Such a decision will depend on many factors including, among others, the timing, availability and terms of development and acquisition opportunities, our then-current and anticipated leverage, the price of our common stock and REIT distribution requirements. At a minimum, we expect that we would distribute at least that amount of proceeds necessary for us to avoid paying corporate level tax on the applicable gains realized from any asset sales.

Cash Flow Summary

The following summary discussion of our cash flows is based on the consolidated statements of cash flows in “Item 8. Financial Statements and Supplementary Data” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Cash and cash equivalents were $725.8 million and $261.5 million at December 31, 2006 and December 31, 2005, respectively, representing an increase of $464.3 million. The increase was a result of the following increases and decreases in cash flows:

	Years ended December 31,
	2006	2005	Increase (Decrease)
	(in thousands)
Net cash provided by operating activities	$527,979	$472,249	$55,730
Net cash provided by investing activities	$229,756	$356,605	$(126,849)
Net cash used in financing activities	$(293,443)	$(806,702)	$513,259

Our principal source of cash flow is related to the operation of our office properties. The average term of our tenant leases is approximately 7.8 years with occupancy rates historically in the range of 92% to 98%. Our properties provide a relatively consistent stream of cash flow that provides us with resources to pay operating expenses, debt service and fund quarterly dividend and distribution payment requirements. In addition, over the past year, we have raised capital through the sale of some of our properties and raised proceeds from secured and unsecured borrowings.

For the year ended December 31, 2006 our cash flows from operating activities exceeded our dividends. During the year ended December 31, 2005, we paid a special cash dividend of approximately $335.7 million, which cash flows had been generated from sales of real estate assets and which proceeds are not included in cash flows from operating activities. As a result, our total dividends exceeded our total cash flows from operating activities for the year ended December 31, 2005. In 2007, we expect our total dividends to exceed our cash flow from operating activities due to the special dividend which was declared in December 2006 and paid to common stockholders and common unitholders of BPLP on January 30, 2007. The cash flows distributed were generated from sales of real estate assets and which proceeds are included as part of cash flows from investment activities. Dividends will generally exceed cash flows from operating activities during periods in which we sell significant real estate assets and distribute gains on sale that would otherwise be taxable.

Cash is used in investing activities to fund acquisitions, development and recurring and nonrecurring capital expenditures. We selectively invest in new projects that enable us to take advantage of our development, leasing, financing and property management skills and invest in existing buildings that meet our investment criteria. Cash provided by investing activities for the twelve months ended December 31, 2006 consisted of the following:

(in thousands)
Net proceeds from the sales of real estate	$1,130,978
Net investments in unconsolidated joint ventures	23,566
The cash provided by these investing activities is offset by:
Investments in marketable securities	(282,764)
Recurring capital expenditures	(14,417)
Planned non-recurring capital expenditures associated with acquisition properties	(2,237)
Hotel improvements, equipment upgrades and replacements	(6,756)
Acquisitions/additions to real estate	(618,614)

Net cash provided by investing activities	$229,756

Cash used in financing activities for the year ended December 31, 2006 totaled approximately $293.4 million. This consisted primarily of net repayments of our secured and unsecured indebtedness totaling approximately $424.3 million and payments of dividends and distributions to our shareholders and to the unitholders of our Operating Partnership totaling approximately $391.6 million. The decreases were partially offset by the proceeds of $450 million from our April/May 2006 offering of 3.75% exchangeable senior notes due 2036, net proceeds from equity transactions of approximately $63.4 million and net proceeds from a real estate financing transaction totaling approximately $15.2 million. Future debt payments are discussed below under the heading “Debt Financing.”

Capitalization

At December 31, 2006, our total consolidated debt was approximately $4.6 billion. The weighted-average annual interest rate on our consolidated indebtedness was 6.20% and the weighted-average maturity was approximately 4.7 years.

Debt to total market capitalization ratio, defined as total consolidated debt as a percentage of the market value of our outstanding equity securities plus our total consolidated debt, is a measure of leverage commonly used by analysts in the REIT sector. Our total market capitalization was approximately $20.4 billion at December 31, 2006. Total market capitalization was calculated using the December 29, 2006 closing stock price of $111.88 per common share and the following: (1) 117,503,542 shares of our common stock, (2) 20,817,587 outstanding common units of limited partnership of BPLP (excluding common units held by Boston Properties, Inc.), (3) an aggregate of 2,256,208 common units issuable upon conversion of all outstanding preferred units of partnership interest in BPLP, (4) an aggregate of 521,119 common units issuable upon conversion of all outstanding LTIP units, assuming all conditions have been met for the conversion of the LTIP units, and (5) our consolidated debt totaling approximately $4.6 billion. Our total consolidated debt at December 31, 2006 represented approximately 22.57% of our total market capitalization. This percentage will fluctuate with changes in the market price of our common stock and does not necessarily reflect our capacity to incur additional debt to finance our activities or our ability to manage our existing debt obligations. However, for a company like ours, whose assets are primarily income-producing real estate, the debt to total market capitalization ratio may provide investors with an alternate indication of leverage, so long as it is evaluated along with other financial ratios and the various components of our outstanding indebtedness.

Debt Financing

As of December 31, 2006, we had approximately $4.6 billion of outstanding indebtedness, representing 22.57% of our total market capitalization as calculated above under the heading “Capitalization,” consisting of (1) $1.5 billion in publicly traded unsecured debt having a weighted average interest rate of 5.95% and maturities in 2013 and 2015; (2) $450 million of publicly traded exchangeable senior notes having a weighted average interest rate of 3.75%, an initial redemption date at the option of either the holder or us in 2013 and maturity in 2036 and (3) $2.7 billion of property-specific mortgage debt having a weighted average interest rate of 6.74% per annum and weighted average term of 3.3 years (which includes the $225.0 million drawn on our Unsecured Line of Credit secured by 599 Lexington Avenue). As of December 31, 2006, we had approximately $225.0 million drawn on our Unsecured Line of Credit which was secured by our 599 Lexington Avenue property in New York and which balance is included under our variable rate mortgages in the table below. The table below summarizes our outstanding debt at December 31, 2006 and 2005:

	December 31,
	2006	2005
	(dollars in thousands)
DEBT SUMMARY:
Balance
Fixed rate	$3,889,447	$3,952,151
Variable rate	711,490	874,103

Total	$4,600,937	$4,826,254

Percent of total debt:
Fixed rate	84.54%	81.89%
Variable rate	15.46%	18.11%

Total	100.00%	100.00%

Weighted average interest rate at end of period:
Fixed rate	6.27%	6.70%
Variable rate	5.80%	4.96%

Total	6.20%	6.39%

The variable rate debt shown above bears interest based on various spreads over the London Interbank Offered Rate or Eurodollar rates. As of December 31, 2006, the weighted average interest rate on our variable rate debt was LIBOR/Eurodollar plus .45% per annum. On February 12, 2007, we repaid $700 million of the variable rate indebtedness above consisting of (1) the $225.0 million draw on our Unsecured Line of Credit, which draw was collateralized by 599 Lexington Avenue, and (2) the mortgage loan collateralized by Times Square Tower totaling $475.0 million. The variable rate indebtedness was repaid with proceeds from a new mortgage financing secured by 599 Lexington Avenue totaling $750.0 million, which bears interest at a fixed interest rate of 5.57% per annum and matures on March 1, 2017 (See Note 22 to the Consolidated Financial Statements). On December 19, 2006, we had terminated our forward-starting interest rate swap contracts and received approximately $10.9 million, which amount will reduce our interest expense over the ten-year term of the financing, resulting in an effective interest rate of 5.38% per annum.

Unsecured Line of Credit

On August 3, 2006, we modified our $605.0 million unsecured revolving credit facility (the “Unsecured Line of Credit”) by extending the maturity date from October 30, 2007 to August 3, 2010, with a provision for a one-year extension at our option, subject to certain conditions, and by reducing the per annum variable interest rate on outstanding balances from Eurodollar plus 0.65% to Eurodollar plus 0.55% per annum. Under the Unsecured Line of Credit, a facility fee equal to 15 basis points per annum is payable in quarterly installments. The interest rate and facility fee are subject to adjustment in the event of a change in our Operating Partnership’s unsecured debt ratings. The Unsecured Line of Credit involves a syndicate of lenders. The Unsecured Line of Credit contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to the Company at a negotiated LIBOR-based rate. The Unsecured Line of Credit is available to fund working capital and general corporate purposes, including, without limitation, to fund development of properties, land and property acquisitions and to repay or reduce indebtedness. The Unsecured Line of Credit is a recourse obligation of Boston Properties Limited Partnership.

Our ability to borrow under our Unsecured Line of Credit is subject to our compliance with a number of customary financial and other covenants on an ongoing basis, including:

•	a leverage ratio not to exceed 60%, however the leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within 180 days;

•	a secured debt leverage ratio not to exceed 55%;

•	a fixed charge coverage ratio of at least 1.40;

•	an unsecured leverage ratio not to exceed 60%, however the leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within 180 days;

•	a minimum net worth requirement;

•	an unsecured debt interest coverage ratio of at least 1.75; and

•	limitations on permitted investments.

We believe we are in compliance with the financial and other covenants listed above.

We had an outstanding balance on our Unsecured Line of Credit of $225.0 million at December 31, 2006, which was collateralized by our 599 Lexington Avenue property and therefore is included in Mortgage Notes Payable in our Consolidated Balance Sheets. We also had $18.1 million in outstanding letters of credit under our Unsecured Line of Credit. As of December 31, 2006, we had the ability to borrow an additional $361.9 million under our Unsecured Line of Credit. On February 12, 2007, we repaid the $225.0 million which was collateralized by our 599 Lexington Avenue property. As of February 23, 2007, we have no borrowings outstanding under our Unsecured Line of Credit.

Unsecured Senior Notes

The following summarizes the unsecured senior notes outstanding as of December 31, 2006 (dollars in thousands):

	Coupon/ Stated Rate	Effective Rate (1)	Principal Amount	Maturity Date (2)
10 Year Unsecured Senior Notes	6.250%	6.296%	$750,000	January 15, 2013
10 Year Unsecured Senior Notes	6.250%	6.280%	175,000	January 15, 2013
12 Year Unsecured Senior Notes	5.625%	5.636%	300,000	April 15, 2015
12 Year Unsecured Senior Notes	5.000%	5.075%	250,000	June 1, 2015

Total principal			1,475,000
Net discount			(3,525)

Total			$1,471,475

(1)	Yield on issuance date including the effects of discounts on the notes.
(2)	No principal amounts are due prior to maturity.

Our unsecured senior notes are redeemable at our option, in whole or in part, at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present value of the remaining scheduled payments of principal and interest discounted at a rate equal to the yield on U.S. Treasury securities with a comparable maturity plus 35 basis points (or 25 basis point in the case of the $250 million 12 Year Unsecured Senior Notes that mature on June 1, 2015), in each case plus accrued and unpaid interest to the redemption date. The indenture under which our senior unsecured notes were issued contains restrictions on incurring debt and using our assets as security in other financing transactions and other customary financial and other covenants, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 50%, (3) an interest coverage ratio of 1.5, and (4) unencumbered asset value to be no less than 150% of our unsecured debt. As of December 31, 2006 we were in compliance with each of these financial restrictions and requirements.

BPLP’s investment grade ratings on its senior unsecured notes are as follows:

Rating Organization	Rating
Moody’s	Baa2 (stable)
Standard & Poor’s	BBB (stable)
FitchRatings	BBB (stable)

The security rating is not a recommendation to buy, sell or hold securities, as it may be subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

Unsecured exchangeable senior notes

On April 6, 2006, our Operating Partnership completed a public offering of $400 million in aggregate principal amount of its 3.75% exchangeable senior notes due 2036. On May 2, 2006, our Operating Partnership issued an additional $50 million aggregate principal amount of the notes as a result of the exercise by the underwriter of its over-allotment option. The notes will be exchangeable into our common stock under certain circumstances. When issued, the initial exchange rate, subject to adjustment, was 8.9461 shares per $1,000 principal amount of notes (or an exchange price of approximately $111.78 per share of common stock). Noteholders may require the Operating Partnership to purchase the notes at par initially on May 18, 2013 and, after that date, the notes will be redeemable at par at the option of the Operating Partnership. In connection with the special dividend declared on December 15, 2006, the exchange rate was adjusted effective December 29, 2006 to 9.3900 shares per $1,000 principal amount of notes (or an exchange price of approximately $106.50 per share of common stock). See Note 8 to the Consolidated Financial Statements for a description of the terms of the notes.

On February 6, 2007, our Operating Partnership completed an offering of $862.5 million in aggregate principal amount (including $112.5 million as a result of the exercise by the initial purchasers of their over-allotment option) of its 2.875% exchangeable senior notes due 2037. The notes were priced at 97.433333% of their face amount, resulting in an effective interest rate of approximately 3.438% per annum and net proceeds to us of approximately $840.0 million. The notes were offered and sold to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The initial purchasers then sold the notes to qualified institutional buyers pursuant to the exemption provided by Rule 144A under the Securities Act. The notes will be exchangeable into our common stock under certain circumstances at an initial exchange rate, subject to adjustment, of 6.6090 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $151.31 per share of common stock). Noteholders may require the Operating Partnership to purchase the notes at par initially on February 15, 2012 and, commencing on February 20, 2012 and any time thereafter, the notes will be redeemable at par at the option of the Operating Partnership. See Note 22 to the Consolidated Financial Statements for a description of the terms of the notes.

Mortgage Debt

The following represents the outstanding principal balances due under the mortgages notes payable at December 31, 2006:

Properties	Interest Rate	Principal Amount		Maturity Date
		(in thousands)
Citigroup Center	7.19%	$493,526	(1)	May 11, 2011
Times Square Tower	5.85%	475,000	(2)	July 9, 2008
Embarcadero Center One and Two	6.70%	284,789		December 10, 2008
Prudential Center	6.72%	265,325		July 1, 2008
599 Lexington Avenue	5.65%	225,000	(3)	August 3, 2010
Embarcadero Center Four	6.79%	134,058		February 1, 2008
Democracy Center	7.05%	96,150		April 1, 2009
One Freedom Square	5.33%	78,007	(4)	June 30, 2012
New Dominion Tech Park, Bldg. Two	5.55%	63,000	(5)	October 1, 2014
202, 206 & 214 Carnegie Center	8.13%	59,061		October 1, 2010
140 Kendrick Street	5.21%	58,501	(6)	July 1, 2013
New Dominion Tech. Park, Bldg. One	7.69%	55,420		January 15, 2021
1330 Connecticut Avenue	4.65%	55,097	(7)	February 26, 2011
Reservoir Place	5.82%	51,916	(8)	July 1, 2009
504, 506 & 508 Carnegie Center	7.39%	42,229		January 1, 2008
10 and 20 Burlington Mall Road	7.25%	36,375	(9)	October 1, 2011
Ten Cambridge Center	8.27%	32,213		May 1, 2010
Sumner Square	7.35%	27,581		September 1, 2013
Eight Cambridge Center	7.73%	25,188		July 15, 2010
1301 New York Avenue	7.14%	25,061	(10)	August 15, 2009
510 Carnegie Center	7.39%	24,255		January 1, 2008
Reston Corporate Center	6.56%	21,268		May 1, 2008
University Place	6.94%	21,203		August 1, 2021
Bedford Business Park	8.50%	17,749		December 10, 2008
South of Market	6.63%	11,490	(11)	November 21, 2009

Total		$2,679,462

(1)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon redemption of the outside members’ equity interest in the limited liability company that owns the property to reflect the fair value of the note. The stated principal balance at December 31, 2006 was $490.9 million and the stated interest rate was 7.19% per annum. The interest rate used to adjust the portion of debt associated with the redemption to fair value was 6.25% per annum.
(2)	The mortgage financing bears interest at a variable rate equal to LIBOR plus 0.50% per annum. This loan was repaid on February 12, 2007.
(3)	On July 19, 2005, we repaid the mortgage loan through a secured draw on our unsecured line of credit. As of December 31, 2006, the interest rate on this draw under our unsecured line of credit was 5.65% using a weighted average LIBOR plus 0.30% per annum. On December 19, 2006, we entered into an interest rate lock agreement with a lender for a fixed interest rate of 5.57% per annum on a ten-year mortgage financing totaling $750.0 million to be collateralized by 599 Lexington Avenue. We closed on the mortgage financing on February 12, 2007.
(4)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon acquisition of the property to reflect the fair value of the note. The stated principal balance at December 31, 2006 was $72.1 million and the stated interest rate was 7.75%.
(5)	The mortgage loan requires interest only payments with a balloon payment due at maturity.
(6)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon acquisition of the property to reflect the fair value of the note. The stated principal balance at December 31, 2006 was $53.6 million and the stated interest rate was 7.51%.
(7)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon acquisition of the property to reflect the fair value of the note. The stated principal balance at December 31, 2006 was $49.8 million and the stated interest rate was 7.58%.

(8)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted upon acquisition of the property to reflect the fair value of the note. The stated principal balance at December 31, 2006 was $50.6 million and the stated interest rate was 7.0%.
(9)	Includes outstanding indebtedness secured by 91 Hartwell Avenue.
(10)	Includes outstanding principal in the amounts of $18.4 million, $4.6 million and $2.1 million which bear interest at fixed rates of 6.70%, 8.54% and 6.75%, respectively.
(11)	The construction financing bears interest at a variable rate equal to LIBOR plus 1.25% per annum.

Combined aggregate principal payments of mortgage notes payable at December 31, 2006 are as follows (in thousands):

Year	Principal Payments
2007	$41492
2008	1,268,672
2009	191,982
2010	351,844
2011	540,384
Thereafter	264,992

Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Our primary market risk results from our indebtedness, which bears interest at fixed and variable rates. The fair value of our debt obligations are affected by changes in the market interest rates. We manage our market risk by matching long-term leases with long-term, fixed-rate, non-recourse debt of similar duration. We continue to follow a conservative strategy of generally pre-leasing development projects on a long-term basis to creditworthy tenants in order to achieve the most favorable construction and permanent financing terms. Approximately 85% of our outstanding debt has fixed interest rates, which minimizes the interest rate risk through the maturity of such outstanding debt. We also manage our market risk by entering into hedging arrangements with financial institutions. Our primary objectives when undertaking hedging transactions and derivative positions is to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. This in turn, reduces the risks that the variability of cash flows imposes on variable rate debt. Our strategy protects us against future increases in interest rates.

During 2005, we entered into forward-starting interest rate swap contracts to lock the 10-year treasury rate and 10-year swap spread in contemplation of obtaining long-term fixed-rate financing to refinance existing debt that is expiring or freely prepayable prior to February 2007. Based on swap spreads at each trade date, the swaps fix the 10-year treasury rate for a financing in February 2007 at a weighted average of 4.34% per annum on notional amounts aggregating $500.0 million. The swaps were to go into effect in February 2007 and expire in February 2017. We entered into the interest rate swap contracts designated and qualifying as a cash flow hedges to reduce our exposure to the variability in future cash flows attributable to changes in the Treasury rate in contemplation of obtaining ten-year fixed-rate financing in early 2007. On December 19, 2006, we entered into an interest rate lock agreement with a lender for a fixed interest rate of 5.57% per annum on a ten-year mortgage financing totaling $750.0 million to be collateralized by our 599 Lexington Avenue property in New York City. On February 12, 2007, we closed on the mortgage financing. In conjunction with the interest rate lock agreement, we terminated our forward-starting interest rate swap contracts and received approximately $10.9 million, which amount will reduce our interest expense over the ten-year term of the financing, resulting in an effective interest rate of 5.38% per annum. We recorded the changes in fair value of the swap contracts related to the effective portion of the interest rate contracts totaling approximately $10.9 million in Accumulated Other Comprehensive Income (Loss) within the our Consolidated Balance Sheets. We expect that within the next twelve months we will reclassify into earnings approximately $1.0 million of the amounts recorded within Accumulated Other Comprehensive Income (Loss) relating to the forward-starting interest rate swap contracts.

At December 31, 2005, derivatives with a fair value of $6.2 million were included in Prepaid Expenses and Other Assets and derivatives with a fair value of $0.2 million were included in Other Liabilities within our Consolidated Balance Sheets. We have recorded the changes in fair value of the swap contracts related to the effective portion of the interest rate contracts totaling approximately $6.0 million in Accumulated Other Comprehensive Income (Loss) within our Consolidated Balance Sheets. The amount of hedge ineffectiveness in 2005 was not material. As of December 31, 2006, no derivatives were designated as cash flow hedges, fair value hedges or hedges of net investments in foreign operations. We do not use derivatives for trading or speculative purposes. Derivatives not designated as hedges, which consist entirely of two immaterial interest rate caps, are not speculative and are used to manage our exposure to interest rate movements and other identified risks.

At December 31, 2006, our outstanding variable rate debt based off LIBOR totaled approximately $711 million. At December 31, 2006, the average interest rate on variable rate debt was approximately 5.80%. If market interest rates on our variable rate debt had been 100 basis points greater, total interest would have increased approximately $7.1 million for the year ended December 31, 2006.

At December 31, 2005, our outstanding variable rate debt based off LIBOR totaled approximately $874.1 million. At December 31, 2005, the average interest rate on variable rate debt was approximately 4.96%. If market interest rates on our variable rate debt had been 100 basis points greater, total interest would have increased approximately $8.7 million for the year ended December 31, 2005.

These amounts were determined solely by considering the impact of hypothetical interest rates on our financial instruments. Due to the uncertainty of specific actions we may undertake to minimize possible effects of market interest rate increases, this analysis assumes no changes in our financial structure.

Funds from Operations

Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. Amount represents our share, which was 84.40%, 83.74%, 82.97%, 82.06% and 81.98% for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively, after allocation to the minority interest in the Operating Partnership.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO, as adjusted, for the year ended December 31, 2006, 2005, 2003 and 2002 which excludes the effects of the losses from early extinguishments of debt associated with the sales of real estate. The adjustment to exclude losses from early extinguishments of debt results when the sale of real estate encumbered by debt requires us to pay the extinguishment costs prior to the debt’s stated maturity and to write-off unamortized loan costs at the date of the extinguishment. Such costs are excluded from the gains on sales of real estate reported in accordance with GAAP. However, we view the losses from early extinguishments of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

The adjustments for net derivative losses related to non-qualifying derivative contracts for the years ended December 31, 2003 and 2002 resulted from interest rate contracts we entered into prior to the effective date of SFAS No. 133 to limit our exposure to fluctuations in interest rates with respect to variable rate debt associated with real estate projects under development. Upon transition to SFAS No. 133 on January 1, 2001, the impacts of these contracts were recorded in current earnings, while prior to that time they were capitalized. Although these adjustments were attributable to a single hedging program, the underlying contracts extended over multiple reporting periods and therefore resulted in adjustments from the first quarter of 2001 through the third quarter of 2003. Management presents FFO before the impact of non-qualifying derivative contracts because economically this interest rate hedging program was consistent with our risk management objective of limiting our exposure to interest rate volatility and the change in accounting under GAAP did not correspond to a substantive difference. Management does not currently anticipate structuring future hedging programs in a manner that would give rise to this kind of adjustment.

The adjustments for early lease surrender for the year ended December 31, 2002 resulted from a unique lease transaction related to the surrender of space by a tenant that was accounted for as a termination for GAAP purposes and recorded in income at the time the space was surrendered. However, we continued to collect payments monthly after the surrender of space through the month of July 2002, the date on which the terminated lease would otherwise have expired under its original terms. Management presents FFO after the early surrender lease adjustment because economically this transaction impacted periods subsequent to the time the space was surrendered by the tenant and, therefore, recording the entire amount of the lease termination payment in a single period made FFO less useful as an indicator of operating performance. Although these adjustments are attributable to a single lease, the transaction impacted multiple reporting periods and resulted in an adjustment for the year ended December 31, 2002.

Although our FFO, as adjusted, clearly differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the losses from early extinguishments of debt associated with the sales of real estate, adjustments for non-qualifying derivative contracts and early lease surrender payments, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Neither FFO, nor FFO as adjusted, should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. Neither FFO nor FFO, as adjusted, represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO, as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our Consolidated Financial Statements.

The following table presents a reconciliation of net income available to common shareholders to FFO and FFO, as adjusted, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002:

	Year ended December 31,
	2006		2005		2004	2003	2002
	(in thousands)
Net income available to common shareholders	$873,635		$438,292		$284,017	$365,322	$440,971
Add:
Preferred dividend	—		—		—	—	3,412
Cumulative effect of a change in accounting principle, net of minority interest	—		4,223		—	—	—
Minority interest in Operating Partnership	70,958		72,463		66,173	71,369	69,651
Less:
Gains on sales of real estate from discontinued operations, net of minority interest	—		47,656		27,338	73,234	25,345
Income from discontinued operations, net of minority interest	10,915		10,354		10,995	17,149	35,004
Gains on sales of real estate and other assets, net of minority interest	606,394		151,884		8,149	57,574	190,443
Income from unconsolidated joint ventures	24,507		4,829		3,380	6,016	7,954
Minority interests in property partnerships	2,013		6,017		4,685	1,827	2,408

Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and other assets, discontinued operations, cumulative effect of a change in accounting principle and preferred dividend	300,764		294,238		295,643	280,891	252,880
Add:
Real estate depreciation and amortization (1)	283,350		274,476		257,319	216,235	192,574
Income from discontinued operations	12,933		12,365		13,459	21,228	43,039
Income from unconsolidated joint ventures	6,590	(2)	4,829		3,380	6,016	7,954
Less:
Minority interests in property partnerships’ share of Funds from Operations	479		113		922	3,458	3,223
Preferred dividends and distributions	9,418	(3)	12,918	(3)	15,050	21,249	28,711

Funds from Operations	593,740		572,877		553,829	499,663	464,513
Add(subtract):
Losses from early extinguishments of debt associated with the sales of real estate	31,444		11,041		—	1,474	2,386
Net derivative losses (SFAS No. 133)	—		—		—	1,038	11,874
Early surrender lease adjustment	—		—		—	—	8,520

Funds from Operations after supplemental adjustments to exclude losses from early extinguishments of debt associated with the sales of real estate, net derivative losses (SFAS No. 133) and early surrender lease adjustment	625,184		583,918		553,829	502,175	487,293
Less:
Minority interest in Operating Partnership’s share of Funds from Operations after supplemental adjustments to exclude losses from early extinguishments of debt associated with the sales of real estate, net derivative losses (SFAS No. 133) and early surrender lease adjustment	97,519		94,946		94,332	90,102	87,804

Funds from Operations available to common shareholders after supplemental adjustments to exclude losses from early extinguishments of debt associated with the sales of real estate, net derivative losses (SFAS No. 133) and early surrender lease adjustment	$527,665		$488,972		$459,497	$412,073	$399,489

Our percentage share of Funds from Operations—basic	84.40%		83.74%		82.97%	82.06%	81.98%
Weighted average shares outstanding—basic	114,721		111,274		106,458	96,900	93,145

(1)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $273,247, $263,648, $247,252, $204,170 and $173,759, our share of unconsolidated joint venture real estate depreciation and amortization of $9,087, $8,554, $6,814, $8,475 and $8,955, and depreciation and amortization from discontinued operations of $3,512, $3,993, $5,689, $6,307 and $12,669, less corporate related depreciation and amortization of $1,584, $1,719, $2,436, $2,717 and $2,809 and adjustment of asset retirement obligations of $912, $0, $0, $0 and $0 for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.
(2)	Excludes approximately $17.9 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale of 265 Franklin Street.
(3)	Excludes approximately $12.2 million and approximately $12.1 million for the year ended December 31, 2006 and 2005, respectively, of income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividends that followed previously completed sales of real estate.

Reconciliation to Diluted Funds from Operations:

	For the years ended December 31,
	2006			2005			2004		2003		2002
	Income (Numerator)		Shares/Units (Denominator)	Income (Numerator)		Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)	Income (Numerator)	Shares/Units (Denominator)
Basic Funds from Operations after supplemental adjustments to exclude losses from early extinguishments of debt associated with the sales of real estate, net derivative losses (SFAS No. 133) and early surrender lease adjustment	$625,184		135,923	$583,918		132,881	$553,829	128,313	$502,175	118,087	$487,293	113,617
Effect of Dilutive Securities:
Convertible Preferred Units	9,418	(1)	3,629	12,918	(1)	5,163	15,050	6,054	21,249	8,375	25,114	9,821
Convertible Preferred Stock	—		—	—		—	—	—	—	—	3,412	1,366
Stock Options and other	—		2,356	—		2,285	—	2,303	—	1,586	185	1,468

Diluted Funds from Operations after supplemental adjustments to exclude losses from early extinguishments of debt associated with the sales of real estate, net derivative losses (SFAS No. 133) and early surrender lease adjustment	$634,602		141,908	$596,836		140,329	$568,879	136,670	$523,424	128,048	$516,004	126,272
Less: Minority interest in Operating Partnership’s share of diluted Funds from Operations	94,813		21,202	91,896		21,607	90,970	21,854	86,608	21,187	83,659	20,473

Diluted Funds from Operations available to common shareholders after supplemental adjustments to exclude losses from early extinguishments of debt associated with the sales of real estate, net derivative losses (SFAS No. 133) and early surrender lease adjustment (2)	$539,789		120,706	$504,940		118,722	$477,909	114,816	$436,816	106,861	$432,345	105,799

(1)	Excludes approximately $12.2 million and approximately $12.1 million for the years ended December 31, 2006 and 2005, respectively, of income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividends that followed previously completed sales of real estate.
(2)	Our share of diluted Funds from Operations was 85.06%, 84.60%, 84.01%, 83.45% and 83.79% for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

Net Operating Income

Net operating income, or “NOI,” is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus minority interest in Operating Partnership, net derivative losses, losses from early extinguishments of debt, losses on investments in securities, cumulative effect of a change in accounting principle (net of minority interest), preferred dividends, depreciation and amortization, interest expense and general and administrative expense, less gains on sales of real estate from discontinued operations (net of minority interest), income from discontinued operations (net of minority interest), gains on sales of real estate (net of minority interest), income from unconsolidated joint ventures, minority interests in property partnerships, interest and other income and development and management services revenue. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets.

Our management also uses NOI to evaluate regional property level performance and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unleveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs and real estate companies that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our Consolidated Financial Statements. NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

The following sets forth a reconciliation of NOI to net income available to common shareholders for the fiscal years 2002 through 2006.

	Years ended December 31,
	2006	2005	2004	2003	2002
Net operating income	$907,292	$905,056	$878,185	$812,025	$739,357
Add:
Development and management services	19,820	17,310	20,440	17,332	10,731
Interest and other	36,677	11,978	10,334	3,011	5,467
Minority interests in property partnerships	2,013	6,017	4,685	1,827	2,408
Income from unconsolidated joint ventures	24,507	4,829	3,380	6,016	7,954
Gains on sales of real estate and other assets, net of minority interest	606,394	151,884	8,149	57,574	190,443
Income from discontinued operations, net of minority interest	10,915	10,354	10,995	17,149	35,004
Gains on sales of real estate from discontinued operations, net of minority interest	—	47,656	27,338	73,234	25,345
Less:
General and administrative	59,375	55,471	53,636	45,359	47,292
Interest expense	298,260	308,091	306,170	299,436	263,067
Depreciation and amortization	273,247	263,648	247,252	204,170	173,759
Net derivative losses	—	—	—	1,038	11,874
Losses from early extinguishments of debt	32,143	12,896	6,258	1,474	2,386
Losses on investments in securities	—	—	—	—	4,297
Minority interest in Operating Partnership	70,958	72,463	66,173	71,369	69,651
Cumulative effect of a change in accounting principle, net of minority interest	—	4,223	—	—	—

Preferred dividend	—	—	—	—	3,412

Net income available to common shareholders	$873,635	$438,292	$284,017	$365,322	$440,971

Contractual Obligations

As of December 31, 2006, we were subject to contractual payment obligations as described in the table below.

	Payments Due by Period
	Total	2007	2008	2009	2010	2011	Thereafter
	(Dollars in thousands)
Contractual Obligations:
Long-term debt
Mortgage debt (1)	$3,278,301	$219,307	$1,417,139	$350,485	$425,879	$546,349	$319,142
Unsecured senior notes (1)	2,100,472	87,188	87,188	87,188	87,188	87,188	1,664,532
Unsecured senior exchangeable notes (1)	557,630	16,875	16,875	16,875	16,875	16,875	473,255
Unsecured line of credit	—	—	—	—	—	—	—
Ground leases	46,448	2,349	2,252	2,275	2,300	2,324	34,948
Tenant obligations (2)	93,266	82,965	5,475	4,458	368	—	—
Construction contracts on development projects	298,431	194,076	78,067	23,324	2,964	—	—

Total Contractual Obligations	$6,374,548	$602,760	$1,606,996	$484,605	$535,574	$652,736	$2,491,877

(1)	Amounts include principal and interest payments.
(2)	Committed tenant-related obligations based on executed leases as of December 31, 2006 (tenant improvements and lease commissions).

We have various standing or renewable service contracts with vendors related to our property management. In addition, we have certain other utility contracts we enter into in the ordinary course of business that may extend beyond one year and that vary based on usage. These contracts include terms that provide for cancellation with insignificant or no cancellation penalties. Contract terms are generally one year or less.

Off-Balance Sheet Arrangements

Joint Ventures

We have investments in eight unconsolidated joint ventures (including our investment in the Value-Added Fund) with our effective ownership interests ranging from 23.89% to 51%, all of which have mortgage indebtedness. We exercise significant influence over, but do not control, these entities and therefore they are presently accounted for using the equity method of accounting. See also Note 5 to the Consolidated Financial Statements. At December 31, 2006, the debt related to these ventures was equal to approximately $630.3 million. The table below summarizes the outstanding debt of these joint venture properties at December 31, 2006:

Properties	Company % Ownership	Interest Rate	Principal Amount		Maturity Date
	(in thousands)
901 New York Avenue	25.00%	5.19%	$170,000		January 1,2015
Metropolitan Square	51.00%	8.23%	130,643		May 1, 2010
Market Square North	50.00%	7.70%	90,112		December 19, 2010
Worldgate Plaza	25.00%	6.24%	57,000	(1)	December 1, 2007
Wisconsin Place	23.89%	6.88%	50,770	(2)	March 11, 2009
Circle Star	25.00%	6.57%	42,000	(3)	September 1, 2013
505 9th Avenue	50.00%	6.05%	43,505	(4)	See note 4
New York Land Venture	50.00%	7.60%	23,600	(5)	May 8, 2008
Wisconsin Place	23.89%	4.38%	15,124	(6)	January 1, 2008
300 Billerica Road	25.00%	5.69%	7,500	(3)	January 1, 2016

Total			$630,254

(1)	This property is owned by the Value-Added Fund. The mortgage financing bears interest at a variable rate equal to LIBOR plus 0.89% per annum and requires interest only payments with a balloon payment due at maturity. This mortgage matures in December 2007, with two one-year extension options. In addition, the Value-Added Fund entered into an agreement to cap the interest rate at 9.5% for a nominal fee.
(2)	Amount represents outstanding construction financing under a $96.5 million loan commitment (of which our share is $23.1 million) at a variable rate equal to LIBOR plus 1.50% per annum with a maturity in March 2009. The mortgage debt requires interest only payments with a balloon payment due at maturity.

(3)	This property is owned by the Value-Added Fund. The mortgage financing bears interest at a fixed rate and requires interest only payments with a balloon payment due at maturity.
(4)	Amount represents outstanding construction financing under a $60.0 million loan commitment (of which our share is $30.0 million) which bears interest at a fixed rate of 5.73% per annum and a $35.0 million loan commitment (of which our share is $17.5 million) which bears interest at a variable rate of LIBOR plus 1.25% per annum. The financing converts to a ten-year fixed rate loan in October 2007 at an interest rate of 5.73% per annum with a provision for an increase in the borrowing capacity by $35.0 million (of which our share would be $17.5 million). The conversion is subject to conditions which we expect to satisfy. As of December 31, 2006, the interest rate on the variable rate portion of the debt was 6.60% per annum. The weighted-average rate as of December 31, 2006 is reflected in the table.
(5)	We have agreed to guarantee approximately $11.8 million of this loan. The financing bears interest at a variable rate equal to LIBOR plus 2.25% per annum.
(6)	In accordance with EITF 98-1, the principal amount and interest rates shown were adjusted to reflect the fair value of the note using an effective interest rate of 4.38% per annum. This note is non-interest bearing with a stated principal balance of $15.5 million (of which our share is approximately $2.9 million) and matures in January 2008. The weighted average rates exclude the impact of this loan. We have agreed, together with our third-party joint venture partners, to guarantee this seller financing on behalf of the land and infrastructure entity.

Environmental Matters

It is our policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys in connection with our acquisition of properties. These pre-purchase environmental assessments have not revealed environmental conditions that we believe will have a material adverse effect on our business, assets, financial condition, results of operations or liquidity, and we are not otherwise aware of environmental conditions with respect to our properties that we believe would have such a material adverse effect. However, from time to time environmental conditions at our properties have required and may in the future require environmental testing and/or regulatory filings, as well as remedial action.

In February 1999, we (through a joint venture) acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. We developed an office park on the property. We engaged a specially licensed environmental consultant to oversee the management of contaminated soil and groundwater that was disturbed in the course of construction. Under the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to our ownership, (2) continue monitoring and/or remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify us for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses, and there can be no assurance that the amounts paid under the indemnity, if any, would be sufficient to cover the liabilities arising from any such releases and discharges.

Environmental investigations at two of our properties in Massachusetts have identified groundwater contamination migrating from off-site source properties. In both cases we engaged a specially licensed environmental consultant to perform the necessary investigations and assessments and to prepare submittals to the state regulatory authority, including Downgradient Property Status Opinions. The environmental consultant concluded that the properties qualify for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site. We also believe that these properties qualify for liability relief under certain statutory amendments regarding upgradient releases. Although we believe that the current or former owners of the upgradient source properties may bear responsibility for some or all of the costs of addressing the identified groundwater contamination, we will take necessary further response actions (if any are required). Other than periodic testing, no such additional response actions are anticipated at this time.

We own a property in Massachusetts where historic groundwater contamination was identified prior to acquisition. We engaged a specially licensed environmental consultant to perform investigations and to prepare necessary submittals to the state regulatory authority. The environmental consultant has concluded that (1) certain identified groundwater contaminants are migrating to the subject property from an off-site source property and (2) certain other detected contaminants are likely related to a historic release on the subject property. We have filed a Downgradient Property Status Opinion (described above) with respect to contamination migrating from off-site and a Response Action Outcome (“RAO”) with respect to the identified historic release. The RAO indicates that regulatory closure has been achieved and that no further action is required at this time.

Some of our properties and certain properties owned by our affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures and/or include particular building design features in connection with development, construction and other property operations in order to achieve regulatory closure and/or ensure that contaminated materials are addressed in an appropriate manner. In these situations it is our practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. We then use this information as part of our decision-making process with respect to the acquisition and/or development of the property. We own a parcel in Massachusetts, formerly used as a quarry/asphalt batching facility, which we may develop in the future. Pre-purchase testing indicated that the site contains relatively low levels of certain contaminants. We have engaged a specially licensed environmental consultant to monitor environmental conditions at the site and prepare necessary regulatory submittals based on the results of an environmental risk characterization. We anticipate that additional response actions necessary to achieve regulatory closure (if any) will be performed prior to or in connection with future development activities. When appropriate, closure documentation will be submitted for public review and comment pursuant to the state regulatory authority’s public information process.

We expect that resolution of the environmental matters relating to the above will not have a material impact on our business, assets, financial condition, results of operations or liquidity. However, we cannot assure you that we have identified all environmental liabilities at our properties, that all necessary remediation actions have been or will be undertaken at our properties or that we will be indemnified, in full or at all, in the event that such environmental liabilities arise.

Newly Issued Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). The purpose of SFAS No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS No. 155 to have a material impact on our cash flows, results of operations, financial position, or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires recognition of a servicing asset or a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. SFAS No. 156 also requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value and subsequently measured at fair value at each reporting date. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS No. 156 to have a material impact on our cash flows, results of operations, financial position, or liquidity.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of FIN No. 48 to have a material impact on our cash flows, results of operations, financial position, or liquidity.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 requires the quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as the “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. The roll-over method focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. SAB 108 was effective for financial statements for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on our cash flows, results of operations, financial position or liquidity.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of our leases provide for fixed base rent increases or indexed increases. We believe that inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense escalations.

Item 8.	Financial Statements and Supplementary Data

BOSTON PROPERTIES, INC.

All other schedules for which a provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Management’s Report on Internal Control over

Financial Reporting

Management of Boston Properties, Inc. (“the Company”), is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

As of the end of the Company’s 2006 fiscal year, management conducted assessments of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on these assessments, management has determined that the Company’s internal control over financial reporting as of December 31, 2006 was effective.

Our internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report appearing on pages 44 and 45, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Boston Properties, Inc.:

We have completed integrated audits of Boston Properties, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated Financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Boston Properties, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included in the Annual Report on Form 10-K for the year December 31, 2006 (not separately presented herein), presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, in the fourth quarter of 2005, the Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.”

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing on page 43, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 1, 2007, except for Notes 19 and 22

as to which the date is July 25, 2007

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and par value amounts)

	December 31, 2006	December 31, 2005
ASSETS
Real estate, at cost:	$9,552,458	$9,151,175
Less: accumulated depreciation	(1,392,055)	(1,265,073)

Total real estate	8,160,403	7,886,102
Cash and cash equivalents	725,788	261,496
Cash held in escrows	25,784	25,618
Tenant and other receivables (net of allowance for doubtful accounts of $2,682 and $2,519, respectively)	57,052	52,668
Accrued rental income (net of allowance of $783 and $2,638, respectively)	327,337	302,356
Deferred charges, net	274,079	242,660
Prepaid expenses and other assets	40,868	41,261
Investments in unconsolidated joint ventures	83,711	90,207

Total assets	$9,695,022	$8,902,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$2,679,462	$3,297,192
Unsecured senior notes (net of discount of $3,525 and $3,938, respectively)	1,471,475	1,471,062
Unsecured exchangeable senior notes	450,000	—
Unsecured line of credit	—	58,000
Accounts payable and accrued expenses	102,934	109,823
Dividends and distributions payable	857,892	107,643
Accrued interest payable	47,441	47,911
Other liabilities	239,084	154,123

Total liabilities	5,848,288	5,245,754

Commitments and contingencies	—	—

Minority interests	623,508	739,268

Stockholders’ equity:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 117,582,442 and 112,621,162 issued and 117,503,542 and 112,542,262 outstanding in 2006 and 2005, respectively	1,175	1,125
Additional paid-in capital	3,119,941	2,745,719
Earnings in excess of dividends	108,155	182,105
Treasury common stock at cost, 78,900 shares in 2006 and 2005	(2,722)	(2,722)
Accumulated other comprehensive loss	(3,323)	(8,881)

Total stockholders’ equity	3,223,226	2,917,346

Total liabilities and stockholders’ equity	$9,695,022	$8,902,368

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands, except for per share amounts)
Revenue
Rental:
Base rent	$1,101,265	$1,106,964	$1,065,302
Recoveries from tenants	181,041	172,717	164,362
Parking and other	57,080	55,252	56,980

Total rental revenue	1,339,386	1,334,933	1,286,644
Hotel revenue	33,014	29,650	28,107
Development and management services	19,820	17,310	20,440
Interest and other	36,677	11,978	10,334

Total revenue	1,428,897	1,393,871	1,345,525

Expenses
Operating
Rental	440,142	436,751	414,857
Hotel	24,966	22,776	21,709
General and administrative	59,375	55,471	53,636
Interest	298,260	308,091	306,170
Depreciation and amortization	273,247	263,648	247,252
Losses from early extinguishments of debt	32,143	12,896	6,258

Total expenses	1,128,133	1,099,633	1,049,882

Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and other assets, discontinued operations and cumulative effect of a change in accounting principle	300,764	294,238	295,643
Minority interests in property partnerships	2,013	6,017	4,685
Income from unconsolidated joint ventures	24,507	4,829	3,380

Income before minority interest in Operating Partnership, gains on sales of real estate and other assets, discontinued operations and cumulative effect of a change in accounting principle	327,284	305,084	303,708
Minority interest in Operating Partnership	(70,958)	(72,463)	(66,173)

Income before gains on sales of real estate and other assets, discontinued operations and cumulative effect of a change in accounting principle	256,326	232,621	237,535
Gains on sales of real estate and other assets, net of minority interest	606,394	151,884	8,149

Income before discontinued operations and cumulative effect of a change in accounting principle	862,720	384,505	245,684
Discontinued operations:
Income from discontinued operations, net of minority interest	10,915	10,354	10,995
Gains on sales of real estate from discontinued operations, net of minority interest	—	47,656	27,338

Income before cumulative effect of a change in accounting principle	873,635	442,515	284,017
Cumulative effect of a change in accounting principle, net of minority interest	—	(4,223)	—

Net income available to common shareholders	$873,635	$438,292	$284,017

Basic earnings per common share:
Income available to common shareholders before discontinued operations and cumulative effect of a change in accounting principle	$7.52	$3.46	$2.31
Discontinued operations, net of minority interest	0.10	0.52	0.36
Cumulative effect of a change in accounting principle, net of minority interest	—	(0.04)	—

Net income available to common shareholders	$7.62	$3.94	$2.67

Weighted average number of common shares outstanding	114,721	111,274	106,458

Diluted earnings per common share:
Income available to common shareholders before discontinued operations and cumulative effect of a change in accounting principle	$7.37	$3.39	$2.26
Discontinued operations, net of minority interest	0.09	0.51	0.35
Cumulative effect of a change in accounting principle, net of minority interest	—	(0.04)	—

Net income available to common shareholders	$7.46	$3.86	$2.61

Weighted average number of common and common equivalent shares outstanding	117,077	113,559	108,762

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Earnings in excess of Dividends	Treasury Stock, at cost	Unearned Compensation	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Stockholders’ Equity, December 31, 2003	98,230	$982	$2,104,158	$320,900	$(2,722)	$(6,820)	$(16,335)	$2,400,163
Sale of Common Stock, net of offering costs	5,700	57	290,959	—	—	—	—	291,016
Conversion of operating partnership units to Common Stock	2,540	26	112,526	—	—	—	—	112,552
Allocation of minority interest	—	—	(6,482)	—	—	—	—	(6,482)
Net income for the year	—	—	—	284,017	—	—	—	284,017
Dividends declared	—	—	—	(279,465)	—	—	—	(279,465)
Shares issued pursuant to stock purchase plan	11	—	480	—	—	—	—	480
Stock options exercised	3,815	38	130,506	—	—	—	—	130,544
Net issuances of restricted equity	24	—	1,833	—	—	(1,833)	—	—
Amortization of restricted equity awards	—	—	—	—	—	2,550	—	2,550
Amortization of interest rate contracts	—	—	—	—	—	—	698	698

Stockholders’ Equity, December 31, 2004	110,320	1,103	2,633,980	325,452	(2,722)	(6,103)	(15,637)	2,936,073
Reclassification upon the adoption of SFAS No. 123R	—	—	(6,103)	—	—	6,103	—	—
Conversion of operating partnership units to Common Stock	925	9	59,915	—	—	—	—	59,924
Allocation of minority interest	—	—	8,163	—	—	—	—	8,163
Net income for the year	—	—	—	438,292	—	—	—	438,292
Dividends declared	—	—	—	(581,639)	—	—	—	(581,639)
Shares issued pursuant to stock purchase plan	8	—	424	—	—	—	—	424
Net activity from stock option and incentive plan	1,289	13	49,340	—	—	—	—	49,353
Effective portion of interest rate contracts	—	—	—	—	—	—	6,058	6,058
Amortization of interest rate contracts	—	—	—	—	—	—	698	698

Stockholders’ Equity, December 31, 2005	112,542	1,125	2,745,719	182,105	(2,722)	—	(8,881)	2,917,346

	Common Stock		Additional Paid-in Capital	Earnings in excess of Dividends	Treasury Stock, at cost	Unearned Compensation	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Conversion of operating partnership units to Common Stock	3,162	32	287,321	—	—	—	—	287,353
Allocation of minority interest	—	—	20,020	—	—	—	—	20,020
Net income for the year	—	—	—	873,635	—	—	—	873,635
Dividends declared	—	—	—	(947,585)	—	—	—	(947,585)
Shares issued pursuant to stock purchase plan	8	—	526	—	—	—	—	526
Net activity from stock option and incentive plan	1,791	18	66,355	—	—	—	—	66,373
Effective portion of interest rate contracts	—	—	—	—	—	—	4,860	4,860
Amortization of interest rate contracts	—	—	—	—	—	—	698	698

Stockholders’ Equity, December 31, 2006	117,503	$1,175	$3,119,941	$108,155	$(2,722)	$—	$(3,323)	$3,223,226

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME

	For the year ended December 31,
	2006	2005	2004
	(in thousands)
Net income available to common shareholders	$873,635	$438,292	$284,017
Other comprehensive income:
Effective portion of interest rate contracts	4,860	6,058	—
Amortization of interest rate contracts	698	698	698

Other comprehensive income	5,558	6,756	698

Comprehensive income	$879,193	$445,048	$284,715

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2006	2005	2004
	(in thousands)
Cash flows from operating activities:
Net income available to common shareholders	$873,635	$438,292	$284,017
Adjustments to reconcile net income available to common shareholders to net cash provided by operating activities:
Depreciation and amortization	276,759	267,641	252,941
Non-cash portion of interest expense	7,111	5,370	5,604
Non-cash compensation expense	8,578	7,389	4,262
Minority interest in property partnerships	(2,013)	(6,017)	6,848
Distributions (earnings) in excess of earnings (distributions) from unconsolidated joint ventures	(16,302)	2,350	3,283
Minority interest in Operating Partnership	186,408	113,738	75,738
Gains on sales of real estate and other assets	(719,826)	(239,624)	(54,121)
Losses from early extinguishments of debt	31,877	2,042	—
Loss from investment in unconsolidated joint venture	—	342	—
Cumulative effect of a change in accounting principle	—	5,043	—
Change in assets and liabilities:
Cash held in escrows	(166)	(3,828)	(3,434)
Tenant and other receivables, net	(7,051)	(31,378)	(7,075)
Accrued rental income, net	(53,989)	(64,742)	(61,959)
Prepaid expenses and other assets	4,319	2,011	(92)
Accounts payable and accrued expenses	(2,502)	4,148	(3,197)
Accrued interest payable	(470)	(2,759)	(261)
Other liabilities	(9,735)	9,305	(13,495)
Tenant leasing costs	(48,654)	(37,074)	(59,553)

Total adjustments	(345,656)	33,957	145,489

Net cash provided by operating activities	527,979	472,249	429,506

Cash flows from investing activities:
Acquisitions/additions to real estate	(642,024)	(394,757)	(277,684)
Investments in marketable securities	(282,764)	(37,500)	—
Proceeds from sale of marketable securities	—	37,500	—
Net investments in unconsolidated joint ventures	23,566	2,313	(944)
Net proceeds from the sale of real estate placed in escrow	(872,063)	—	—
Net proceeds from the sale of real estate released from escrow	872,063	—	—
Net proceeds from the sales of real estate and other assets	1,130,978	749,049	107,614

Net cash provided by (used in) investing activities	229,756	356,605	(171,014)

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2006	2005	2004
	(in thousands)
Cash flows from financing activities:
Borrowings on unsecured line of credit	195,000	68,000	140,000
Repayments of unsecured line of credit	(253,000)	(10,000)	(203,000)
Repayments of mortgage notes payable	(408,139)	(1,088,690)	(216,731)
Proceeds from mortgage notes payable	41,887	844,751	168,517
Proceeds from unsecured exchangeable senior notes	450,000	—	—
Proceeds from a real estate financing transactions	21,195	48,972	—
Payments on real estate financing transaction	(5,987)	—	—
Dividends and distributions	(391,613)	(702,989)	(342,815)
Net proceeds from the issuance of common securities	—	—	291,496
Proceeds from equity transactions	63,418	45,020	130,574
Redemption of OP Units	—	(1,846)	—
Contributions from minority interest holders	11,404	—	4,005
Distributions to minority interest holders	—	(5,426)	(8,848)
Redemption of minority interest	(14,891)	—	—
Deferred financing costs	(2,717)	(4,494)	(5,032)

Net cash used in financing activities	(293,443)	(806,702)	(41,834)

Net increase in cash and cash equivalents	464,292	22,152	216,658
Cash and cash equivalents, beginning of period	261,496	239,344	22,686

Cash and cash equivalents, end of period	$725,788	$261,496	$239,344

Supplemental disclosures:
Cash paid for interest	$297,540	$311,198	$311,676

Interest capitalized	$5,921	$5,718	$10,849

Non-cash investing and financing activities:
Additions to real estate included in accounts payable	$4,419	$10,223	$5,592

Mortgage notes payable assumed in connection with the acquisitions of real estate	$—	$—	$107,894

Mortgage notes payable assigned in connection with the sale of real estate	$—	$—	$5,193

Dividends and distributions declared but not paid	$857,892	$107,643	$91,428

Conversions of Minority Interests to Stockholders’ Equity	$87,347	$22,653	$56,843

Basis adjustment in connection with conversions of Minority Interests to Stockholders’ Equity	$200,003	$37,271	$55,709

Marketable securities transferred in connection with the legal defeasance of mortgage note payable	$282,764	$—	$—

Mortgage note payable legally defeased	$254,385	$—	$—

Financing incurred in connection with the acquisition of real estate	$45,559	$—	$—

Issuance of restricted securities to employees and directors	$11,279	$11,680	$9,924

The accompanying notes are an integral part of these financial statements.

BOSTON PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Organization

Boston Properties, Inc. (the “Company”), a Delaware corporation, is a self-administered and self-managed real estate investment trust (“REIT”). The Company is the sole general partner of Boston Properties Limited Partnership (the “Operating Partnership”) and at December 31, 2006 owned an approximate 83.3% (80.9% at December 31, 2005) general and limited partnership interest in the Operating Partnership. Partnership interests in the Operating Partnership are denominated as “common units of partnership interest” (also referred to as “OP Units”), “long term incentive units of partnership interest” (also referred to as “LTIP Units”) or “preferred units of partnership interest” (also referred to as “Preferred Units”).

Unless specifically noted otherwise, all references to OP Units exclude units held by the Company. A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to restrictions agreed upon at the time of issuance of OP Units to particular holders that may restrict such redemption right for a period of time, generally one year from issuance). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company (“Common Stock”). In lieu of a cash redemption, the Company may elect to acquire such OP Unit for one share of Common Stock. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that the Company owns, one share of Common Stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. An LTIP Unit is generally the economic equivalent of a share of restricted common stock of the Company. LTIP Units, whether vested or not, will receive the same quarterly per unit distributions as OP Units, which equal per share dividends on Common Stock (See Note 17).

At December 31, 2006, there was one series of Preferred Units outstanding (i.e., Series Two Preferred Units). The Series Two Preferred Units bear a distribution that is set in accordance with an amendment to the partnership agreement of the Operating Partnership. Preferred Units may also be converted into OP Units at the election of the holder thereof or the Operating Partnership in accordance with the amendment to the partnership agreement (See also Note 11).

All references to the Company refer to Boston Properties, Inc. and its consolidated subsidiaries, including the Operating Partnership, collectively, unless the context otherwise requires.

Properties

At December 31, 2006, the Company owned or had interests in a portfolio of 131 commercial real estate properties (121 properties at December 31, 2005) (the “Properties”) aggregating approximately 43.4 million net rentable square feet (approximately 42.0 million net rentable square feet at December 31, 2005), including six properties under construction totaling approximately 1.4 million net rentable square feet, and structured parking for approximately 32,553 vehicles containing approximately 10.0 million square feet. At December 31, 2006, the Properties consist of:

•	127 office properties, including 109 Class A office properties (including six properties under construction) and 18 Office/Technical properties;

•	two hotels; and

•	two retail properties.

The Company owns or controls undeveloped land parcels totaling approximately 524.3 acres. In addition, the Company has a 25% interest in the Boston Properties Office Value-Added Fund, L.P. (the “Value-Added Fund”), which is a strategic partnership with two institutional investors through which the Company has pursued the acquisition of value-added investments in assets within its existing markets. The Company’s investments through the Value-Added Fund are not included in its portfolio information or any other portfolio level statistics. At December 31, 2006, the Value-Added Fund had investments in an office complex in Herndon, Virginia, an office property in Chelmsford, Massachusetts and an office complex in San Carlos, California. The Value-Added Fund’s investment period expired on October 25, 2006.

The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers Office/Technical properties to be properties that support office, research and development, laboratory and other technical uses. Net rentable square feet amounts are unaudited.

Basis of Presentation

Boston Properties, Inc. does not have any other significant assets, liabilities or operations, other than its investment in the Operating Partnership, nor does it have employees of its own. The Operating Partnership, not Boston Properties, Inc., executes all significant business relationships. All majority-owned subsidiaries and affiliates over which the Company has financial and operating control and variable interest entities (“VIE”s) in which the Company has determined it is the primary beneficiary are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for all other unconsolidated joint ventures using the equity method of accounting. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, the FASB issued FIN 46R, “Consolidation of Variable Interest Entities,” which amended FIN 46. FIN 46R was effective immediately for arrangements entered into after January 31, 2003, and became effective during the first quarter of 2004 for all arrangements entered into before February 1, 2003. FIN 46R requires existing unconsolidated VIEs to be consolidated by their primary beneficiaries. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses or receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership interests, contractual interests, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. Prior to FIN 46R, the Company included an entity in its consolidated financial statements only if it controlled the entity through voting interests. The adoption and application of FIN 46 and FIN 46R has not had a material impact on the Company’s consolidated financial statements.

2.	Summary of Significant Accounting Policies

Real Estate

Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-” and “below-market” leases, origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”), and allocates the purchase price to the acquired assets and assumed liabilities, including land at appraised value and buildings at replacement cost. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that we deem appropriate, as well as available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenant’s credit quality and expectations of lease renewals. Based on its acquisitions to date, the Company’s allocation to customer relationship intangible assets has been immaterial.

The Company records acquired “above-” and “below-market” leases at their fair value (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses.

Real estate is stated at depreciated cost. The cost of buildings and improvements includes the purchase price of property, legal fees and other acquisition costs. Costs directly related to the development of properties are capitalized. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

The Company reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An impairment loss is recognized if the carrying amount of its assets is not recoverable and exceeds its fair value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be “long-lived assets to be held and used,” as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If the Company determines that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

SFAS No. 144, requires that qualifying assets and liabilities and the results of operations that have been sold, or otherwise qualify as “held for sale,” be presented as discontinued operations in all periods presented if the property operations are expected to be eliminated and the Company will not have significant continuing involvement following the sale. The components of the property’s net income that is reflected as discontinued operations include the net gain (or loss) upon the disposition of the property held for sale, operating results, depreciation and interest expense (if the property is subject to a secured loan). The Company generally considers assets to be “held for sale” when the transaction has been approved by the Board of Directors, or a committee thereof, and there are no known significant contingencies relating to the sale, such that the property sale within one year is considered probable. Following the classification of a property as “held for sale,” no further depreciation is recorded on the assets.

A variety of costs are incurred in the acquisition, development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The Company’s capitalization policy on development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Projects.” The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion (1) substantially completed and (2) occupied or held available for occupancy, and capitalizes only those costs associated with the portion under construction. Interest costs capitalized for the years ended December 31, 2006, 2005 and 2004 were $5.9 million, $5.7 million and $10.8 million, respectively. Salaries and related costs capitalized for the years ended December 31, 2006, 2005 and 2004 were $4.2 million, $3.9 million and $4.4 million, respectively.

The acquisitions of minority interests (i.e., OP Units) for shares of the Company’s common stock are recorded under the purchase method with assets acquired reflected at the fair market value of the Company’s common stock on the date of acquisition. The acquisition amounts are allocated to the underlying assets based on their estimated fair values.

Expenditures for repairs and maintenance are charged to operations as incurred. Significant betterments are capitalized. When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

Certain of the Company’s real estate assets contain asbestos. Although the asbestos is appropriately encapsulated, in accordance with current environmental regulations, the Company’s practice is to remediate the asbestos upon the renovation or redevelopment of its properties. In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The legal obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon the acquisition, construction, or development and/or through the normal operation of an asset. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 became effective and was adopted by the Company on December 31, 2005.

The Company computes depreciation and amortization on properties using the straight-line method based on estimated useful asset lives. In accordance with SFAS No. 141, the Company allocates the acquisition cost of real estate to land, building, tenant improvements, acquired “above-” and “below-market” leases, origination costs and acquired in-place leases based on an assessment of their fair value and depreciates or amortizes these assets (or liabilities) over their useful lives. The amortization of acquired “above-” and “below-market” leases and acquired in-place leases is recorded as an adjustment to revenue and depreciation and amortization, respectively, in the Consolidated Statements of Operations.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Land improvements	25 to 40 years
Buildings and improvements	10 to 40 years
Tenant improvements	Shorter of useful life or terms of related lease
Furniture, fixtures, and equipment	3 to 7 years

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less from the date of purchase. The majority of the Company’s cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit of $100,000. The Company has not experienced any losses to date on its invested cash.

Cash Held in Escrows

Escrows include amounts established pursuant to various agreements for security deposits, property taxes, insurance and other costs.

Investments in Securities

The Company accounts for investments in securities of publicly traded companies in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Investments.” Investments in securities of non-publicly traded companies are recorded at cost, as they are not considered marketable under SFAS No. 115. At December 31, 2006 and 2005, the Company had insignificant investments in securities.

Tenant and other receivables

Tenant and other accounts receivable, other than accrued rents receivable, are expected to be collected within one year.

Deferred Charges

Deferred charges include leasing costs and financing fees. Leasing costs include an allocation for acquired intangible in-place lease values and direct and incremental fees and costs incurred in the successful negotiation of leases, including brokerage, legal, internal leasing employee salaries and other costs which have been deferred and are being amortized on a straight-line basis over the terms of the respective leases. Internal leasing salaries and related costs capitalized for the years ended December 31, 2006, 2005 and 2004 were $2.8 million, $2.0 million and $1.5 million, respectively. External fees and costs incurred to obtain long-term financing have been deferred and are being amortized over the terms of the respective loans on a basis that approximates the effective interest method and are included with interest expense. Unamortized financing and leasing costs are charged to expense upon the early repayment or significant modification of the financing or upon the early termination of the lease, respectively. Fully amortized deferred charges are removed from the books upon the expiration of the lease or maturity of the debt.

Investments in Unconsolidated Joint Ventures

Except for ownership interests in a variable interest entity, the Company accounts for its investments in joint ventures under the equity method of accounting because it exercises significant influence over, but does not control, these entities. These investments are recorded initially at cost, as Investments in Unconsolidated Joint Ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on the balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of unconsolidated joint ventures over the life of the related asset. Under the equity method of accounting, the net equity investment of the Company is reflected within the Consolidated Balance Sheets, and the Company’s share of net income or loss from the joint ventures is included within the Consolidated Statements of Operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses, however, the Company’s recognition of joint venture income or loss generally follows the joint venture’s distribution priorities, which may change upon the achievement of certain investment return thresholds. For ownership interests in variable interest entities, the Company consolidates those in which it is the primary beneficiary.

To the extent that the Company contributes assets to a joint venture, the Company’s investment in joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of the joint venture. In accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures,” the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

Equity Offering Costs

Underwriting commissions and offering costs have been reflected as a reduction of additional paid-in capital.

Treasury Stock

The Company’s share repurchases are reflected as treasury stock utilizing the cost method of accounting and are presented as a reduction to consolidated stockholders’ equity. The Company did not repurchase any of its shares during the years ended December 31, 2006 and 2005.

Dividends

Earnings and profits, which determine the taxability of dividends to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes in the treatment of gains on the sale of real property, revenue and expense recognition, compensation expense, and in the estimated useful lives used to compute depreciation.

The tax treatment of common dividends per share for federal income tax purposes is as follows:

	For the year ended December 31,
	2006			2005			2004
	Per Share		%	Per Share		%	Per Share	%
Ordinary income	$1.19		17.43%	$1.80		34.90%	$1.62	63.40%
Capital gain income	5.65		82.57%	2.10		40.75%	0.00	00.10%
Return of capital	—		—	1.26		24.35%	0.94	36.50%
Total	$6.84	(1)	100.00%	$5.16	(2)	100.00%	$2.56	100.00%

(1)	Includes the special dividend of $5.40 per common share paid on January 30, 2007 of which approximately $3.44 per common share is allocable to 2006 and approximately $1.96 is allocable to 2007.
(2)	Includes the special dividend of $2.50 per common share paid on October 31, 2005.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the terms of the respective leases. The impact of the straight-line rent adjustment increased revenue by approximately $53.7 million, $66.0 million and $61.3 million for the years ended December 31, 2006, 2005 and 2004, respectively, as the revenue recorded exceeded amounts billed. In accordance with SFAS No. 141, the Company recognizes rental revenue of acquired in-place “above-” and “below-market” leases at their fair values over the terms of the respective leases. Accrued rental income, as reported on the Consolidated Balance Sheets, represents rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements. The Company maintains an allowance against accrued rental income for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental income that is recoverable over the term of the lease. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or geographic specific credit considerations. If the Company’s estimates of collectibility differ from the cash received, then the timing and amount of the Company’s reported revenue could be impacted. The credit risk is mitigated by the high quality of the Company’s existing tenant base, reviews of prospective tenant’s risk profiles prior to lease execution and continual monitoring of the Company’s portfolio to identify potential problem tenants.

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with EITF Issue 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” (“Issue 99-19”). Issue 99-19 requires that these reimbursements be recorded on a gross basis, as the Company is generally the primary obligor with respect to purchasing goods and services from third- party suppliers, has discretion in selecting the supplier and has credit risk. The Company also receives reimbursement of payroll and payroll related cost from third parties which we reflect on a net basis in accordance with Issue 99-19.

The Company’s hotel revenues are derived from room rentals and other sources such as charges to guests for long-distance telephone service, fax machine use, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

The Company receives management and development fees from third parties. Management fees are recorded and earned based on a percentage of collected rents at the properties under management, and not on a straight-line basis, because such fees are contingent upon the collection of rents. The Company reviews each development agreement and records development fees on a straight-line basis or percentage of completion depending on the risk associated with each project. Profit on development fees earned from joint venture projects is recognized as revenue to the extent of the third party partners’ ownership interest.

Gains on sales of real estate are recognized pursuant to the provisions of SFAS No. 66 “Accounting for Sales of Real Estate.” The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Interest Expense and Interest Rate Protection Agreements

From time to time, the Company enters into interest rate protection agreements to reduce the impact of changes in interest rates on its variable rate debt or in anticipation of issuing fixed rate debt. The fair value of these agreements is reflected on the Consolidated Balance Sheets. Changes in the fair value of these agreements would be recorded in the Consolidated Statements of Operations if the agreements were not effective for accounting purposes.

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders, as adjusted for unallocated earnings (if any) of certain securities issued by the Operating Partnership, by the weighted average number of shares of Common Stock outstanding during the year. Diluted EPS reflects the potential dilution that could occur from shares issuable under stock-based compensation plans, including upon the exercise of stock options, and conversion of the minority interests in the Operating Partnership.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, escrows, receivables, accounts payable, accrued expenses and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments.

For purposes of disclosure, the Company calculates the fair value of mortgage notes payable and unsecured senior notes. The Company discounts the spread between the future contractual interest payments and future interest payments on mortgage debt and unsecured notes based on a current market rate. In determining the current market rate, the Company adds its estimation of a market spread to the quoted yields on federal government treasury securities with similar maturity dates to its debt. Because the Company’s valuations of its financial instruments are based on these types of estimates, the fair value of its financial instruments may change if the Company’s estimates do not prove to be accurate. The fair value of the Company’s long-term indebtedness exceeds the aggregate carrying value by approximately $182.7 million at December 31, 2006.

Income Taxes

The Company has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 1997. As a result, the Company generally will not be subject to federal corporate income tax on its taxable income that is distributed to its stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income. The Company’s policy is to distribute at least 100% of its taxable income. Accordingly, the only provision for federal income taxes in the accompanying consolidated financial statements relates to the Company’s consolidated taxable REIT subsidiaries. The Company’s taxable REIT subsidiaries did not have significant tax provisions or deferred income tax items.

In January 2002, the Company formed a taxable REIT subsidiary (“TRS”), IXP, Inc. (IXP) which acts as a captive insurance company and is one of the elements of its overall insurance program. On September 27, 2006, IXP, Inc. was merged into IXP, LLC, a wholly owned subsidiary, and all insurance policies issued by IXP, Inc. were cancelled and reissued by IXP, LLC. The accounts of IXP are consolidated within the Company. IXP, Inc. was a captive TRS that was subject to tax at the federal and state level. Accordingly, the Company has recorded a tax provision in the Company’s Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004.

Effective July 1, 2002, the Company restructured the leases with respect to its ownership of the hotel properties by forming a TRS. The hotel TRS, a wholly owned subsidiary of the Operating Partnership, is the lessee pursuant to leases for each of the hotel properties. As lessor, the Operating Partnership is entitled to a percentage of gross receipts from the hotel properties. Marriott International, Inc. continues to manage the hotel properties under the Marriott name and under terms of the existing management agreements. In connection with the restructuring, the revenue and expenses of the hotel properties are being reflected in the Company’s Consolidated Statements of Operations. The hotel TRS is subject to tax at the federal and state level and, accordingly, the Company has recorded a tax provision in the Company’s Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004.

The net difference between the tax basis and the reported amounts of the Company’s assets and liabilities is approximately $674 million and $1.5 billion as of December 31, 2006 and 2005, respectively.

Certain entities included in the Company’s consolidated financial statements are subject to certain state and local taxes. These taxes are recorded as operating expenses in the accompanying consolidated financial statements.

The following reconciles GAAP net income to taxable income:

	For the year ended December 31,
	2006	2005	2004
	(in thousands)
Net income available to common shareholders	$873,635	$438,292	$284,017
Straight-line rent adjustments	(48,563)	(54,902)	(51,692)
Book/Tax differences from depreciation and amortization	65,213	60,488	56,041
Book/Tax differences on gains/losses from capital transactions	67,316	36,319	(35,129)
Book/Tax differences from stock-based compensation	(100,292)	(35,611)	(67,027)
Other book/tax differences, net	(60,209)	1,813	(11,540)

Taxable income	$797,100	$446,399	$174,670

Stock-based employee compensation plans

At December 31, 2006, the Company has stock-based employee compensation plan. Effective January 1, 2005, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” using the modified prospective application method for stock compensation awards. In addition, effective January 1, 2005, the Company adopted early SFAS No. 123 (revised) (“SFAS No. 123R”), “Share-Based Payment,” which revised the fair value based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarified SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. In 2003, the Company transitioned to granting restricted stock and/or LTIP Units, as opposed to granting stock options, as its primary vehicle for employee equity compensation under its stock-based employee compensation plan. The Company had previously accounted for its stock-based employee compensation plans under the recognition and measurement principles of the Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. All outstanding options had an exercise price equal to the market value of the underlying common stock on the date of grant, and all outstanding options are currently exercisable. As a result, the following table only illustrates the effect on net income available to common shareholders and earnings per common share if the Company had applied the fair value recognition provisions to stock-based employee compensation for the year ended December 31, 2004 (in thousands, except for per share amounts).

2004
Net income available to common shareholders	$284,017
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of minority interest	(1,557)

Pro forma net income available to common shareholders	$282,460

Earnings per share:
Basic—as reported	$2.67

Basic—pro forma	$2.65

Diluted—as reported	$2.61

Diluted—pro forma	$2.60

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include such items as depreciation and allowances for doubtful accounts. Actual results could differ from those estimates.

3.	Real Estate

Real estate consisted of the following at December 31 (in thousands):

	2006	2005
Land	$1,740,466	$1,848,910
Land held for future development	183,403	248,645
Real estate held for sale, net	433,492	—
Buildings and improvements	6,346,595	6,214,750
Tenant improvements	707,909	636,931
Furniture, fixtures and equipment	24,964	24,363
Development in process	115,629	177,576

Total	9,552,458	9,151,175
Less: Accumulated depreciation	(1,392,055)	(1,265,073)

	$8,160,403	$7,886,102

Acquisitions

On April 13, 2006, the Company acquired a parcel of land located in Waltham, Massachusetts for a purchase price of $16.0 million. On October 27, 2006, the Company acquired an adjacent parcel of land located in Waltham, Massachusetts for a purchase price of approximately $5.6 million.

On June 30, 2006, the Company acquired 303 Almaden Boulevard, a Class A office property with approximately 157,000 net rentable square feet located in San Jose, California, at a purchase price of approximately $45.2 million. The acquisition was financed with available cash.

On August 10, 2006, the Company acquired 3200 Zanker Road, a Class A office complex with approximately 544,000 net rentable square feet located in San Jose, California, at a purchase price of approximately $126.0 million. The acquisition was financed with available cash.

On November 30, 2006, the Company acquired Four and Five Cambridge Center and the Cambridge Center East Garage located in Cambridge, Massachusetts, at a purchase price of approximately $186.0 million. This property consists of two Class A office properties totaling approximately 436,000 net rentable square feet and structured parking for approximately 840 vehicles totaling approximately 300,000 square feet. The acquisition was financed with available cash.

On December 22, 2006, the Company executed a contract to acquire Kingstowne Towne Center, a mixed-use property located in Alexandria, Virginia, at a purchase price of approximately $134.0 million. This property is comprised of two Class A office properties totaling approximately 307,000 net rentable square feet and a retail/movie theater complex totaling approximately 88,000 net rentable square feet. The acquisition is subject to the satisfaction of customary closing conditions and there can be no assurance that the acquisition will be consummated on the terms currently contemplated or at all.

Development

On January 17, 2006, the Company placed-in-service its Seven Cambridge Center development project located in Cambridge, Massachusetts. Seven Cambridge Center is a fully-leased, build-to-suit project with approximately 231,000 net rentable square feet of office, research laboratory and retail space.

On March 31, 2006, the Company commenced construction of South of Market, a Class A office project consisting of three buildings aggregating approximately 652,000 net rentable square feet located in Reston, Virginia.

On April 1, 2006, the Company placed-in-service 12290 Sunrise Valley, a 182,000 net rentable square foot Class A office property located in Reston, Virginia.

On July 22, 2006, the Company placed-in-service its Capital Gallery expansion project, consisting of a ten-story addition totaling approximately 319,000 net rentable square feet of Class A office space located in Washington, D.C.

On September 18, 2006, the Company commenced construction of 77 Fourth Avenue, a Class A office project with approximately 210,000 net rentable square feet, located in Waltham, Massachusetts.

On December 6, 2006, the Company commenced construction of One Preserve Parkway, a Class A office property totaling approximately 183,000 net rentable square feet located in Rockville, Maryland.

Dispositions

On February 23, 2005, the Company sold a parcel of land at the Prudential Center located in Boston, Massachusetts for a net sale price of approximately $31.5 million and an additional obligation of the buyer to fund approximately $19.6 million of development-related costs at the Prudential Center for aggregate proceeds of $51.1 million. Due to the structure of the transaction and certain continuing involvement provisions related to the development of the property, this transaction did not initially qualify as a sale for financial reporting purposes and had been accounted for as a financing transaction. On January 3, 2006, the continuing involvement provisions expired and the Company recognized a gain on sale of approximately $4.8 million (net of minority interest share of approximately $0.9 million).

On June 6, 2006, the Company sold 280 Park Avenue, a 1,179,000 net rentable square foot Class A office property located in midtown Manhattan, New York, for approximately $1.2 billion. Net proceeds totaled approximately $875 million after legal defeasance of indebtedness secured by the property (consisting of approximately $254.4 million of principal indebtedness and approximately $28.2 million of related defeasance costs) and the payment of transfer taxes, brokers’ fees and other customary closing costs. At closing, the Company recognized a gain on sale of approximately $583.3 million (net of minority interest share of approximately $109.2 million). The net proceeds from the sale were recorded in Cash Held in Escrows in the Company’s Consolidated Balance Sheets because the cash was held in escrow by a qualifying intermediary for the purpose of potentially accomplishing a like-kind exchange under Section 1031 of the Internal Revenue Code. The Company did not identify any qualifying replacement assets to accomplish the like-kind exchange by the statutory expiration date of July 21, 2006 and, as a result, the cash was released from escrow and returned to the Company with no restrictions as to its use. Pursuant to the purchase and sale agreement, the Company entered into a master lease agreement with the buyer at closing. Under the master lease agreement, the Company has guaranteed that the buyer will receive at least a minimum amount of base rent from approximately 74,340 square feet of space during the ten-year period following the expiration of the current leases for this space. The current leases for this space are scheduled to expire at various times between June 2006 and October 2007. The aggregate amount of base rent guaranteed by the Company over the entire period from 2006 to 2017 is approximately $67.3 million. The Company’s guarantee obligations, which are in the form of base rent payments to the buyer, will be reduced by the amount of base rent payable, whether or not actually paid, under qualifying leases for this space that are obtained by the Company from prospective tenants. The Company will remain responsible for any free rent periods. The buyer will bear all customary leasing costs for this space, including tenant improvements and leasing commissions. The recognized gain on sale of the property had been reduced by approximately $67.3 million, representing the Company’s maximum obligation under the master lease. Such amount has been deferred and recorded in Other Liabilities in the Company’s Consolidated Balance Sheets and will be reduced as (1) payments are made under the master lease or (2) as qualifying leases are signed by the Company, at which time the Company will recognize additional gain on sale. Subsequent to the sale, the Company signed new qualifying leases for 26,681 net rentable square feet of the 74,340 net rentable square foot master lease obligation, resulting in the recognition of approximately $17.7 million (net of minority interest share of approximately $3.3 million) of additional gain on sale of real estate. As of December 31, 2006, the master lease obligation totaled approximately $45.8 million. As part of the transaction, the buyer has engaged the Company as the property manager and leasing agent for 280 Park Avenue for a one-year term that renews automatically. Either party has the right to terminate this relationship at any time after the termination or expiration of the master lease agreement described above. The Company will recognize management fees on a fair value basis over the term of the agreement. As a result, the recognized gain on sale of the property has been reduced by approximately $16.6 million, representing the difference between the management fees to be received by the Company and the fair value of the management fees. Such amount has been deferred and recorded in Other Liabilities in the Company’s Consolidated Balance Sheets and will be recognized as management services revenue over the term of the management agreement. Under the purchase and sale agreement, the Company has also agreed to provide to the buyer fixed monthly revenue support from the closing date until December 31, 2008. The aggregate amount of the revenue support payments will be approximately $22.5 million and has been recorded as a purchase price adjustment and included in Other Liabilities within the Company’s Consolidated Balance Sheets. As of December 31, 2006, the revenue support obligation totaled approximately $15.2 million. Due to the Company’s continuing involvement through an agreement with the buyer to manage and lease the property for a fee after the sale and the financial obligations discussed above, this property has not been categorized as discontinued operations in the accompanying Consolidated Statements of Operations (See Note 19).

On November 17, 2006, the Company executed a binding agreement for the sale of the long-term leasehold interest in 5 Times Square in New York City and related credits, for approximately $1.28 billion in cash. 5 Times Square is a fully-leased Class A office tower that contains approximately 1,101,779 net rentable square feet. In conjunction with the sale, the Company has agreed to provide to the buyer monthly revenue support from the closing date until December 31, 2008. The aggregate amount of the revenue support payments will be approximately $1.6 million. As part of the transaction, the buyer has agreed to engage the Company as the property manager for 5 Times Square for a five-year term. Either party will have the right to terminate this relationship at any time after four years upon giving the other party six (6) months advance notice. If not terminated, the agreement will automatically renew for successive one-year terms unless terminated by either party upon ninety (90) days advance notice. Due to the Company’s continuing involvement through an agreement with the buyer to manage the property for a fee after the sale and the financial obligations discussed above, this property has not been categorized as discontinued operations in the accompanying Consolidated Statements of Operations (See Note 19). At December 31, 2006, the Company had categorized 5 Times Square as “Held for Sale” in its Consolidated Balance Sheets (See Note 19). The sale was completed on February 15, 2007 (See Note 22).

4.	Deferred Charges

Deferred charges consisted of the following at December 31, (in thousands):

	2006	2005
Leasing costs	$355,290	$302,173
Financing costs	69,608	79,032

	424,898	381,205
Less: Accumulated amortization	(150,819)	(138,545)

	$274,079	$242,660

5.	Investments in Unconsolidated Joint Ventures

The investments in unconsolidated joint ventures consists of the following at December 31, 2006:

Entity	Properties	Nominal % Ownership
Square 407 Limited Partnership	Market Square North	50.0%

The Metropolitan Square Associates LLC	Metropolitan Square	51.0	%(1)

BP/CRF 265 Franklin Street Holdings LLC	265 Franklin Street	35.0%

BP/CRF 901 New York Avenue LLC	901 New York Avenue	25.0	%(2)

KEG Associates I, LLC	505 9th Street	50.0	%(3)

Wisconsin Place Entities	Wisconsin Place	23.9	%(3)(4)

New York Land Venture	New York Land	50.0	%(3)

Boston Properties Office Value-Added Fund, L.P.	Worldgate Plaza, 300 Billerica Road and One & Two Circle Star Way	25.0	%(2)

(1)	This joint venture is accounted for under the equity method due to participatory rights of the outside partner.
(2)	The Company’s economic ownership can increase based on the achievement of certain return thresholds.
(3)	The property is not in operation (i.e., under construction).
(4)	Represents the Company’s effective ownership interest. The Company has a 66.67%, 5% and 0% interest in the office, retail and residential joint venture entities, respectively, which each own a 33.33% interest in the entity developing and owning the land and infrastructure of the project.

Certain of the Company’s joint venture agreements include provisions whereby, at certain specified times, each partner has the right to initiate a purchase or sale of its interest in the joint ventures at an agreed upon fair value. Under these provisions, the Company is not compelled to purchase the interest of its outside joint venture partners.

On March 13, 2006, a joint venture in which the Company has a 50% interest acquired a land parcel located in New York City for a purchase price of approximately $6.0 million. In addition, on May 8, 2006, the joint venture acquired additional land parcels located in New York City for an aggregate purchase price of approximately $15.3 million. On May 8, 2006, the joint venture obtained mortgage financing collateralized by the land parcels totaling approximately $23.6 million. The mortgage financing bears interest at a variable rate equal to LIBOR plus 2.25% per annum and matures in May 2008. The Company and its third-party joint venture partner have each agreed to guarantee approximately $11.8 million of the mortgage loan.

On August 31, 2006, the Company’s Value-Added Fund acquired One and Two Circle Star Way, a 208,000 net rentable square foot office complex located in San Carlos, California, at a purchase price of approximately $63.5 million. The acquisition was financed with new mortgage indebtedness totaling $42.0 million and approximately $21.5 million in cash, of which the Company’s share was approximately $5.4 million. The mortgage financing requires interest-only payments at a fixed interest rate of 6.57% per annum and matures in September 2013.

On September 15, 2006, a joint venture in which the Company has a 35% interest sold 265 Franklin Street, a Class A office property with approximately 347,000 net rentable square feet located in Boston, Massachusetts, for approximately $170.0 million. Net cash proceeds totaled approximately $108.3 million, of which the Company’s share was approximately $37.9 million, after the repayment of the mortgage indebtedness of approximately $60.8 million and unfunded tenant obligations and other closing costs of approximately $0.9 million, resulting in a gain on sale of approximately $51.4 million. The Company’s share of the gain on sale was approximately $18.0 million, which has been included in Income from Unconsolidated Joint Ventures in the accompanying Consolidated Statements of Operations. In connection with the repayment of the mortgage indebtedness on the property, the joint venture recognized a loss from early extinguishment of debt totaling approximately $0.2 million, consisting of the write-off of unamortized deferred financing costs. The mortgage loan bore interest at a variable rate equal to LIBOR plus 1.10% per annum and was scheduled to mature in September 2007.

The combined summarized financial information of the unconsolidated joint ventures is as follows (in thousands):

	December 31,
Balance Sheets	2006	2005
Real estate and development in process, net	$760,139	$733,908
Other assets	87,759	67,654

Total assets	$847,898	$801,562

Mortgage and Notes payable (1)	$630,254	$587,727
Other liabilities	36,991	18,717
Members’/Partners’ equity	180,653	195,118

Total liabilities and members’/partners’ equity	$847,898	$801,562

Company’s share of equity	$81,053	$87,489
Basis differential (2)	2,658	2,718

Carrying value of the Company’s investments in unconsolidated joint ventures	$83,711	$90,207

(1)	The Company and its third-party joint venture partners in the Wisconsin Place Entities have guaranteed the seller financing totaling $15.5 million related to the acquisition of the land by the Land and Infrastructure Entity. The Company and its third-party joint venture partners in the New York Land Venture have each agreed to guarantee approximately $11.8 million of the mortgage loan. The fair value of the Company’s stand-ready obligations related to the issuance of these guarantees is immaterial.

(2)	This amount represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the joint venture level, which is typically amortized over the life of the related asset. Basis differentials occur primarily upon the transfer of assets that were previously owned by the Company into a joint venture. In addition, certain acquisition, transaction and other costs may not be reflected in the net assets at the joint venture level.

Statements of Operations	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Total revenue	$103,050	$96,189	$66,755
Expenses
Operating	33,595	31,354	21,241
Interest	34,899	32,469	21,821
Depreciation and amortization	23,959	22,354	14,928
Loss from early extinguishment of debt	205	—	—

Total expenses	92,658	86,177	57,990

Income before gain on sale of real estate	10,392	10,012	8,765
Gain on sale of real estate	51,384	—	—

Net income	$61,776	$10,012	$8,765

Company’s share of net income	$24,507	$4,829	$3,380

6.	Mortgage Notes Payable

The Company had outstanding mortgage notes payable totaling approximately $2.7 billion and $3.3 billion as of December 31, 2006 and 2005, respectively, each collateralized by one or more buildings and related land included in real estate assets. The mortgage notes payable are generally due in monthly installments and mature at various dates through August 1, 2021.

Fixed rate mortgage notes payable totaled approximately $2.0 billion and $2.5 billion at December 31, 2006 and 2005, respectively, with interest rates ranging from 5.55% to 8.54% per annum (averaging 7.08% and 7.15% at December 31, 2006 and 2005, respectively).

Variable rate mortgage notes payable (including construction loans payable) totaled approximately $711.5 million and $816.1 million at December 31, 2006 and 2005, respectively, with interest rates ranging from 0.25% to 1.25% above the London Interbank Offered Rate (“LIBOR”) in 2006 and ranging from 0.32% to 1.65% above LIBOR in 2005. As of December 31, 2006 and 2005, the LIBOR rate was 5.32% and 4.39%, respectively.

On January 31, 2006, the Company used available cash to repay the mortgage loan collateralized by its 101 Carnegie Center property located in Princeton, New Jersey totaling approximately $6.6 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 7.66% per annum and was scheduled to mature on April 1, 2006.

On February 24, 2006, the Company repaid the construction financing collateralized by its Seven Cambridge Center property located in Cambridge, Massachusetts totaling approximately $112.5 million using approximately $7.5 million of available cash and $105.0 million drawn under the Company’s Unsecured Line of Credit. There was no prepayment penalty associated with the repayment. The Company recognized a loss from early extinguishment of debt totaling approximately $0.5 million consisting of the write-off of unamortized deferred financing costs. The construction financing bore interest at a variable rate equal to LIBOR plus 1.10% per annum and was scheduled to mature in April 2007.

On June 5, 2006, the Company used available cash to repay the mortgage loan collateralized by its 191 Spring Street property located in Lexington, Massachusetts totaling approximately $17.9 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 8.50% per annum and was scheduled to mature on September 1, 2006.

On June 6, 2006, in connection with the sale of 280 Park Avenue, the Company legally defeased the mortgage indebtedness collateralized by the property totaling approximately $254.4 million. The mortgage financing bore interest at a fixed rate equal to 7.64% per annum and was scheduled to mature in February 2011. The Company acquired U.S. Treasuries totaling approximately $282.6 million to substitute as collateral for the loan and which became the sole source of payment of the loan. The Company transferred the mortgage loan and U.S. Treasuries to a third-party successor entity and has been legally released as the primary obligor with respect to the loan. The defeasance was accounted for as an extinguishment of debt and the Company recognized a loss from early extinguishment of debt totaling approximately $31.4 million consisting of the difference between the value of the U.S. Treasuries and the principal balance of the mortgage loan totaling approximately $28.2 million and the write-off of unamortized deferred financing costs totaling approximately $3.2 million.

On August 1, 2006, the Company used available cash to repay the construction financing and permanent financing totaling approximately $34.0 million and $49.7 million, respectively, collateralized by the Capital Gallery property in Washington, D.C. The Company recognized a loss from early extinguishment of debt totaling approximately $0.2 million, consisting of prepayment fees and the write-off of unamortized deferred financing costs. The construction financing bore interest at a variable rate equal to LIBOR plus 1.65% per annum and was scheduled to mature in February 2008. The permanent financing bore interest at a fixed rate equal to 8.24% per annum and was scheduled to mature on August 15, 2006.

On September 1, 2006, the Company used available cash to repay the mortgage loan collateralized by its Montvale Center property located in Gaithersburg, Maryland totaling approximately $6.6 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 8.59% per annum and was scheduled to mature on December 1, 2006.

On October 2, 2006, the Company used available cash to repay the mortgage loan collateralized by its Embarcadero Center Three property located in San Francisco, California totaling approximately $133.4 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 6.40% per annum and was scheduled to mature on January 1, 2007.

On November 21, 2006, the Company obtained construction financing totaling $200.0 million collateralized by its South of Market development project located in Reston, Virginia. South of Market is a Class A office project consisting of three buildings aggregating approximately 652,000 net rentable square feet. The construction financing bears interest at a variable rate equal to LIBOR plus 1.25% per annum and matures in November 2009 with two one-year extension options.

During 2005, the Company entered into forward-starting interest rate swap contracts to lock the 10-year treasury rate and 10-year swap spread in contemplation of obtaining long-term fixed-rate financing to refinance existing debt that is expiring or freely prepayable prior to February 2007. Based on swap spreads at each trade date, the swaps fix the 10-year treasury rate for a financing in February 2007 at a weighted average of 4.34% per annum on notional amounts aggregating $500.0 million. The swaps were to go into effect in February 2007 and expire in February 2017. The Company entered into the interest rate swap contracts designated and qualifying as a cash flow hedges to reduce its exposure to the variability in future cash flows attributable to changes in the Treasury rate in contemplation of obtaining ten-year fixed-rate financing in early 2007. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments. The Company has formally documented all of its relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also assesses and documents, both at the hedging instrument’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the hedged items. All components of the forward-starting interest rate swap contracts were included in the assessment of hedge effectiveness. On December 19, 2006, the Company entered into an interest rate lock agreement with a lender for a fixed interest rate of 5.57% per annum on a ten-year mortgage financing totaling $750.0 million to be collateralized by the Company’s 599 Lexington Avenue property in New York City. On February 12, 2007, the Company closed on the mortgage financing (See Note 22). In conjunction with the interest rate lock agreement, the Company terminated its forward-starting interest rate swap contracts and received approximately $10.9 million, which amount will reduce the Company’s interest expense over the ten-year term of the financing, resulting in an effective interest rate of 5.38% per annum. The Company has recorded the changes in fair value of the swap contracts related to the effective portion of the interest rate contracts totaling approximately $10.9 million in Accumulated Other Comprehensive Income (Loss) within the Company’s Consolidated Balance Sheets. The Company expects that within the next twelve months it will reclassify into earnings approximately $1.0 million of the amounts recorded within Accumulated Other Comprehensive Income (Loss) relating to the forward-starting interest rate swap contracts.

Five mortgage loans totaling approximately $300.7 million at December 31, 2006 and four mortgage loans totaling approximately $250.6 million at December 31, 2005 have been accounted for at their fair values on the date the mortgage loans were assumed. The impact of using this accounting method decreased interest expense by $3.7 million, $3.2 million and $2.7 million for the years ended December 31, 2006, 2005 and 2004, respectively. The cumulative liability related to these accounting methods was $20.1 million and $20.8 million at December 31, 2006 and 2005, respectively, and is included in mortgage notes payable.

Combined aggregate principal payments of mortgage notes payable at December 31, 2006 are as follows:

(in thousands)
2007	$41,492
2008	1,268,672
2009	191,982
2010	351,844
2011	540,384
Thereafter	264,992

7.	Unsecured Senior Notes

The following summarizes the unsecured senior notes outstanding as of December 31, 2006 (dollars in thousands):

	Coupon/ Stated Rate	Effective Rate (1)	Principal Amount	Maturity Date (2)
10 Year Unsecured Senior Notes	6.250%	6.296%	$750,000	01/15/13
10 Year Unsecured Senior Notes	6.250%	6.280%	175,000	01/15/13
12 Year Unsecured Senior Notes	5.625%	5.636%	300,000	04/15/15
12 Year Unsecured Senior Notes	5.000%	5.075%	250,000	06/01/15

Total principal			1,475,000
Net discount			(3,525)

Total			$1,471,475

(1)	Yield on issuance date including the effects of discounts on the notes.
(2)	No principal amounts are due prior to maturity.

The indenture relating to the unsecured senior notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 50%, (3) an interest coverage ratio of greater than 1.50, and (4) an unencumbered asset value of not less than 150% of unsecured debt. At December 31, 2006 and 2005, the Company was in compliance with each of these financial restrictions and requirements.

8.	Unsecured Exchangeable Senior Notes

On April 6, 2006, the Company’s Operating Partnership completed a public offering of $400 million in aggregate principal amount of its 3.75% exchangeable senior notes due 2036. On May 2, 2006, the Operating Partnership issued an additional $50 million aggregate principal amount of the notes as a result of the exercise by the underwriter of its over-allotment option. The notes mature on May 15, 2036, unless earlier repurchased, exchanged or redeemed.

Upon the occurrence of specified events, holders of the notes may exchange their notes prior to the close of business on the scheduled trading day immediately preceding May 18, 2013 into cash and, at the Operating Partnership’s option, shares of the Company’s common stock at an exchange rate of 9.3900 shares per $1,000 principal amount of notes (or an exchange price of approximately $106.50 per share of common stock). The initial exchange rate of 8.9461 shares per $1,000 principal amount of notes and the initial exchange price of approximately $111.78 per share of the Company’s common stock were adjusted effective as of December 29, 2006 in connection with the special distribution declared on December 15, 2006. On and after May 18, 2013, the notes will be exchangeable at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date at the option of the holder at the applicable exchange rate. The exchange rate is subject to adjustment in certain circumstances.

Prior to May 18, 2013, the Operating Partnership may not redeem the notes except to preserve the Company’s status as a REIT. On or after May 18, 2013, the Operating Partnership may redeem all or a portion of the notes for cash at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. The Operating Partnership must make at least 12 semi-annual interest payments (including interest payments on November 15, 2006 and May 15, 2013) before redeeming any notes at the option of the Operating Partnership. Note holders may require the Operating Partnership to repurchase all or a portion of the notes on May 18, 2013 and May 15 of 2016, 2021, 2026 and 2031 at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest up to, but excluding, the repurchase date. The Operating Partnership will pay cash for all notes so repurchased.

If the Company undergoes a “fundamental change,” note holders will have the option to require the Operating Partnership to purchase all or any portion of the notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. The Operating Partnership will pay cash for all notes so purchased. In addition, if a fundamental change occurs prior to May 18, 2013, the Operating Partnership will increase the exchange rate for a holder who elects to exchange its notes in connection with such a fundamental change under certain circumstances. The notes are senior unsecured obligations of the Operating Partnership and will rank equally in right of payment to all existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness of the Operating Partnership. The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of the Operating Partnership. The notes will be structurally subordinated to all liabilities of the subsidiaries of the Operating Partnership.

9.	Unsecured Line of Credit

On August 3, 2006, the Company modified its $605.0 million unsecured revolving credit facility (the “Unsecured Line of Credit”) by extending the maturity date from October 30, 2007 to August 3, 2010, with a provision for a one-year extension at the option of the Company, subject to certain conditions, and by reducing the per annum variable interest rate on outstanding balances from Eurodollar plus 0.65% to Eurodollar plus 0.55% per annum. The Unsecured Line of Credit is a recourse obligation of the Company’s Operating Partnership. Under the Unsecured Line of Credit, a facility fee equal to 15 basis points per annum is payable in quarterly installments. The interest rate and facility fee are subject to adjustment in the event of a change in the Operating Partnership’s unsecured debt ratings. The Unsecured Line of Credit involves a syndicate of lenders. The Unsecured Line of Credit contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to the Company at a negotiated LIBOR-based rate. The Company had an outstanding balance on the Unsecured Line of Credit of $225.0 million and $283.0 million at December 31, 2006 and 2005, respectively, of which $225.0 million at December 31, 2006 and 2005 was collateralized by the Company’s 599 Lexington Avenue property and therefore is included in Mortgage Notes Payable in the Company’s Consolidated Balance Sheets. On February 12, 2007, the Company repaid the $225.0 million draw that was collateralized by the Company’s 599 Lexington Avenue (See Note 22). The weighted-average balance outstanding was approximately $240.4 million and $107.3 million (including the $225.0 million collateralized by 599 Lexington Avenue) during the year ended December 31, 2006 and 2005, respectively. The weighted-average interest rate on amounts outstanding was approximately 5.38% and 4.32% during the year ended December 31, 2006 and 2005, respectively.

The terms of the Unsecured Line of Credit require that the Company maintain a number of customary financial and other covenants on an ongoing basis, including: (1) a leverage ratio not to exceed 60%, however, the leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within 180 days, (2) a secured debt leverage ratio not to exceed 55%, (3) a fixed charge coverage ratio of at least 1.40, (4) an unsecured debt leverage ratio not to exceed 60%, however, the unsecured debt leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within 180 days, (5) a minimum net worth requirement, (6) an unsecured debt interest coverage ratio of at least 1.75 and (7) limitations on permitted investments, development, partially owned entities, business outside of commercial real estate and commercial non-office properties. At December 31, 2006 and 2005, the Company was in compliance with each of these financial and other covenant requirements.

10.	Commitments and Contingencies

General

In the normal course of business, the Company guarantees its performance of services or indemnifies third parties against its negligence.

The Company has letter of credit and performance obligations of approximately $25.8 million related to lender and development requirements.

The Company and its third-party joint venture partners have guaranteed the seller financing totaling $15.5 million related to the acquisition of land by WP Project Developer LLC, the Land and Infrastructure Entity of the Wisconsin Place joint venture entities. The Company and its third-party joint venture partners in the New York Land Venture have each agreed to guarantee approximately $11.8 million of the related mortgage loan.

Certain of the Company’s joint venture agreements include provisions whereby, at certain specified times, each partner has the right to initiate a purchase or sale of its interest in the joint ventures. Under these provisions, the Company is not compelled to purchase the interest of its outside joint venture partners.

Concentrations of Credit Risk

Management of the Company performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Company’s properties are geographically diverse and the tenants operate in a variety of industries, to the extent the Company has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Company.

Some potential losses are not covered by insurance.

The Company carries insurance coverage on its properties of types and in amounts and with deductibles that it believes are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the Federal Terrorism Risk Insurance Act, or TRIA, was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) through December 31, 2004, which date was extended to December 31, 2005 by the United States Department of Treasury on June 18, 2004 and which date was further extended to December 31, 2007 by the Terrorism Risk Insurance Extension Act of 2005 (the “TRIA Extension Act”). TRIA expires on December 31, 2007, and the Company cannot currently anticipate whether it will be extended. Effective as of March 1, 2007, the Company’s property insurance program per occurrence limits were increased from $800 million to $900 million, including coverage for “certified” acts of terrorism by TRIA and coverage for “non-certified” acts of terrorism by TRIA up to $500 million per occurrence, and an additional $400 million of coverage for “non-certified” acts of terrorism by TRIA on a per occurrence and annual aggregate basis. The Company also carries nuclear, biological, chemical and radiological terrorism insurance coverage (“NBCR Coverage”) for “certified” acts of terrorism as defined by TRIA, which is provided by IXP, LLC as a direct insurer. Effective as of March 1, 2007, the Company extended the NBCR Coverage to March 1, 2008, excluding the Company’s Value-Added Fund properties. Effective as of March 1, 2007, the per occurrence limit for NBCR Coverage was increased from $800 million to $900 million. Under TRIA, after the payment of the required deductible and coinsurance the NBCR Coverage is backstopped by the Federal Government if the aggregate industry insured losses resulting from a certified act of terrorism exceed a “program trigger.” Under the TRIA Extension Act (a) the program trigger is $5 million through March 31, 2006, $50 million from April 1, 2006 through December 31, 2006 and $100 million from January 1, 2007 through December 31, 2007 and (b) the coinsurance is 10% through December 31, 2006 and 15% through December 31, 2007. The Company may elect to terminate the NBCR Coverage if there is a change in its portfolio or for any other reason. In the event TRIA is not extended beyond December 31, 2007 (i) the NBCR coverage provided by IXP will terminate and (ii) the Company will have some gaps in its coverage for acts of terrorism that would have constituted both “certified” and “non-certified” acts of terrorism had TRIA not expired and the Company may obtain the right to replace a portion of such coverage. The Company intends to continue to monitor the scope, nature and cost of available terrorism insurance and maintain insurance in amounts and on terms that are commercially reasonable.

The Company also currently carries earthquake insurance on its properties located in areas known to be subject to earthquakes in an amount and subject to self-insurance that the Company believes are commercially reasonable. In addition, this insurance is subject to a deductible in the amount of 5% of the value of the affected property. Specifically, the Company currently carries earthquake insurance which covers its San Francisco region with a $120 million per occurrence limit and a $120 million annual aggregate limit, $20 million of which is provided by IXP, LLC, as a direct insurer. The amount of the Company’s earthquake insurance coverage may not be sufficient to cover losses from earthquakes. The Company may discontinue earthquake insurance on some or all of its properties in the future if the premiums exceed the Company’s estimation of the value of the coverage.

In January 2002, the Company formed a wholly-owned taxable REIT subsidiary, IXP, Inc., to act as a captive insurance company and be one of the elements of the Company’s overall insurance program. On September 27, 2006, IXP, Inc. was merged into IXP, LLC, a wholly owned subsidiary, and all insurance policies issued by IXP, Inc. were cancelled and reissued by IXP, LLC. The term “IXP” refers to IXP, Inc. for the period prior to September 27, 2006 and to IXP, LLC for the period on and subsequent to September 27, 2006. IXP acts as a direct insurer with respect to a portion of the Company’s earthquake insurance coverage for its Greater San Francisco properties and the Company’s NBCR Coverage for “certified acts of terrorism” under TRIA. Insofar as the Company owns IXP, it is responsible for its liquidity and capital resources, and the accounts of IXP are part of the Company’s consolidated financial statements. In particular, if a loss occurs which is covered by the Company’s NBCR Coverage but is less than the applicable program trigger under TRIA, IXP would be responsible for the full amount of the loss without any backstop by the Federal Government. If the Company experiences a loss and IXP is required to pay under its insurance policy, the Company would ultimately record the loss to the extent of IXP’s required payment. Therefore, insurance coverage provided by IXP should not be considered as the equivalent of third-party insurance, but rather as a modified form of self-insurance.

The Company continues to monitor the state of the insurance market in general, and the scope and costs of coverage for acts of terrorism in particular, but the Company cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. There are other types of losses, such as from wars or the presence of mold at the Company’s properties, for which the Company cannot obtain insurance at all or at a reasonable cost. With respect to such losses and losses from acts of terrorism, earthquakes or other catastrophic events, if the Company experiences a loss that is uninsured or that exceeds policy limits, the Company could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties. Depending on the specific circumstances of each affected property, it is possible that the Company could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect the Company’s business and financial condition and results of operations.

Legal Matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

State and Local Tax Matters

Because the Company is organized and qualifies as a REIT, it is generally not subject to federal income taxes, but is subject to certain state and local taxes. In the normal course of business, certain entities through which the Company owns real estate either have undergone, or are currently undergoing, tax audits. Although the Company believes that it has substantial arguments in favor of its positions in the ongoing audits, in some instances there is no controlling precedent or interpretive guidance on the specific point at issue. Collectively, tax deficiency notices received to date from the jurisdictions conducting the ongoing audits have not been material. However, there can be no assurance that future audits will not occur with increased frequency or that the ultimate result of such audits will not have a material adverse effect on the Company’s results of operations.

Environmental Matters

It is the Company’s policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys in connection with the Company’s acquisition of properties. These pre-purchase environmental assessments have not revealed environmental conditions that the Company believes will have a material adverse effect on its business, assets, financial condition, results of operations or liquidity, and the Company is not otherwise aware of environmental conditions with respect to its properties that the Company believes would have such a material adverse effect. However, from time to time environmental conditions at the Company’s properties have required and may in the future require environmental testing and/or regulatory filings, as well as remedial action.

In February 1999, the Company (through a joint venture) acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. The Company developed an office park on the property. The Company engaged a specially licensed environmental consultant to oversee the management of contaminated soil and groundwater that was disturbed in the course of construction. Under the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to the Company’s ownership, (2) continue monitoring and/or remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify the Company for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses, and there can be no assurance that the amounts paid under the indemnity, if any, would be sufficient to cover the liabilities arising from any such releases and discharges.

Environmental investigations at two of the Company’s properties in Massachusetts have identified groundwater contamination migrating from off-site source properties. In both cases the Company engaged a specially licensed environmental consultant to perform the necessary investigations and assessments and to prepare submittals to the state regulatory authority, including Downgradient Property Status Opinions. The environmental consultant concluded that the properties qualify for Downgradient Property Status under the state regulatory program, which eliminates certain deadlines for conducting response actions at a site. The Company also believes that these properties qualify for liability relief under certain statutory amendments regarding upgradient releases. Although the Company believes that the current or former owners of the upgradient source properties may bear responsibility for some or all of the costs of addressing the identified groundwater contamination, the Company will take necessary further response actions (if any are required). Other than periodic testing, no such additional response actions are anticipated at this time.

The Company owns a property in Massachusetts where historic groundwater contamination was identified prior to acquisition. The Company engaged a specially licensed environmental consultant to perform investigations and to prepare necessary submittals to the state regulatory authority. The environmental consultant has concluded that (1) certain identified groundwater contaminants are migrating to the subject property from an off-site source property and (2) certain other detected contaminants are likely related to a historic release on the subject property. The Company has filed a Downgradient Property Status Opinion (described above) with respect to contamination migrating from off-site and a Response Action Outcome (“RAO”) with respect to the identified historic release. The RAO indicates that regulatory closure has been achieved and that no further action is required at this time.

Some of the Company’s properties and certain properties owned by the Company’s affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures and/or include particular building design features in connection with development, construction and other property operations in order to achieve regulatory closure and/or ensure that contaminated materials are addressed in an appropriate manner. In these situations it is the Company’s practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. The Company then uses this information as part of its decision-making process with respect to the acquisition and/or development of the property. The Company owns a parcel in Massachusetts, formerly used as a quarry/asphalt batching facility, which the Company may develop in the future. Pre-purchase testing indicated that the site contains relatively low levels of certain contaminants. The Company has engaged a specially licensed environmental consultant to monitor environmental conditions at the site and prepare necessary regulatory submittals based on the results of an environmental risk characterization. The Company anticipates that additional response actions necessary to achieve regulatory closure (if any) will be performed prior to or in connection with future development activities. When appropriate, closure documentation will be submitted for public review and comment pursuant to the state regulatory authority’s public information process.

The Company expects that resolution of the environmental matters relating to the above will not have a material impact on its business, assets, financial condition, results of operations or liquidity. However, the Company cannot assure you that it has identified all environmental liabilities at its properties, that all necessary remediation actions have been or will be undertaken at the Company’s properties or that the Company will be indemnified, in full or at all, in the event that such environmental liabilities arise.

Tax Protection Obligations

The Operating Partnership Agreement provides that, until June 23, 2007, the Operating Partnership may not sell or otherwise transfer three designated properties (or a property acquired pursuant to the disposition of a designated property in a non-taxable transaction) in a taxable transaction without the prior written consent of Mr. Mortimer B. Zuckerman, Chairman of the Board of Directors, and Mr. Edward H. Linde, President and Chief Executive Officer. The Operating Partnership is not required to obtain their consent if each of them does not hold at least 30% of their original interests in the Operating Partnership, or if those properties are transferred in a non-taxable transaction.

In connection with the acquisition or contribution of 24 properties, the Company entered into similar agreements for the benefit of the selling or contributing parties which specifically state that until specified dates ranging from November 2007 to April 2016, or such time as the contributors do not hold at least a specified percentage of the OP Units owned by such person following the contribution of the properties, the Operating Partnership will not sell or otherwise transfer the properties in a taxable transaction. If the Company does sell or transfer the properties in a taxable transaction, it would be liable to the contributors for contractual damages.

11.	Minority Interests

Minority interests relate to the interest in the Operating Partnership not owned by the Company and interests in property partnerships not wholly-owned by the Company. As of December 31, 2006, the minority interest in the Operating Partnership consisted of 20,817,587 OP Units, 521,119 LTIP Units and 1,719,230 Series Two Preferred Units (or 2,256,208 OP Units on an as converted basis) held by parties other than the Company.

The minority interests in property partnerships consist of the outside equity interests in ventures that are consolidated with the financial results of the Company because the Company exercises control over the entities that own the properties. The equity interests in these ventures that are not owned by the Company, totaling approximately $12.5 million and $18.0 million at December 31, 2006 and December 31, 2005, respectively, are included in Minority Interests on the accompanying Consolidated Balance Sheets.

On May 31, 2006, the Company redeemed the outside members’ equity interests in the limited liability company that owns Citigroup Center for an aggregate redemption price of $100 million, with $50 million paid at closing and $25 million to be paid on each of the first and second anniversaries of the closing or, if earlier, in connection with a sale of Citigroup Center. In addition, the parties terminated the existing tax protection agreement. The redemption was accounted for using the purchase method in accordance with Financial Accounting Standards Board’s (“FASB”) Statements of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” (“SFAS No. 141”). The difference between the aggregate book value of the outside members’ equity interests totaling approximately $14.9 million and the purchase price increased the recorded value of the property’s net assets. The unpaid redemption price was recorded at its fair value in Other Liabilities in the Company’s Consolidated Balance Sheets and totaled $47.3 million at December 31, 2006.

During the years ended December 31, 2006 and 2005, 1,982,105 and 381,000 Series Two Preferred Units of the Operating Partnership, respectively, were converted by the holders into 2,601,132 and 500,000 OP Units, respectively. In addition, the Company paid the accrued preferred distributions due to the holders of Preferred Units that were converted.

During the years ended December 31, 2006 and 2005, 3,161,265 and 924,976 OP Units, respectively, were presented by the holders for redemption and were redeemed by the Company in exchange for an equal number of shares of Common Stock. The aggregate book value of the OP Units that were redeemed, as measured for each OP Unit on the date of its redemption, was approximately $87.3 million and $22.7 million during the years ended December 31, 2006 and 2005, respectively. The difference between the aggregate book value and the purchase price of these OP Units was approximately $200.0 million and $37.3 million during the years ended December 31, 2006 and 2005, respectively, which increased the recorded value of the Company’s net assets.

The Preferred Units at December 31, 2006 consist solely of 1,719,230 Series Two Preferred Units, which bear a preferred distribution equal to the greater of (1) the distribution which would have been paid in respect of the Series Two Preferred Unit had such Series Two Preferred Unit been converted into an OP Unit (including both regular and special distributions) or (2) an increasing rate, ranging from 5.00% to 7.00% per annum (7.00% for the years ended December 31, 2006, 2005 and 2004) on a liquidation preference of $50.00 per unit, and are convertible into OP Units at a rate of $38.10 per Preferred Unit (1.312336 OP Units for each Preferred Unit). Distributions to holders of Preferred Units are recognized on a straight-line basis that approximates the effective interest method.

On December 15, 2006, Boston Properties, Inc., as general partner of the Operating Partnership, declared a special cash distribution on the OP Units and LTIP Units in the amount of $5.40 per unit which was paid on January 30, 2007 to unitholders of record as of the close of business on December 30, 2006. The special cash distribution was in addition to the regular quarterly distributions of $0.68, $0.68, $0.68 and $0.68 per unit which were declared by Boston Properties, Inc., as general partner of the Operating Partnership, during the year ended December 31, 2006. Holders of Series Two Preferred Units will participate in the $5.40 per unit special cash distribution on an as-converted basis in connection with their regular May 2007 distribution payment as provided for in the Operating Partnership’s partnership agreement. At December 31, 2006, the Company accrued approximately $12.2 million related to the $5.40 per unit special cash distribution payable to holders of the Series Two Preferred Units and allocated earnings to the Series Two Preferred Units of approximately $12.2 million, which amount has been reflected in Minority Interest in Operating Partnership within the Consolidated Statements of Operations for the year ended December 31, 2006.

On July 21, 2005, Boston Properties, Inc., as general partner of the Operating Partnership, declared a special cash distribution on the OP Units and LTIP Units in the amount of $2.50 per unit which was paid on October 31, 2005 to unitholders of record as of the close of business on September 30, 2005. The special cash distribution was in addition to the regular quarterly distributions of $0.65, $0.68, $0.68 and $0.68 per unit which were declared by Boston Properties, Inc., as general partner of the Operating Partnership, during the year ended December 31, 2005. Holders of Series Two Preferred Units participated in the $2.50 per unit special cash distribution on an as-converted basis in connection with their regular February 2006 distribution payment as provided for in the Operating Partnership’s partnership agreement. At December 31, 2005, the Company accrued approximately $12.1 million related to the $2.50 per unit special cash distribution payable to holders of the Series Two Preferred Units and allocated earnings to the Series Two Preferred Units of approximately $12.1 million, which amount has been reflected in Minority Interest in Operating Partnership within the Consolidated Statements of Operations for the year ended December 31, 2005.

The Series Two Preferred Units may be converted into OP Units at the election of the holder thereof at any time. A holder of an OP Unit may present such OP Unit to the Operating Partnership for redemption at any time (subject to restrictions agreed upon at the time of issuance of OP Units to particular holders that may restrict such redemption right for a period of time, generally one year from issuance). Upon presentation of an OP Unit for redemption, the Operating Partnership must redeem such OP Unit for cash equal to the then value of a share of common stock of the Company. In lieu of a cash redemption, the Company may elect to acquire such OP Unit for one share of Common Stock. The value of the OP

Units (not owned by the Company and including LTIP Units assuming that all conditions have been met for the conversion thereof) and Series Two Preferred Units had such units been redeemed at December 31, 2006 was approximately $2.4 billion and $252.4 million, respectively, based on the closing price of the Company’s common stock of $111.88 per share.

12.	Stockholders’ Equity

As of December 31, 2006, the Company had 117,503,542 shares of Common Stock outstanding.

On December 15, 2006, the Board of Directors of the Company declared a special cash dividend of $5.40 per share of Common Stock which was paid on January 30, 2007 to shareholders of record as of the close of business on December 30, 2006. The special cash dividend was in addition to the regular quarterly dividends of $0.68, $0.68, $0.68 and $0.68 per share of Common Stock which were declared by the Company’s Board of Directors during the year ended December 31, 2006.

On July 21, 2005, the Board of Directors of the Company declared a special cash dividend of $2.50 per share of Common Stock which was paid on October 31, 2005 to shareholders of record as of the close of business on September 30, 2005. The special cash dividend is in addition to the regular quarterly dividends of $0.65, $0.68, $0.68 and $0.68 per share of Common Stock which were declared by the Company’s Board of Directors during the year ended December 31, 2005.

During the years ended December 31, 2006 and 2005, the Company issued 3,161,265 and 924,976 shares of its Common Stock, respectively, in connection with the redemption of an equal number of OP Units.

During the years ended December 31, 2006 and 2005, the Company issued 1,793,418 and 1,270,436 shares of its Common Stock, respectively, upon the exercise of options to purchase Common Stock by certain employees.

13.	Future Minimum Rents

The Properties are leased to tenants under net operating leases with initial term expiration dates ranging from 2007 to 2029. The future minimum lease payments to be received (excluding operating expense reimbursements) by the Company as of December 31, 2006, under non-cancelable operating leases (including leases for properties under development and excluding leases at 5 Times Square, which was categorized as “Held for Sale” at December 31, 2006 and was sold on February 15, 2007), which expire on various dates through 2029, are as follows:

Years Ending December 31,	(in thousands)
2007	$1,007,355
2008	985,194
2009	923,458
2010	849,336
2011	774,799
Thereafter	3,869,223

No single tenant represented more than 10.0% of the Company’s total rental revenue for the years ended December 31, 2006, 2005 and 2004.

14.	Segment Reporting

The Company’s segments are based on the Company’s method of internal reporting which classifies its operations by both geographic area and property type. The Company’s segments by geographic area are Greater Boston, Greater Washington, D.C., Midtown Manhattan, Greater San Francisco and New Jersey. Segments by property type include: Class A Office, Office/Technical and Hotels.

Asset information by segment is not reported because the Company does not use this measure to assess performance. Therefore, depreciation and amortization expense is not allocated among segments. Interest and other income, development and management services, general and administrative expenses, interest expense, depreciation and amortization expense, minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and other assets (net of minority interest), income from discontinued operations (net of minority interest), gains on sales of real estate from discontinued operations (net of minority interest) and cumulative effect of a change in accounting principle (net of minority interest) and losses from early extinguishments of debt are not included in Net Operating Income as the internal reporting addresses these items on a corporate level.

Net Operating Income is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States of America, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. All companies may not calculate Net Operating Income in the same manner. The Company considers Net Operating Income to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of the Company’s properties.

Information by geographic area and property type (dollars in thousands):

For the year ended December 31, 2006:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey	Total
Rental Revenue:
Class A Office	$305,112	$223,154	$515,713	$188,194	$64,781	$1,296,954
Office/Technical	26,973	15,459	—	—	—	42,432
Hotels	33,014	—	—	—	—	33,014

Total	365,099	238,613	515,713	188,194	64,781	1,372,400
% of Grand Totals	26.60%	17.39%	37.58%	13.71%	4.72%	100.0%
Rental Expenses:
Class A Office	117,266	59,556	155,015	71,830	28,228	431,895
Office/Technical	6,446	1,801	—	—	—	8,247
Hotels	24,966	—	—	—	—	24,966

Total	148,678	61,357	155,015	71,830	28,228	465,108
% of Grand Totals	31.97%	13.19%	33.33%	15.44%	6.07%	100.0%

Net operating income	$216,421	$177,256	$360,698	$116,364	$36,553	$907,292

% of Grand Totals	23.85%	19.54%	39.76%	12.82%	4.03%	100.0%

For the year ended December 31, 2005:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey	Total
Rental Revenue:
Class A Office	$291,903	$223,085	$531,481	$198,404	$66,502	$1,311,375
Office/Technical	8,527	15,031	—	—	—	23,558
Hotels	29,650	—	—	—	—	29,650

Total	330,080	238,116	531,481	198,404	66,502	1,364,583
% of Grand Totals	24.19%	17.45%	38.95%	14.54%	4.87%	100.00%
Rental Expenses:
Class A Office	106,589	59,100	165,500	73,105	27,448	431,742
Office/Technical	1,938	3,071	—	—	—	5,009
Hotels	22,776	—	—	—	—	22,776

Total	131,303	62,171	165,500	73,105	27,448	459,527
% of Grand Totals	28.57%	13.53%	36.02%	15.91%	5.97%	100.00%

Net operating income	$198,777	$175,945	$365,981	$125,299	$39,054	$905,056

% of Grand Totals	21.96%	19.44%	40.44%	13.84%	4.32%	100.00%

For the year ended December 31, 2004:

	Greater Boston	Greater Washington, D.C.	Midtown Manhattan	Greater San Francisco	New Jersey	Total
Rental Revenue:
Class A Office	$284,072	$240,644	$478,652	$191,422	$69,051	$1,263,841
Office/Technical	8,525	14,144	—	134	—	22,803
Hotels	28,107	—	—	—	—	28,107

Total	320,704	254,788	478,652	191,556	69,051	1,314,751
% of Grand Totals	24.39%	19.38%	36.41%	14.57%	5.25%	100.00%
Rental Expenses:
Class A Office	97,010	66,505	147,127	71,616	27,587	409,845
Office/Technical	1,997	2,979	—	36	—	5,012
Hotels	21,709	—	—	—	—	21,709

Total	120,716	69,484	147,127	71,652	27,587	436,566
% of Grand Totals	27.65%	15.92%	33.70%	16.41%	6.32%	100.00%

Net operating income	$199,988	$185,304	$331,525	$119,904	$41,464	$878,185

% of Grand Totals	22.78%	21.10%	37.75%	13.65%	4.72%	100.00%

The following is a reconciliation of net operating income to net income available to common shareholders (in thousands):

	Years ended December 31,
	2006	2005	2004
Net operating income	$907,292	$905,056	$878,185
Add:
Development and management services	19,820	17,310	20,440
Interest and other	36,677	11,978	10,334
Minority interests in property partnerships	2,013	6,017	4,685
Income from unconsolidated joint ventures	24,507	4,829	3,380
Gains on sales of real estate and other assets, net of minority interest	606,394	151,884	8,149
Gains on sales of real estate from discontinued operations, net of minority interest	—	47,656	27,338
Income from discontinued operations, net of minority interest	10,915	10,354	10,995
Less:
General and administrative	59,375	55,471	53,636
Interest expense	298,260	308,091	306,170
Depreciation and amortization	273,247	263,648	247,252
Losses from early extinguishments of debt	32,143	12,896	6,258
Minority interest in Operating Partnership	70,958	72,463	66,173
Cumulative effect of a change in accounting principle, net of minority interest	—	4,223	—

Net income available to common shareholders	$873,635	$438,292	$284,017

15.	Earnings Per Share

Earnings per share (“EPS”) has been computed pursuant to the provisions of SFAS No. 128. The following table provides a reconciliation of both the net income and the number of common shares used in the computation of basic EPS, which is calculated by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. During 2004, the Company adopted EITF 03-6 “Participating Securities and the Two-Class Method under FASB 128” (“EITF 03-6”), which provides further guidance on the definition of participating securities. Pursuant to EITF 03-6, the Operating Partnership’s Series Two Preferred Units, which are reflected as Minority Interests in the Company’s Consolidated Balance Sheets, are considered participating securities and are included in the computation of basic and diluted earnings per share of the Company if the effect of applying the if-converted method is dilutive. The terms of the Series Two Preferred Units enable the holders to obtain OP Units of the Operating Partnership, as well as Common Stock of the Company. Accordingly, for the reporting periods in which the Operating Partnership’s net income is in excess of distributions paid on the OP Units, LTIP Units and Series Two Preferred Units, such income is allocated to the OP Units, LTIP Units and Series Two Preferred Units in proportion to their respective interests and the impact is included in the Company’s consolidated basic and diluted earnings per share computation due to its holding of the Operating Partnership’s securities. There were no amounts required to be allocated to the Series Two Preferred Units for the years ended December 31, 2006 and 2005. For the year ended December 31, 2004, approximately $58,000 was allocated to the Series Two Preferred Units in excess of distributions paid during the reporting period and is included in the Company’s computation of basic and diluted earnings per share. Other potentially dilutive common shares, including stock options, restricted stock and other securities of the Operating Partnership that are exchangeable for the Company’s Common Stock, and the related impact on earnings, are considered when calculating diluted EPS.

	For the year ended December 31, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands, except for per share amounts)
Basic Earnings:
Income available to common shareholders before discontinued operations and allocation of undistributed earnings of Series Two Preferred Units	$862,720	114,721	$7.52
Discontinued operations, net of minority interest	10,915	—	0.10
Allocation of undistributed earnings of Series Two Preferred Units	—	—	—

Net income available to common shareholders	873,635	114,721	7.62
Effect of Dilutive Securities:
Stock Based Compensation	—	2,356	(0.16)
Diluted Earnings:

Net income	$873,635	117,077	$7.46

	For the year ended December 31, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands, except for per share amounts)
Basic Earnings:
Income available to common shareholders before discontinued operations, cumulative effect of a change in accounting principle and allocation of undistributed earnings of Series Two Preferred Units	$384,505	111,274	$3.46
Discontinued operations, net of minority interest	58,010	—	0.52
Cumulative effect of a change in accounting principle, net of minority interest	(4,223)	—	(0.04)
Allocation of undistributed earnings of Series Two Preferred Units	—	—	—

Net income available to common shareholders	438,292	111,274	3.94
Effect of Dilutive Securities:
Stock Based Compensation	—	2,285	(0.08)
Diluted Earnings:

Net income	$438,292	113,559	$3.86

	For the year ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(in thousands, except for per share amounts)
Basic Earnings:
Income available to common shareholders before discontinued operations and allocation of undistributed earnings of Series Two Preferred Units	$245,684	106,458	$2.31
Discontinued operations, net of minority interest	38,333	—	0.36
Allocation of undistributed earnings of Series Two Preferred Units	(58)	—	—

Net income available to common shareholders	283,959	106,458	2.67
Effect of Dilutive Securities:
Stock Based Compensation	—	2,304	(0.06)
Diluted Earnings:

Net income	$283,959	108,762	$2.61

16.	Employee Benefit Plan

Effective January 1, 1985, the predecessor of the Company adopted a 401(k) Savings Plan (the “Plan”) for its employees. Under the Plan, as amended, employees, as defined, are eligible to participate in the Plan after they have completed three months of service. Upon formation, the Company adopted the Plan and the terms of the Plan.

Effective January 1, 2000, the Company amended the Plan by increasing the Company’s matching contribution to 200% of the first 3% from 200% of the first 2% of participant’s eligible earnings contributed (utilizing earnings that are not in excess of an amount established by the IRS ($220,000 in 2006 and $225,000 in 2007), indexed for inflation) and by eliminating the vesting requirement. The Company’s aggregate matching contribution for the years ended December 31, 2006, 2005 and 2004 was $2.2 million, $2.1 million and $2.2 million, respectively.

Effective January 1, 2001, the Company amended the Plan to provide a supplemental retirement contribution to employees who have at least ten years of service on January 1, 2001, and who are 40 years of age or older as of January 1, 2001. The maximum supplemental retirement contribution will not exceed the annual limit on contributions established by the Internal Revenue Service. The Company will record an annual supplemental retirement credit for the benefit of each participant. The Company’s supplemental retirement contribution and credit for the years ended December 31, 2006, 2005 and 2004 was $191,000, $189,000 and $167,000, respectively.

The Company also maintains a deferred compensation plan that is designed to allow officers of the Company to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on these deferrals. The Company’s obligation under the plan is that of an unsecured promise to pay the deferred compensation to the plan participants in the future. At December 31, 2006 and 2005, the Company has funded approximately $6.9 million and $4.8 million, respectively, into a separate account, which is not restricted as to its use. The Company’s liability under the plan is equal to the total amount of compensation deferred by the plan participants and earnings on the deferred compensation pursuant to investments elected by the plan participants. The Company’s liability as of December 31, 2006 and 2005 was $6.6 million and $4.8 million, respectively, which are included in the accompanying Consolidated Balance Sheets.

17.	Stock Option and Incentive Plan and Stock Purchase Plan

The Company has established a stock option and incentive plan for the purpose of attracting and retaining qualified employees and rewarding them for superior performance in achieving the Company’s business goals and enhancing stockholder value.

Under the plan, the number of shares of Common Stock available for issuance is 14,699,162 shares plus as of the first day of each calendar quarter after January 1, 2000, 9.5% of any net increase since the first day of the preceding calendar quarter in the total number of shares of Common Stock outstanding, on a fully converted basis (excluding Preferred Stock). At December 31, 2006, the number of shares available for issuance under the plan was 4,081,261, of which a maximum of 1,073,541 shares may be granted as awards other than stock options.

Options granted under the plan became exercisable over a two-, three- or five-year period and have terms of ten years, as determined at the time of the grant. All options were granted at the fair market value of the Company’s Common Stock at the dates of grant. As of January 17, 2005, all outstanding options had become fully vested and exercisable.

The Company issued 9,182, 12,317 and 32,585 shares of restricted stock and 147,845, 211,408 and 166,430 LTIP Units under the plan during the years ended December 31, 2006, 2005 and 2004, respectively. The shares of restricted stock were valued at approximately $0.8 million ($89.03 per share weighted-average), $0.7 million ($57.99 per share weighted-average) and $1.6 million ($49.88 per share weighted-average) for the years ended December 31, 2006, 2005 and 2004, respectively. LTIP Units issued during 2006 and 2005 were valued using an option pricing model in accordance with the provisions of SFAS No. 123R. LTIP Units issued during the years ended December 31, 2006 and 2005 were valued at approximately $11.2 million and $10.5 million, respectively. The weighted-average per unit fair value of LTIP Unit grants in

2006 and 2005 was $75.64 and $49.59, respectively. The per unit fair value of each LTIP Unit granted in 2006 and 2005 was estimated on the date of grant using the following assumptions; an expected life of 6.5 and 8 years, a risk-free interest rate of 4.97% and 3.96% and an expected price volatility of 17.84% and 20.00%, respectively. For the year ended December 31, 2004 LTIP Units were valued at approximately $8.3 million ($49.82 per share weighted-average). An LTIP Unit is generally the economic equivalent of a share of restricted stock in the Company. The aggregate value of the LTIP Units is included in Minority Interests in the Consolidated Balance Sheets. The restricted stock and LTIP Units granted to employees between January 1, 2004 and November 21, 2006 vest over a five-year term. Grants of restricted stock and LTIP Units made on and after November 22, 2006 vest in four equal annual installments. Restricted stock and LTIP Units are measured at fair value on the date of grant based on the number of shares or units granted, as adjusted for forfeitures and the price of the Company’s Common Stock on the date of grant as quoted on the New York Stock Exchange. Such value is recognized as an expense ratably over the corresponding employee service period. Dividends paid on both vested and unvested shares of restricted stock are charged directly to Earnings in Excess of Dividends in the Consolidated Balance Sheets. Stock-based compensation expense associated with restricted stock and LTIP Units was approximately $7.7 million, $6.4 million and $4.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. In addition, in accordance with the modified prospective application transition provisions of SFAS No. 123R, the Company has recognized compensation expense of approximately $50,000 relating to its unvested stock options for the year ended December 31, 2005. At December 31, 2006, there was $19.3 million of unrecognized compensation cost related to unvested restricted stock and LTIP Units that is expected to be recognized over a weighted-average period of approximately 3.2 years.

In connection with the declaration of the special cash dividends of $5.40 per share of Common Stock paid on January 30, 2007 to shareholders of record on December 29, 2006 and $2.50 per share of Common Stock paid on October 31, 2005 to shareholders of record on September 30, 2005, the Company’s Board of Directors approved adjustments to all its outstanding stock option awards that were intended to ensure that its employees, directors and other persons who held such stock options were not disadvantaged by the special cash dividend. The exercise prices and number of all outstanding options were adjusted as of the close of business on the last trading day prior to the related “ex-dividend” date such that each option had the same fair value to the holder before and after giving effect to the payment of the special cash dividend. Accordingly, pursuant to the provisions of SFAS No. 123R, no compensation cost has been recognized in the Consolidated Statements of Operations in connection with such adjustments. As a result, effective as of the close of business on December 26, 2006, 2,655,275 outstanding stock options with a weighted-average exercise price of $39.37 were adjusted to 2,788,634 outstanding options with a weighted-average exercise price of $37.49, and effective as of the close of business on September 27, 2005, 4,325,656 outstanding stock options with a weighted-average exercise price of $38.96 were adjusted to 4,481,864 outstanding options with a weighted-average exercise price of $37.61. There were no other adjustments to the terms of the outstanding stock option awards.

A summary of the status of the Company’s stock options as of December 31, 2006, 2005 and 2004 and changes during the years ended December 31, 2006, 2005 and 2004 are presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	9,439,680	$36.08
Granted	—	—
Exercised	(3,814,274)	$33.14
Canceled	(25,532)	$37.26

Outstanding at December 31, 2004	5,599,874	$38.08
Granted	—	—
Exercised	(1,270,436)	$35.06
Canceled	(34,158)	$35.78
Special Dividend Adjustment	156,208	$37.61

Outstanding at December 31, 2005	4,451,488	$37.63
Granted	—	—
Exercised	(1,793,418)	$35.05
Canceled	(2,795)	$28.31
Special Dividend Adjustment	133,359	$37.49

Outstanding at December 31, 2006	2,788,634	$37.49

The following table summarizes information about stock options outstanding at December 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/06	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/06	Weighted-Average Exercise Price
$22.98-$34.65	663,936	4.8 Years	$34.24	663,936	$34.24
$35.91-$38.72	2,124,698	4.1 Years	$38.50	2,124,698	$38.50

The total intrinsic value of the outstanding and exercisable stock options as of December 31, 2006 was approximately $207.4 million. In addition, the Company had 4,451,488 and 5,196,166 options exercisable at weighted-average exercise prices of $37.63 and $38.11 at December 31, 2005 and 2004, respectively.

The Company adopted the 1999 Non-Qualified Employee Stock Purchase Plan (the “Stock Purchase Plan”) to encourage the ownership of Common Stock by eligible employees. The Stock Purchase Plan became effective on January 1, 1999 with an aggregate maximum of 250,000 shares of Common Stock available for issuance. The Stock Purchase Plan provides for eligible employees to purchase on the business day immediately following the end of the biannual purchase periods (i.e., January 1-June 30 and July 1-December 31) shares of Common Stock at a purchase price equal to 85% of the average closing prices of the Common Stock during the last ten business days of the purchase period. The Company issued 7,633, 7,492 and 11,125 shares with the weighted average purchase price equal to $69.02 per share, $56.56 per share and $41.54 per share under the Stock Purchase Plan during the years ended December 31, 2006, 2005 and 2004, respectively.

Effective January 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148. The Company’s share of compensation cost under SFAS No. 123, as amended by SFAS No. 148, for the stock performance-based plan would have been $1.6 million for the year ended December 31, 2004. Had compensation cost for the Company’s grants for stock-based compensation plans been determined consistent with SFAS No. 123, as amended by SFAS No. 148, the Company’s net income, and net income per common share for the year ended December 31, 2004 would approximate the pro forma amounts below:

2004
Net income (in thousands)	$282,460
Net income per common share—basic	$2.65
Net income per common share—diluted	$2.60

18.	Selected Interim Financial Information (unaudited)

The tables below reflect the Company’s selected quarterly information for the years ended December 31, 2006 and 2005. Certain 2005 amounts have been reclassified to conform to the current presentation of discontinued operations.

	2006 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except for per share amounts)
Total revenue	$347,550	$357,910	$359,497	$363,940
Income before minority interest in Operating Partnership	$77,030	$52,339	$105,106	$92,809
Net income available to common shareholders	$67,737	$625,731	$107,962	$71,655
Income available to common shareholders per share—basic	$0.60	$5.33	$0.93	$0.61
Income available to common shareholders per share—diluted	$0.59	$5.23	$0.91	$0.60

	2005 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except for per share amounts)
Total revenue	$346,558	$347,006	$347,442	$352,865
Income before minority interest in Operating Partnership	$75,324	$66,340	$80,293	$83,127
Net income available to common shareholders	$61,242	$165,490	$57,551	$154,063
Income available to common shareholders per share—basic	$0.56	$1.46	$0.51	$1.35
Income available to common shareholders per share—diluted	$0.55	$1.43	$0.50	$1.32

19.	Held for Sale/Discontinued Operations

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lesser of (1) book value or (2) fair value less cost to sell. In addition, it requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions.

During the three months ended March 31, 2007, the Company sold the Long Wharf Marriott, a 402-room hotel located in Boston, Massachusetts. On March 21, 2007, the Company executed a binding agreement for the sale of Newport Office Park in Quincy, Massachusetts. Newport Office Park is a Class A office property that contains approximately 172,000 net rentable square feet. On April 5, 2007, the Company completed the sale of Newport Office Park (See Note 22). At March 31, 2007, the Company had categorized Newport Office Park as “held for sale” in its Consolidated Balance Sheets.

During the year ended December 31, 2006, the Company sold 280 Park Avenue, a Class A office property totaling approximately 1,179,000 net rentable square feet located in midtown Manhattan, as discussed in Note 3. On November 17, 2006, the Company executed a binding agreement for the sale of the long-term leasehold interest in 5 Times Square in New York City and related credits, for approximately $1.28 billion in cash. 5 Times Square is a fully-leased Class A office tower that contains approximately 1,101,779 net rentable square feet. On February 15, 2007, the Company completed the sale of 5 Times Square (See Note 22). At December 31, 2006, the Company had categorized 5 Times Square as “held for sale” in its Consolidated Balance Sheets. The following table reflects the assets and liabilities of 5 Times Square at December 31, 2006:

5 Times Square Balance Sheet	December 31, 2006
Total real estate, net	$433,492
Accrued rental income	50,527
Deferred charges, net	29,947
Other assets	4,393

Total assets	$518,359

Other liabilities	$3,007
Equity	515,352

Total liabilities and equity	$518,359

During the year ended December 31, 2005, the Company sold the following operating properties:

•	Old Federal Reserve, a Class A office property totaling approximately 150,000 net rentable square feet located in San Francisco, California;

•	100 East Pratt Street, a Class A office property totaling approximately 639,000 net rentable square feet located in Baltimore, Maryland;

•	Riverfront Plaza, a Class A office property totaling approximately 910,000 net rentable square feet located in Richmond, Virginia;

•	Residence Inn by Marriott, a 221-room extended-stay hotel property located in Cambridge, Massachusetts;

•	40-46 Harvard Street, an industrial property totaling approximately 152,000 net rentable square feet located in Westwood, Massachusetts; and

•	Embarcadero Center West Tower, a Class A office property totaling approximately 475,000 net rentable square feet located in San Francisco, California.

During the year ended December 31, 2004, the Company sold the following operating properties:

•	430 Rozzi Place, an industrial property totaling 20,000 net rentable square feet located in South San Francisco, California;

•	Hilltop Office Center, a complex of nine office/technical properties totaling approximately 143,000 net rentable square feet located in South San Francisco, California;

•	Sugarland Business Park—Building Two, an office/technical property totaling approximately 59,000 net rentable square feet located in Herndon, Virginia;

•

Decoverly Two, Three, Six and Seven, consisting of Two Class A office properties totaling approximately 155,000 net rentable square feet and two land parcels, one of which is subject to a ground lease, located in Rockville, Maryland;

•	The Arboretum, a Class A office property totaling approximately 96,000 net rentable square feet located in Reston, Virginia;

•	38 Cabot Boulevard, an industrial property totaling approximately 161,000 net rentable square feet located in Langhorne, Pennsylvania;

•	Sugarland Business Park—Building One, an office/technical property totaling approximately 52,000 net rentable square feet located in Herndon, Virginia;

•	204 Second Avenue, a Class A office property totaling approximately 41,000 net rentable square feet located in Waltham, Massachusetts; and

•	560 Forbes Boulevard, an industrial property totaling approximately 40,000 net rentable square feet located in South San Francisco, California.

Due to the Company’s continuing involvement in the management, for a fee, of 280 Park Avenue and 5 Times Square through agreements with the buyers and other financial obligations to the buyers as discussed in Note 3, 280 Park Avenue and 5 Times Square have not been categorized as discontinued operations in the accompanying Consolidated Statements of Operations. Due to the Company’s continuing involvement in the management, for a fee, of the 100 East Pratt Street, Riverfront Plaza, Embarcadero Center West Tower and Hilltop Office Center properties through agreements with the buyers which were entered into at closing, these properties are not categorized as discontinued operations in the accompanying Consolidated Statements of Operations. As a result, the gains on sales related to these properties have been reflected under the caption “Gains on sales of real estate and other assets, net of minority interest,” in the Consolidated Statements of Operations. The Company has presented the other properties listed above as discontinued operations in its Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004, as applicable.

The following table summarizes income from discontinued operations (net of minority interests) and the related realized gains on sales of real estate from discontinued operations (net of minority interests) for the years ended December 31, 2006, 2005 and 2004:

	For the Year Ended December 31,
	2006	2005	2004
	(in thousands)
Total revenue	$48,689	$53,164	$58,200
Operating expenses	(32,244)	(36,806)	(39,052)
Interest Expense	—	—	—
Depreciation and Amortization	(3,512)	(3,993)	(5,689)
Minority interest in property partnership	—	—	(208)
Minority interest in Operating Partnership	(2,018)	(2,011)	(2,256)

Income from discontinued operations (net of minority interests)	$10,915	$10,354	$10,995

Realized gain on sale of real estate	$—	$57,082	$36,970
Minority interest in property partnership	—	—	(3,996)
Minority interest in Operating Partnership	—	(9,426)	(5,636)

Realized gains on sales of real estate (net of minority interests)	$—	$47,656	$27,338

The Company’s application of SFAS No. 144 results in the presentation of the net operating results of these qualifying properties sold or designated as “held for sale” during 2007, 2006, 2005 and 2004, as income from discontinued operations for all periods presented. In addition, SFAS No. 144 results in the gains on sale of these qualifying properties totaling approximately $47.7 million (net of minority interests share of $9.4 million) and $27.3 million (net of minority interests share of $9.6 million) to be reflected as gains on sales of real estate from discontinued operations in the accompanying Consolidated Statements of Operations for the years ended December 31, 2005 and 2004, respectively. The application of SFAS No. 144 does not have an impact on net income available to common shareholders. SFAS No. 144 only impacts the presentation of these properties within the Consolidated Statements of Operations.

20.	Newly Issued Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). The purpose of SFAS No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 155 to have a material impact on the Company’s cash flows, results of operations, financial position or liquidity.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires recognition of a servicing asset or a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. SFAS No. 156 also requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value and subsequently measured at fair value at each reporting date. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of SFAS No. 156 to have a material impact on the Company’s cash flows, results of operations, financial position or liquidity.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on description, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN No. 48 to have a material impact on the Company’s cash flows, results of operations, financial position or liquidity.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on the consideration of the effects of prior period misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 requires the quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as the “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. The roll-over method focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. SAB 108 was effective for financial statements for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s cash flows, results of operations, financial position or liquidity.

21.	Related Party Transactions

The Company paid Applied Printing Technologies, a printing company affiliated with Mr. Mortimer B. Zuckerman, approximately $0, $67,000 and $53,000 during the years ended December 31, 2006, 2005 and 2004, respectively, for printing services principally relating to the printing of the Company’s annual report to shareholders.

An entity controlled by Mr. Mortimer B. Zuckerman, Chairman of the Company’s Board of Directors, owned an office building located at 2400 N Street, N.W. in Washington, D.C., in which a company affiliated with Mr. Zuckerman leased 100% of the building. The Company had entered into an agreement with an entity controlled by Mr. Zuckerman to manage this property on terms comparable with other third-party property management agreements that the Company currently has in place. The disinterested members of the Company’s Board of Directors had approved the management agreement between the Company and Mr. Zuckerman’s affiliate. Under the management agreement, the Company had also agreed to provide consulting services and assistance in connection with a possible sale of this property in exchange for a fee of $100,000 payable upon the closing of the sale of the property. During the years ended December 31, 2005 and 2004, the Company received approximately $329,000 and $777,000, respectively, for reimbursements of building operating costs and earned $66,000 and $135,000, respectively, in management fees under the management agreement. During the year ended December 31, 2005, the entity controlled by Mr. Zuckerman closed on the sale of the property and pursuant to the management agreement the Company received and recognized $100,000 for consulting services and assistance in connection with the sale.

On October 26, 2005, the Company entered into an agreement with an entity owned by Mr. Zuckerman. Under the agreement, which was approved by the disinterested members of the Company’s Board of Directors, the Company renders project management services to such entity in exchange for a fee. The Company extended its services under a letter dated October 10, 2006. Under the agreement, as extended, the Company earned $79,800 and $34,200 during the years ended December 31, 2006 and 2005, respectively.

A firm controlled by Mr. Raymond A. Ritchey’s brother was paid aggregate leasing commissions, of approximately $559,000, $0 and $626,000 for the years ended December 31, 2006, 2005 and 2004, respectively, related to certain exclusive leasing arrangements for certain Northern Virginia properties. Mr. Ritchey is an Executive Vice President of Boston Properties, Inc.

Mr. Martin Turchin, a member of the Company’s Board of Directors, is a non-executive/non-director Vice Chairman of CB Richard Ellis (“CBRE”). Through an arrangement with CBRE and its predecessor, Insignia/ESG, Inc. that has been in place since 1985, Mr. Turchin and Turchin & Associates, an entity owned by Mr. Turchin (95%) and his son (5%), participate in brokerage activities for which CBRE is retained as leasing agent, some of which involve leases for space within buildings owned by the Company. Additionally, Mr. Turchin’s son is employed by CBRE and works on transactions for which CBRE earns commission income from the Company. Mr. Turchin’s son’s compensation from CBRE is in the form of salary and bonus, neither of which is directly tied to CBRE’s transactions with the Company. For the years ended December 31, 2006, 2005 and 2004, Mr. Turchin, directly and through Turchin & Associates, received commission income of $19,000, $194,000 and $220,000, respectively, from commissions earned by CBRE and its predecessor, Insignia/ESG, Inc., from the Company. Pursuant to its arrangement with CBRE, Turchin & Associates has confirmed to the Company that it is paid on the same basis with respect to properties owned by the Company as it is with respect to properties owned by other clients of CBRE. Mr. Turchin does not participate in any discussions or other activities relating to the Company’s contractual arrangements with CBRE either in his capacity as a member of the Company’s Board of Directors or as a Vice Chairman of CBRE.

On June 30, 1998, the Company acquired from entities controlled by Mr. Alan B. Landis a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. An affiliate of Mr. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, the Company and Mr. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company. In addition, in connection with the acquisition of the Carnegie Center Portfolio, Mr. Landis became a director of the Company pursuant to an Agreement Regarding Directorship, dated as of June 30, 1998, with the Company (the “Directorship Agreement”). Under the Directorship Agreement, the Company agreed to nominate Mr. Landis for re-election as a director at each annual meeting of stockholders of the Company in a year in which his term expires, provided that specified conditions are met.

On October 21, 2004, the Company entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. Landis amended the Development Agreement to limit the rights of Mr. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. Landis agreed that (1) Mr. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, the Company (together with the Operating Partnership) agreed to:

•

effective as of June 30, 1998, pay Mr. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•

pay an affiliate of Mr. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. Landis will remain responsible for all carrying costs associated with such land parcel.

In addition, in connection with entering into the 2004 Agreement, Mr. Landis resigned as a director of the Company effective as of May 11, 2005 and agreed that the Company will have no future obligation to nominate Mr. Landis as a director of the Company under the Directorship Agreement or otherwise. Mr. Landis did not resign because of a disagreement with the Company on any matter relating to its operations, policies or practices.

During the year ended December 31, 2004, a joint venture in which the Company has a 35.7% interest sold 430 Rozzi Place, an industrial property totaling 20,000 net rentable square feet, Hilltop Office Center, comprised of nine office/technical properties totaling approximately 143,000 net rentable square feet and 560 Forbes Boulevard, an industrial property totaling 40,000 net rentable square feet located in South San Francisco, California. The properties were sold in three separate transactions for aggregate net cash proceeds of approximately $17.8 million and the assumption by the buyer of the mortgage debt on the Hilltop Office Center properties totaling $5.2 million, resulting in aggregate gains on sale to the Company of approximately $8.4 million (net of minority interest in the property partnership’s share of approximately $11.3 million and net of minority interest in the Operating Partnership’s share of approximately $1.7 million). The joint venture was consolidated in the Company’s financial statements due to the Company’s unilateral control. The outside partners in the joint venture, owning a 64.3% interest, are related parties of Mr. Zuckerman. The related parties were allocated their pro-rata share of the net proceeds from the sale totaling approximately $11.3 million.

In accordance with the Company’s 1997 Stock Option and Incentive Plan, as amended, and as approved by the Board of Directors, each non-employee director has made an election to receive deferred stock units in lieu of cash fees. The deferred stock units will be settled in shares of common stock upon the cessation of such director’s service on the Board of Directors. As a result of these elections, the aggregate cash fees otherwise payable to a non-employee director during a fiscal quarter are converted into a number of deferred stock units equal to the aggregate cash fees divided by the last reported sales price of a share of the Company’s common stock on the last trading of the applicable fiscal quarter. The deferred stock units are also credited with dividend equivalents. At December 31, 2006 and 2005, the Company had outstanding 54,157, 46,800 and 43,552 deferred stock units, respectively, with an aggregate value of approximately $3.0 million, $2.4 million and $2.1 million, respectively, which amounts are included in the accompanying Consolidated Balance Sheets.

22.	Subsequent Events

In January 2007, the Company acquired 6601 and 6605 Springfield Center Drive, consisting of two office/technical properties aggregating approximately 97,000 net rentable square feet located in Springfield, Virginia for an aggregate purchase price of approximately $16.5 million. The acquisitions were financed with available cash. On April 11, 2007, the Company acquired an additional parcel of land located in Springfield, Virginia, for a purchase price of approximately $25.6 million.

In January and February 2007, the Company acquired parcels of land located at 250 West 55th Street in New York City, through a majority-owned venture, for an aggregate purchase price of approximately $228.8 million. The acquisitions were financed with a $160.0 million mortgage loan, which bears interest at a variable rate equal to LIBOR plus 0.40% per annum and matures in January 2009, and available cash. The loan is collateralized by mortgages totaling approximately $13.6 million. On February 26, 2007, the Company entered into an agreement to redeem the outside members’ equity interest in the limited liability company that owns 250 West 55th Street for an aggregate redemption price of approximately $23.4 million. The Company paid $17.0 million on February 26, 2007, with $3.0 million payable on February 26, 2008 and the balance of approximately $3.4 million payable in monthly installments from March 1, 2007 through August 1, 2009. On May 9, 2007, the Company used available cash to repay the mortgage loan. There was no prepayment penalty associated with the repayment.

On January 29, 2007, the Company acquired 103 Fourth Avenue, an approximately 62,000 net rentable square foot office/technical property located in Waltham, Massachusetts, for a purchase price of approximately $14.3 million. The acquisition was financed with available cash.

On January 30, 2007, the Company paid a dividend on the Common Stock in the amount of $0.68 per share to shareholders of record as of the close of business on December 29, 2006. In addition, the Company paid a special cash dividend on the Common Stock in the amount of $5.40 per share to shareholders of record as of the close of business on December 29, 2006. Holders of Series Two Preferred Units participated in the $5.40 per unit special cash distribution on an as-converted basis in connection with their regular May 2007 distribution payment as provided for in the Operating Partnership’s partnership agreement.

On February 2, 2007, the Company issued 5,951 shares of restricted stock and the Company’s Operating Partnership issued 152,651 LTIP Units to employees under the stock option and incentive plan.

On February 6, 2007, the Company’s Operating Partnership completed an offering of $862.5 million in aggregate principal amount (including $112.5 million as a result of the exercise by the initial purchasers of their over-allotment option) of its 2.875% exchangeable senior notes due 2037. The notes were priced at 97.433333% of their face amount, resulting in an effective interest rate of approximately 3.438% per annum and net proceeds to the Company of approximately $840.0 million. The notes mature on February 15, 2037, unless earlier repurchased, exchanged or redeemed.

Upon the occurrence of specified events, holders of the notes may exchange their notes prior to the close of business on the scheduled trading day immediately preceding February 20, 2012 into cash and, at the Operating Partnership’s option, shares of the Company’s common stock at an initial exchange rate of 6.6090 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $151.31 per share of the Company’s common stock). On and after February 20, 2012, the notes will be exchangeable at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date at the option of the holder at the applicable exchange rate. The initial exchange rate is subject to adjustment in certain circumstances.

Prior to February 20, 2012, the Operating Partnership may not redeem the notes except to preserve the Company’s status as a REIT. On or after February 20, 2012, the Operating Partnership may redeem all or a portion of the notes for cash at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. Note holders may require the Operating Partnership to repurchase all or a portion of the notes on February 15 of 2012, 2017, 2022, 2027 and 2032 at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest up to, but excluding, the repurchase date. The Operating Partnership will pay cash for all notes so repurchased.

If the Company undergoes a “fundamental change,” note holders will have the option to require the Operating Partnership to purchase all or any portion of the notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date. The Operating Partnership will pay cash for all notes so purchased. In addition, if a fundamental change occurs prior to February 20, 2012, the Operating Partnership will increase the exchange rate for a holder who elects to exchange its notes in connection with such a fundamental change under certain circumstances. The notes are senior unsecured obligations of the Operating Partnership and will rank equally in right of payment to all existing and future senior unsecured indebtedness and senior to any future subordinated indebtedness of the Operating Partnership. The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of the Operating Partnership. The notes will be structurally subordinated to all liabilities of the subsidiaries of the Operating Partnership.

The Operating Partnership offered and sold the notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The initial purchasers then sold the notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

In connection with the closing, the Company and the Operating Partnership entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers. Under the Registration Rights Agreement, the Company and the Operating Partnership agreed, for the benefit of the holders of the notes, to file with the Securities and Exchange Commission, or have on file, a shelf registration statement providing for the sale by the holders of the notes and the Company’s common stock, if any, issuable upon exchange of the notes (the “Registrable Securities”), within 90 days after the original issuance of the notes and to use reasonable best efforts to cause such shelf registration statement to be declared effective within 210 days after the original issuance of the notes or otherwise make available for use by selling security holders an effective shelf registration statement no later than such date. The Company and the Operating Partnership will be required to pay liquidated damages in the form of specified additional interest to the holders of the notes if they fail to comply with their respective obligations to register the notes and the Company common stock issuable upon exchange of the notes within specified time periods, or if the registration statement ceases to be effective or the use of the prospectus is suspended for specified time periods. Neither Company nor the Operating Partnership will be required to pay liquidated damages with respect to any note after it has been exchanged for any of the Company’s common stock. On March 13, 2007, the Company filed with the SEC a registration statement covering the resale of the notes and of shares of common stock issuable upon exchange of the notes. The registration statement was declared effective by the SEC on April 20, 2007.

On February 8, 2007, 439,674 Series Two Preferred Units of the Company’s Operating Partnership were converted by the holder thereof into 577,000 OP Units. The OP Units were subsequently presented by the holder for redemption and were redeemed by the Company in exchange for an equal number of shares of Common Stock.

On February 12, 2007, the Company refinanced its mortgage loan collateralized by 599 Lexington Avenue located in New York City. The new mortgage financing totaling $750.0 million bears interest at a fixed interest rate of 5.57% per annum and matures on March 1, 2017. On December 19, 2006, the Company had terminated its forward-starting interest rate swap contracts and received approximately $10.9 million, which amount will reduce the Company’s interest expense over the ten-year term of the financing, resulting in an effective interest rate of 5.38% per annum for the financing. The net proceeds of the new loan were used to refinance the $225.0 million mortgage loan on 599 Lexington Avenue and the $475.0 million mortgage loan on Times Square Tower. In connection with the refinancing, the lien of the Times Square Tower mortgage was spread to 599 Lexington Avenue and released from Times Square Tower so that Times Square Tower is no longer encumbered by any mortgage debt. The Times Square Tower mortgage loan bore interest at a variable rate equal to LIBOR plus 0.50% per annum and was scheduled to mature on July 9, 2008. There was no prepayment penalty associated with the repayment.

On February 15, 2007, the Company sold the long-term leasehold interest in 5 Times Square in New York City and related credits, for approximately $1.28 billion in cash. 5 Times Square is a fully-leased Class A office tower that contains approximately 1,101,779 net rentable square feet. Net cash proceeds totaled approximately $1.23 billion, resulting in a gain on sale of approximately $603.9 million (net of minority interest share of approximately $109.7 million).

On March 23, 2007, the Company sold the Long Wharf Marriott, a 402-room hotel located in Boston, Massachusetts, for approximately $231.0 million. Net cash proceeds totaled approximately $225.6 million, resulting in a gain on sale of approximately $161.8 million (net of minority interest share of approximately $29.0 million).

On March 29, 2007, the Wisconsin Place joint venture entity, which owns and is developing the retail component of the project (the “Retail Entity”)(a joint venture entity in which the Company owns a 5% interest), obtained construction financing totaling $66.0 million collateralized by the retail property. Wisconsin Place is a mixed-use development project consisting of office, retail and residential properties located in Chevy Chase, Maryland. The construction financing bears interest at a variable rate equal to LIBOR plus 1.375% per annum and matures on March 29, 2010 with two, one-year extension options. On March 29, 2007, the Wisconsin Place joint venture entity, which owns and is developing the land and infrastructure components of the project (the “Land and Infrastructure Entity”) (a joint venture entity in which the Company owns an effective interest of approximately 23.89%) executed an amendment to its construction loan agreement. The construction financing consisted of a $96.5 million commitment, bearing interest at a per annum variable rate equal to LIBOR plus 1.50% and maturing on March 11, 2009. The outstanding balance on the construction loan was approximately $53.6 million on the $96.5 million commitment. The amended agreement provides for a reduction in the loan commitment amount to $69.1 million. The reduction relates to the repayment of the retail portion of the outstanding balance totaling approximately $15.9 million and an additional reduction in the borrowing capacity of approximately $11.5 million with a corresponding release of collateral in conjunction with the retail entity obtaining new construction financing.

On March 30, 2007, the Company acquired Kingstowne Towne Center, a mixed-use property located in Alexandria, Virginia, at a purchase price of approximately $134.0 million. This property is comprised of two Class A office properties totaling approximately 307,000 net rentable square feet and a retail/movie theater complex totaling approximately 88,000 net rentable square feet. The acquisition was financed with the assumption of mortgage indebtedness totaling $65.3 million and available cash.

On March 30, 2007, the Company acquired Russia Wharf, a land parcel located in Boston, Massachusetts, for a purchase price of approximately $105.5 million. The acquisition was financed with available cash.

On April 5, 2007, the Company sold Newport Office Park, an approximately 172,000 net rentable square foot Class A office property located in Quincy, Massachusetts, for approximately $37.0 million. Net cash proceeds totaled approximately $33.7 million. The sale of this property was effected as part of a “like-kind exchange” under Section 1031 of the Internal Revenue Code.

On April 12, 2007, the Company entered into an agreement for the sale of a parcel of land located in Washington, D.C. for approximately $33.7 million. In addition, the Company entered into a development management agreement with the buyer to develop a Class A office property on the parcel totaling approximately 165,000 net rentable square feet. The sale is subject to the satisfaction of customary closing conditions and there can be no assurance that the sale will be consummated on the terms currently contemplated or at all.

On May 17, 2007, the Company obtained mortgage financing totaling $25.0 million collateralized by its Montvale Center property located in Gaithersburg, Maryland. Montvale Center is a Class A office property consisting of approximately 123,000 net rentable square feet. The mortgage financing bears interest at a fixed rate equal to 5.93% per annum and matures on June 6, 2012.

On June 1, 2007, the Company’s Value-Added Fund sold Worldgate Plaza located in Herndon, Virginia for approximately $109.0 million. Worldgate Plaza is an office complex consisting of approximately 322,000 net rentable square feet. Net cash proceeds totaled approximately $50.5 million, of which the Company’s share was approximately $20.3 million, after the repayment of the mortgage indebtedness of $57.0 million. The mortgage loan bore interest at a variable rate equal to LIBOR plus 0.89% per annum and was scheduled to mature on December 1, 2007.

On June 11, 2007, the Company entered into a lease agreement with The Trustees of Princeton University for a build-to-suit project with approximately 120,000 net rentable square feet of Class A office space located in Princeton, New Jersey. The Company expects that the building will be complete and available for occupancy during the fourth quarter of 2009.

On June 22, 2007, a joint venture in which the Company has a 50% interest entered into agreements to complete the assemblage for its development site at Eighth Avenue and 46th Street consisting of an approximately 840,000 net rentable square foot Class A office property.

On July 3, 2007, the Company executed a binding agreement for the sale of Democracy Center in Bethesda, Maryland, for approximately $280.5 million. Democracy Center is a Class A office complex that contains an aggregate of approximately 685,000 net rentable square feet. The sale is subject to the satisfaction of customary closing conditions and, although there can be no assurance that the sale will be consummated on the terms currently contemplated or at all, it is expected to close by the end of August 2007.

On July 13, 2007, the Company entered into a joint venture with an unrelated third party to develop a Class A office complex aggregating approximately 425,000 net rentable square feet located in Anne Arundel County, Maryland. The joint venture partner contributed the land for a 50% interest. The Company will contribute cash of approximately $14.9 million for its 50% interest in the joint venture.